Exhibit 10.1

EXECUTION VERSION

Participation Agreement
dated as of December 9, 2025,
among
Entergy Texas, Inc.,
as Lessee and Construction Agent,
BA Leasing BSC, LLC,
as Lessor,
Bank of America, N.A.,
not in its individual capacity, except as expressly
stated herein, but solely as Administrative Agent,
and
The Persons Named on Schedule II Hereto, as Rent Assignees

Banc of America Leasing & Capital, LLC
as Arranger

Table of Contents
Section    Heading    Page
ARTICLE I
Definitions; Interpretation
Section 1.1.    Definitions; Interpretation    2
ARTICLE II
Document Closing Date; Acquisition Date
Section 2.1.    Effectiveness of Agreement    2
Section 2.2.    Lease of Leased Property    2
Section 2.3.    Project Costs    2
Section 2.4.    Interim Lease Rent    3
ARTICLE III
Funding of Advances
Section 3.1.    Fundings    3
Section 3.2.    Payment of Project Costs and Fees; Application and Allocation of Funds    4
Section 3.3.    Advance Dates    5
Section 3.4.    Capitalization of Certain Amounts    7
Section 3.5.    Non-Funding Rent Assignee’s Portion    8
Section 3.6.    Project Collateral Arrangements    10
ARTICLE IV
Yield
Section 4.1.    Yield on Lessor Balance    11
Section 4.2.    Yield on Rent Assignment Contribution    11
Section 4.3.    Payments of Rent; and Payments and Prepayments of Funded Amounts    11
Section 4.4.    Fees; Contingent Rent    12
Section 4.5.    Obligations Several    13
Section 4.6.    Highest Lawful Rate    13
Section 4.7.    Renewal of Lease    14
ARTICLE V
Certain Intentions of the Parties
Section 5.1.    Nature of Transaction    15
Section 5.2.    Amounts Due Under Lease    16
Section 5.3.    Distribution    17

ARTICLE VI
Conditions Precedent
Section 6.1.    Conditions Precedent to the Initial Advance    19
Section 6.2.    Conditions Precedent to each Advance    25
Section 6.3.    ASC 810 Letter    28
ARTICLE VII
Completion Deliveries
Section 7.1.    Completion Delivery Requirements    29
ARTICLE VIII
Representations
Section 8.1.    Representations of the Participants    29
Section 8.2.    Representations of Lessee    30
Section 8.3.    Representations of Lessee with Respect to Each Advance    36
Section 8.4.    Representations and Warranties of Administrative Agent    36
ARTICLE IX
Covenants of Lessee
Section 9.1.    Affirmative Covenants of Lessee    37
Section 9.2.    Negative Covenants of Lessee    41
ARTICLE X
Other Covenants and Agreements
Section 10.1.    Covenants of the Administrative Agent and the Participants    43
ARTICLE XI
Reserved
ARTICLE XII
Transfers of Participants’ Interests 45
Section 12.1.    Assignments    45
Section 12.2.    Participations    47
Section 12.3.    Withholding Taxes; Disclosure of Information; Pledge Under Regulation A    48
ARTICLE XIII
Indemnification
Section 13.1.    Indemnification    49
Section 13.2.    Nonconformance    52

Section 13.3.    Proceedings in Respect of Claims    53
Section 13.4.    General Tax Indemnity    54
Section 13.5.    After Tax Basis    60
Section 13.6.    Limitation on Indemnity    60
Section 13.7.    Environmental Indemnity    61
ARTICLE XIV
Contingent SOFR Rate and Other Costs
Section 14.1.    Term SOFR Rate Lending Unlawful    63
Section 14.2.    [Intentionally omitted.]    63
Section 14.3.    Increased Costs, etc.    63
Section 14.4.    Funding Losses    64
Section 14.5.    Increased Capital Costs    65
Section 14.6.    After Tax Basis    65
Section 14.7.    [Intentionally Omitted.]    65
Section 14.8.    Funding Office    65
Section 14.9.    Replacement of Participants    65
Section 14.10.    Inability to Determine Rates    66
ARTICLE XV
Miscellaneous
Section 15.1.    Survival of Agreements    68
Section 15.2.    No Broker, Etc.    69
Section 15.3.    Notices    69
Section 15.4.    Counterparts    70
Section 15.5.    Amendments    71
Section 15.6.    Obligations    73
Section 15.7.    Headings, Etc.    73
Section 15.8.    Parties in Interest    73
Section 15.9.    Governing Law    73
Section 15.10.    Severability    73
Section 15.11.    Further Assurances    73
Section 15.12.    Submission to Jurisdiction    74
Section 15.13.    Waiver of Jury Trial    74
Section 15.14.    Confidentiality    75
Section 15.15.    Limited Liability of Lessor    75
Section 15.16.    Limited Liability of Administrative Agent    76
Section 15.17.    Payment of Transaction Expenses and Other Costs    76
Section 15.18.    Reproduction of Documents    77
Section 15.19.    Role of Arranger    77
Section 15.20.    Retention of Consultants    77
Section 15.21.    Liability Limited    78
Section 15.22.    Deliveries to Participants    78

Section 15.23.    USA Patriot Act Notice    78
Section 15.24.    No Advisory or Fiduciary Responsibility    78
Section 15.25.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    79
Section 15.26.    Original Issue Discount Legend    80
ARTICLE XVI
The Administrative Agent
Section 16.1.    Appointment    80
Section 16.2.    Delegation of Duties    80
Section 16.3.    Exculpatory Provisions    80
Section 16.4.    Reliance by Administrative Agent    81
Section 16.5.    Notice of Default    81
Section 16.6.    Indemnification    81
Section 16.7.    Administrative Agent in Its Individual Capacity    82
Section 16.8.    Successor Administrative Agent    82
Section 16.9.    Non-Reliance on Administrative Agent    82
Section 16.10.    Recovery of Erroneous Payments    82
ARTICLE XVII
Early Termination Financing
Section 17.1.    Early Termination    83

Appendices

Appendix 1    —    Definitions and Interpretation
Schedules
Schedule I    —    Lessor Commitment
Schedule II    —    Rent Assignees’ Commitments
Schedule III    —    Notice Information, Payment Offices and Applicable Lending Offices
Schedule 3.1(d)    —    Project Budget
Schedule 6.1(xi)    —    Governmental Actions; Filings and Recordings

Exhibit A    —    Form of Advance Request
Exhibit B-1    —    Opinion Matters To Be Covered By Special Counsel to Lessee
Exhibit B-2    —    Opinion Matters To Be Covered By Real Estate Counsel to Lessee
Exhibit C    —    Form of Construction Agent’s Initial Advance Date Certificate
Exhibit D-1    —    Form of Responsible Officer’s Certificate of Lessee
Exhibit D-2    —    Form of Responsible Officer’s Certificate of Construction Agent due on Facility Completion Date
Exhibit E    —    Form of Assignment Agreement
Exhibit F    —    General Contractor Completion Certificate
Exhibit G    —    Form of Officer’s Certificate of Lessee
Exhibit H    —    Form of Third Party Service Agreement Consent

Participation Agreement
This Participation Agreement (this “Participation Agreement”), dated as of December 9, 2025, is entered into by and among: Entergy Texas, Inc., a Texas corporation, as Lessee (together with its permitted successors and assigns, in its capacity as Lessee, “Lessee”) and as Construction Agent (together with its permitted successors and assigns, in its capacity as Construction Agent, “Construction Agent”); BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor (“Lessor”); Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent (the “Administrative Agent”); and the Persons listed on Schedule II hereto as Rent Assignees (together with their permitted successors, assigns and transferees, each as a Rent Assignee under the Rent Assignment Agreement, a “Rent Assignee”, and collectively, the “Rent Assignees”).
Witnesseth:
A.    Lessee, Construction Agent, Lessor, Administrative Agent and the Rent Assignees are entering into this Participation Agreement, the Lease and the other Operative Documents to finance (i) the purchase, installation, assembly and construction of the Facility, (ii) Transaction Expenses and (iii) Capitalized Costs.
B.    Entergy Texas, Inc., a Texas corporation (together with its permitted successors and assigns, in its capacity as Ground Lessor, “Ground Lessor”), is the fee simple owner of the Site, and Ground Lessor and Lessor, as ground lessee, will enter into that certain Ground Lease, pursuant to which Lessor, as ground lessee, will lease the entire Site from Ground Lessor.
C.    Subject to the terms and conditions of this Participation Agreement and the other Operative Documents, on the Document Closing Date, among other things, (i) Construction Agent and Lessor will enter into the Construction Agency Agreement pursuant to which Construction Agent will act as construction agent for Lessor in connection with the installation of the Equipment and construction of the Facility on the Site, (ii) Lessee, as interim lessee (“Interim Lessee”) and Lessor, as interim lessor (“Interim Lessor”) will enter into the Interim Lease pursuant to which Interim Lessor will lease the Interim Lease Equipment to Interim Lessee, and Interim Lessee will lease the Interim Lease Equipment from Interim Lessor and (iii) Lessor will enter into the Lease pursuant to which Lessor will lease the Leased Property to Lessee, and Lessee will lease the Leased Property from Lessor.
D.    The Rent Assignees have agreed, subject to the conditions, restrictions and limitations in this Participation Agreement and each other Operative Document, to provide to Lessor via the Administrative Agent a portion of the financing necessary to pay Project Costs, including the cost of designing and constructing the Facility during the Commitment Period.
E.    Lessor has agreed, subject to the conditions, restrictions and limitations in this Participation Agreement and each other Operative Document, to provide to the Administrative Agent the remaining portion of the funds necessary to pay Project Costs, including the cost of designing and constructing the Facility during the Commitment Period.

F.    Administrative Agent, using amounts funded by Participants, will provide Advances during the Commitment Period to pay Project Costs, including the cost of designing and constructing the Facility during the Commitment Period.
G.    Lessee will not be required to make scheduled payments of Basic Rent under the Lease until the Base Term Commencement Date.
H.    To secure the repayment of the Participants’ respective Lessor Amount and Rent Assignment Contribution Amount and the other amounts due and payable by Lessee under the Operative Documents, the Administrative Agent, on behalf of the Participants, will have the benefit of a Lien on the Leased Property and the other Collateral.
Now, Therefore, in consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions; Interpretation
Section 1.1.    Definitions; Interpretation. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof. The rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.
ARTICLE II
Document Closing Date; Acquisition Date
Section 2.1.    Effectiveness of Agreement. This Participation Agreement shall be effective as of the earliest date (the “Document Closing Date”) on which all of the conditions precedent thereto set forth in Section 6.1 have been satisfied or waived by the applicable parties as set forth therein.
Section 2.2.    Lease of Leased Property. Subject to the conditions set forth in this Participation Agreement and pursuant to the terms hereof, on the Document Closing Date, (i) Lessor, in its capacity as tenant, and Ground Lessor, in the capacity as landlord, shall enter into the Ground Lease pursuant to which Ground Lessor shall lease to the Lessor the Site, together with Appurtenant Rights, which Ground Lease shall be effective as of the day immediately preceding the Document Closing Date, (ii)Lessee, as Construction Agent, and Lessor shall enter into the Construction Agency Agreement, (iii) Interim Lessee and Interim Lessor shall enter into the Interim Lease and (iv) Lessor and Lessee will enter into the Lease pursuant to which Lessor shall lease the Leased Property to Lessee on the Base Term Commencement Date, and Lessee shall lease the Leased Property from Lessor for the Term.
Section 2.3.    Project Costs. Subject to the terms and conditions of this Participation Agreement, on each Advance Date, Lessor shall make an Advance, the proceeds of which shall be used for the payment of Project Costs (including Ground Lease Rent, Capitalized Fees, Capitalized Yield, Capitalized Contingent Rent and Transaction Expenses accruing during the Commitment Period).

Section 2.4.    Interim Lease Rent. Interim Lease Rent owing under the Interim Lease and requested on any Advance Request shall be funded solely by the Lessor from its own funds to Interim Lessee on each Advance Date. Interim Lease Rent shall be due and payable by Lessee directly to Lessor on the related Advance Date and, to the extent not paid by Lessee on such Advance Date, shall accrue Yield at the Yield Rate until repaid. Interim Lease Rent shall not be deemed to be part of the Lease Balance.
ARTICLE III
Funding of Advances
Section 3.1.    Fundings. (a) Amount of Fundings. Subject to the terms and conditions of this Participation Agreement and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, upon receipt of an Advance Request, on each Advance Date Lessor shall, to the extent it has received amounts from the Participants, make the requested Advance, and each Participant will fund its portion of such Advance, as and to the extent provided herein, in each case by making available to the Administrative Agent by wire transfer of immediately available funds in accordance with the instructions set forth in the Advance Request, an amount equal to, (i) with respect to any Rent Assignee, the product of such Rent Assignee’s Commitment Percentage and the aggregate amount of the requested Advance, and (ii) with respect to the Lessor, the product of Lessor’s Commitment Percentage and the aggregate amount of the requested Advance. Notwithstanding the foregoing, (i) the Funding by each Participant (x) on any Advance Date shall not exceed such Participant’s Available Commitment and (y) of any Advance required to be made by such Participant on such Advance Date, together with all prior Fundings and future Advances to be made by such Participant as set forth in the Project Budget shall not exceed such Participant’s Commitment and (ii) the Advance to be made by the Participants on such Advance Date, together with all prior Fundings and future Advances to be made as set forth in the Project Budget, shall not exceed the Aggregate Commitment Amount. No amounts paid or prepaid with respect to the Lessor Amount or the Rent Assignment Contribution Amount may be readvanced. Subject to the terms and conditions of this Participation Agreement, Lessor shall also pay (solely from its own funds) the Interim Lease Rent requested on any Advance Request, in accordance with the instructions set forth in such Advance Request.
(b)    Yield on Rent Assignment Contributions and Lessor Amount. The Rent Assignment Contribution Balance shall accrue Yield at the Series A Yield Rate. The Lessor Balance shall accrue Yield at the Series B Yield Rate.
(c)    Fundings. Any Advance required to be made pursuant to any Operative Document shall be made by the Participants making a Funding directly to the Administrative Agent. Such Funding by the Participants to the Administrative Agent with respect to an Advance and any Advance by the Administrative Agent to any Person entitled to payments constituting Project Costs, including Ground Lease Rent, Capitalized Contingent Rent, Capitalized Fees, Capitalized Yield or Transaction Expenses shall be deemed to constitute the required Advance by the Participants.

(d)    Advances; Limitations and Limits. (i) Pursuant to Section 3.2, each Advance shall be used solely to (A) pay Project Costs previously incurred or accrued or which Lessee certifies in the Advance Request for such Advance will be incurred and become payable within the thirty (30) day period following the date of such Advance, or to reimburse Lessee for amounts paid by Lessee for Project Costs and (B) Fund Transaction Expenses, Ground Lease Rent, Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent provided for, and in the manner set forth, in Section 3.2.
(ii)    The first Advance Date shall occur on the Document Closing Date (the “Initial Advance Date”). Each Advance Date shall be a Business Day which is also a Payment Date, and there shall be no more than one (1) Advance during any calendar month (excluding any Advance made solely on account of Capitalized Fees, Capitalized Contingent Rent or Capitalized Yield). Lessee may not request an Advance with respect to Project Costs payable under any Project Agreement unless Lessee has satisfied the conditions with respect thereto of Section 2.4 of the Construction Agency Agreement. All remittances made by the Participants for the Funding of any Advance shall be made in immediately available federal funds by wire transfer to the Administrative Agent at the Administrative Agent’s address referred to in Schedule III hereto prior to 1:00 p.m. (New York City time) on the Advance Date specified in the relevant Advance Request; provided, that if the terms and conditions for such Advance set forth herein have not been satisfied by 1:00 p.m. New York time on the Advance Date specified in such Advance Request, no Participant shall be obligated to maintain the availability of its funds for such Advance unless such Participant has received a satisfactory indemnity for the overnight investment of such funds. Promptly upon Administrative Agent’s receipt of such funds from the Participants, subject to the conditions herein (including Section 3.2), Administrative Agent shall wire such funds on the applicable Advance Date to Lessee or such other Person as Lessee may designate in the Advance Request and to such accounts as Lessee shall have indicated in the Advance Request. Notwithstanding anything to the contrary set forth in this Section 3.1(d)(ii), (Y) a Completion Date Advance may be made on any Business Day subject to the terms of Section 3.2(b) hereof and (Z) there may be two (2) Advances made during the calendar month in which a Completion Date Advance is requested by Lessee.
(e)    Termination of Commitments. Notwithstanding anything in this Participation Agreement to the contrary, the Commitments shall terminate and no Participant shall be obligated to make an Advance, and no Advance Date may occur, upon the occurrence of the earliest of (i) 2:00 p.m. New York time on the last day of the Commitment Period, (ii) a termination of the Rent Assignees’ Commitments pursuant to Section 5.2 of the Rent Assignment Agreement and (iii) any payment by the Lessee in full of the Lease Balance.
Section 3.2.    Payment of Project Costs and Fees; Application and Allocation of Funds.
(a)    Payment of Project Costs. Effective on the Document Closing Date and as provided for in the Construction Agency Agreement, Lessee is hereby appointed as Lessor’s agent to supervise the performance of the General Contractor under the General Construction

Agreement and undertake or cause to be undertaken the Site Obligations. Lessee shall pay or cause to be paid (as and to the extent provided for and subject to the limitations of Sections 2.5 and 4.1 of the Construction Agency Agreement) all Project Costs, as such costs become due and payable. On the Initial Advance Date and on each subsequent Advance Date, upon the satisfaction of the terms and conditions of this Participation Agreement, the Administrative Agent, on behalf of Lessor, shall make an Advance, from funds made available by the Participants pursuant to Section 3.1(c), in the amount specified in the applicable Advance Request either, (i) to the extent the Project Costs have been previously paid directly by Lessee from Lessee’s own funds and either Lessee has not been reimbursed for such expenditures by an Advance hereunder or amounts have not been previously Advanced for the payment thereof pursuant to clause (iii) hereof, to Lessee to reimburse Lessee for such Project Costs; (ii) to the extent the Project Costs have not been previously paid and are then due and payable or are expected to become due and payable prior to the next Advance, to Lessee for payment to the Person(s) entitled to the payment thereof or to the Person(s) entitled to the payment thereof; and (iii) to Fund Capitalized Yield, Capitalized Fees, Capitalized Contingent Rent, Contingent Rent and Supplemental Rent (if any) then due and payable; provided, however, that all such Fundings for Capitalized Yield, Rent, Capitalized Fees, Capitalized Contingent Rent, Contingent Rent or other Supplemental Rent (if any) payable to any Participant will be Funded to the Administrative Agent and paid by the Administrative Agent directly to such Participant as provided for in Section 5.3.
(b)    Completion Date Advance. Subject to the requirements of this Section 3.2(b), Section 3.3 and Section 6.2 (other than Section 6.2(f)(F)), Lessee may request an Advance (such Advance, a “Completion Date Advance”) for the purpose of paying all Project Costs paid or incurred by Lessee prior to the Base Term Commencement Date, that have not been previously paid and reimbursed and that are due and payable on or prior to the Base Term Commencement Date (such amounts, the “Completion Advance Funds”). Lessee shall provide at least thirty (30) days’ prior written notice for the Completion Date Advance and specify the Advance Date for the Completion Date Advance. Notwithstanding anything to the contrary set forth herein, no Completion Date Advance may be made unless the (i) Independent Engineer has made an inspection of the Facility, if requested by Lessor, and (ii) Construction Agent or Independent Engineer has certified that Readiness for First Synchronization has been achieved at least five (5) Business Days prior to the related Advance Date.
Section 3.3.    Advance Dates.
(a)    Notice and Closing. At least four (4) Business Days prior to each Advance Date (but no later than 12:00 noon New York time on each such date), Lessee, shall deliver to Administrative Agent (which shall promptly forward a copy of such Advance Request to each Participant) an irrevocable written notice substantially in the form of Exhibit A (an “Advance Request”), setting forth:
(i)    with respect to the Initial Advance, the anticipated Facility Completion Date (which shall be no later than the Outside Completion Date);
(ii)    the proposed Advance Date;

(iii)    a (A) statement of the amount of the requested Advance setting forth the amount of such Advance to be used to Fund (x) Capitalized Yield and to pay Capitalized Fees and Capitalized Contingent Rent or (y) other Supplemental Rent which is payable with Advances hereunder and (B) a request to Lessor to fund the Interim Lease Rent set out in the Advance Request;
(iv)    a description of all Project Costs, by type and amount, to which such Advance applies and the information required by Section 6.2(h)(iii);
(v)    a certification by Lessee that: (A) such Advance complies with the limitations and conditions set forth in Section 3.1(d) and all conditions to such Advance set forth in Article VI have been fully satisfied (to the extent not waived by the Participants); (B) the aggregate amount to be Funded by the Participants on such Advance Date, together with the Advances made on all prior Advance Dates and future Advances to be made as set forth in the Project Budget, does not exceed the Aggregate Commitment Amount; (C) after giving effect to any Entergy Prepaid Rent, the Project Budget is In Balance; (D) [reserved]; (E) to Lessee’s knowledge, there are no events of default or breaches under the General Construction Agreement or any other Major Project Agreement or any other events which could reasonably be expected to cause Readiness for First Synchronization not to occur on or prior to the Outside Completion Date for the Aggregate Commitment Amount plus any Entergy Prepaid Rent; (F) if any Supplemental Rent is then due and payable, such Advance Request includes funds for the payment of such Supplemental Rent; (G) to the extent Project Costs have been invoiced, approved and accrued to Lessee’s general ledger in the previous complete calendar month preceding the requested Advance Date, such Advance Request includes funds for the reimbursement of such Project Costs; (H) to Lessee’s knowledge there are not, as of the date of such certification, presently any events of default continuing under the applicable Project Agreements nor does there exist any event or condition which, with the giving of notice or lapse of time or both, would constitute an event of default under the applicable Project Agreements; (I) all conditions to Lessee’s right to request an Advance for Project Costs or to the disbursement of all prior Advances in respect of Project Costs, as applicable, pursuant to the Construction Agency Agreement have been satisfied to the extent not waived in accordance with the Operative Documents; (J) Readiness for First Synchronization is reasonably expected to occur on or before the Outside Completion Date; (K) no Project Change approved or requested by Construction Agent has an adverse effect on the Fair Market Value, utility or useful life of the Leased Property following such Project Change; and (L) the amounts requested in the Advance are only for payment of Project Costs (i) previously paid by or on behalf of the Construction Agent and not previously reimbursed, (ii) then due and payable or (iii) which are expected to be due and payable within the next thirty (30) days; and
(vi)    wire transfer instructions for the disbursement of the appropriate amount of funds to Lessee or to such other Persons as Lessee may designate in the Advance Request.

(b)    Advance. On each Advance Date, and subject to the satisfaction of the conditions set forth in Article VI, each Participant shall, as and to the extent provided herein, Fund the Advance by wire transfer directly to Administrative Agent. Notwithstanding the foregoing, in the event that Lessor elects (acting at the direction of the Required Participants), following an Event of Default, to cause the performance and completion of the Site Obligations, including the Construction of the Facility, then Lessor may submit Advance Requests, the aggregate amount available to be Funded by the Participants shall equal the aggregate amount of the Available Commitments (without regard to the limitations in Section 3.3(a)(v), but in all cases subject to the limitations and limits set forth in the second to last sentence of Section 3.1(a)), and such amounts shall be disbursed directly to Lessor or its designee for the payment of Project Costs.
(c)    Notification to Participants of Advance Requests. Upon receipt of an Advance Request, the Administrative Agent shall calculate the amounts required to Fund the requested Advance based on the respective Commitments of the Participants, and shall promptly, and not less than (3) Business Days prior to each Advance Date (but no later than 12:00 noon New York time on such date), notify the Participants of such amounts.
(d)    Notification to Lessee of Capitalization of Certain Amounts. The Administrative Agent shall provide to the Lessee from time to time (but in any event not less than six (6) Business Days prior to any Advance Date) a written statement of the amount of Capitalized Yield and Capitalized Fees accrued on or with respect to the Rent Assignment Contribution Balance, the Lessor Balance and Available Commitments as of such Advance Date and any Capitalized Contingent Rent to accrue by such Advance Date; provided, however, that Administrative Agent’s failure to give such notice shall not relieve Lessee of its obligation to pay when due all such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent.
Section 3.4.    Capitalization of Certain Amounts. (a) During the Commitment Period, on each date which is four (4) Business Days prior to any Payment Date, Lessee shall request, or if Lessee fails to request, Lessee shall be deemed to have requested an Advance in an amount equal to Capitalized Yield and Capitalized Fees accrued on or with respect to the Rent Assignment Contribution Amount, the Lessor Amount and Available Commitments, during the immediately preceding Interest Period ending on such Payment Date and any Capitalized Contingent Rent then due and payable, and so long as (i) no Insolvency Event, Event of Default, Event of Loss, or Significant Environmental Event has occurred and is continuing or will occur after giving effect to the making of such Advance, (ii) Lessor has not given a Termination Notice pursuant to Section 15.1 of the Lease or Section 3.4 of the Construction Agency Agreement, and (iii) the conditions in Sections 6.2(b), (f), (g), (h)(i) and (i) hereof have been satisfied as of such Advance Date, then the Participants shall make such Advance. The Advance Date with respect to each such Advance for such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent shall be the relevant Payment Date (subject to the terms and conditions for an Advance set forth in this Participation Agreement), and the proceeds of such Advance shall be applied to pay such Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent. On each Advance Date on which each such Advance is being made, the Project Costs Funded by the Participants shall be increased by an amount equal to the Capitalized Yield, Capitalized Fees and Capitalized

Contingent Rent so Funded; provided, however, that if an Advance hereunder would exceed the limitations and limits set forth in the first sentence of Section 3.1(d), the Participants shall not have any obligation to make such Advance in excess of such limits.
(b)    If any Participant elects to capitalize the amount of any Claims relating to any loss or liability resulting from a Casualty or Condemnation occurring during the Commitment Period, any such amount shall be capitalized by automatically treating such amount as an Advance (funded by such Participant) and shall correspondingly increase the Participant Balance of such Participant and the Lease Balance. Administrative Agent shall notify Lessee and each Participant of each amount so capitalized and treated as an Advance (and the related increase in the applicable Participant Balance and Lease Balance therein) under this Section 3.4 within fifteen (15) days after each such Advance.
Section 3.5.    Non-Funding Rent Assignee’s Portion. (a) In the event that any Participant fails to make available to the Administrative Agent on the applicable Advance Date after all conditions to such Advance have been satisfied an amount equal to such Participant’s Commitment Percentage of the amount of the Advance required by the terms hereof to be funded by such Participant on such Advance Date (a “Defaulting Participant”), or the Administrative Agent determines that a Participant will become a Defaulting Participant on the applicable Advance Date (including, without limitation, in the event that a Participant repudiates or asserts nonperformance or an insolvency event occurs with respect to a Participant), the Administrative Agent shall cease to pay such Defaulting Participant any Commitment Fee for as long as such Participant remains a Defaulting Participant and the Administrative Agent shall promptly notify Lessee thereof and Lessee shall have the following options: (x) except in respect of any Advance pursuant to Section 3.4 and without in any way waiving the occurrence of any Payment Default, the Lessee may elect to postpone the Funding of the portion of the Advance to be provided by the Defaulting Participant (provided, however, that such postponement shall in no event relieve Lessee of its obligation to pay as Contingent Rent any Break Costs suffered or incurred by any Participant (other than to the extent of an amount equal to any payment thereof to the Defaulting Participant) as and to the extent required by and pursuant to Article XIV), or (y) Lessee may elect to have the provisions of clause (b) of this Section 3.5 be applicable. In either event, Lessee or the Administrative Agent may elect to have the Defaulting Participant replaced with a new Participant acceptable to the Lessee, and the Administrative Agent and the Defaulting Participant shall cooperate (at no cost to the Lessee) in replacing such Defaulting Participant with a replacement Participant in accordance with Section 12.1(a). The Administrative Agent’s right to replace the Defaulting Participant shall be subordinate to such right of Lessee; and if Lessee does not elect to replace the Defaulting Participant with a new Participant by delivery of written notice to the Administrative Agent within fifteen (15) days after the Advance Date on which the Defaulting Participant fails to fund its Commitment Percentage of the requested Advance, or if Lessee timely elects to do so, but for only a portion of the Defaulting Participant’s Commitment, and the Non-Defaulting Participant do not elect to increase their Commitments to cover the uncommitted portion of the Defaulting Participant’s Commitment, then the Administrative Agent shall have the right to replace the Defaulting Participant.

(b)    At Lessee’s or, subject to the provisions of Section 3.5(a), the Administrative Agent’s option, the Administrative Agent shall (i) promptly notify each other Participant that is not a Defaulting Participant (each, a “Non-Defaulting Participant”), (ii) specify the then Available Commitment (as used in this Section 3.5(b), the “Defaulted Participant Commitment Amount”) of each Defaulting Participants less, if applicable, the Commitment(s) of the replacement Rent Participant(s) (such difference, the “Commitment Shortfall”), and (iii) offer to all Non-Defaulting Participants the opportunity to increase their respective Commitments by notice in writing to Administrative Agent within five (5) Business Days of Administrative Agent’s receipt of notice in clause (i) above. If the Non-Defaulting Participants offer to increase their Commitments in an amount in the aggregate which is not less than the Commitment Shortfall, Administrative Agent shall increase the Commitments of the participating Non-Defaulting Participants on a pro-rata basis in accordance with the respective amounts by which such Non-Defaulting Participants have offered to participate, it being understood that in no event shall the aggregate amount funded by any Participant exceed the amount of such Participant’s Commitment, after giving effect to any increase in such Commitment pursuant to this sentence. For the avoidance of doubt, no Participant shall have any obligation to increase its Commitment.
As soon as practical after receipt of notices from Non-Defaulting Participants electing to participate in the Defaulted Participant Commitment Amount in an amount equal to or greater than the Defaulted Participant Commitment Amount, Administrative Agent shall notify each participating Participant of its revised Participant Contribution Commitment, and Lessee may resubmit such Advance Request and each Participant shall Fund to the Administrative Agent in the manner set forth in Section 3.1 in accordance with its revised Commitment Percentage. Following a revision of the Contribution Commitments as described above, a Defaulting Participant shall not have the right to Fund its Defaulted Participant Commitment Amount. Notwithstanding anything set forth herein or in any other Operative Document to the contrary, the Defaulting Participant shall forfeit the Upfront Fee previously paid to such Participant (which shall be withheld by the Administrative Agent from any payments due to the Defaulting Participant, and shall be, to the extent received by Administrative Agent, (i) reimbursed by the Administrative Agent to Lessee to cover the cost of any Upfront Fee payable to a replacement Participant, and (ii) paid to the Non-Defaulting Participants on a pro-rata basis in accordance with the percentage their increased Commitment bears to the Defaulting Participant’s Commitment), and the right of a Defaulting Participant to receive any payments made under the Operative Documents shall be subordinate in all respects to the obligation of the Administrative Agent to withhold the Defaulting Participant’s Upfront Fee from such payments and the right of all other Participants to receive payments of amounts in connection with such Participant Contributions or otherwise in accordance with the Operative Documents, and no such payments shall be made to any Defaulting Participant until each other Participant shall have received all such sums then due to it.
Notwithstanding the failure of any Defaulting Participant to fund the Defaulting Participant’s Commitment Amount, the Lessee may, at its sole option, fund an amount equal to any Commitment Shortfall in respect of each applicable Advance, with Lessee’s own funds (including equity contributions)in order to avoid delay in Construction. Any such funding shall constitute a Commitment Shortfall advance solely for purposes of continuing the Construction and shall not (i) relieve the Defaulting Participant of its obligations to fund its Defaulting Participant’s Commitment Amount, (ii) increase or otherwise modify the Commitments of any Non-Defaulting Participant, or (iii) be deemed a waiver of any rights or remedies of the Lessor, the Administrative Agent, or any Non-Defaulting Participant hereunder. Amounts funded by the Lessee shall accrue Yield from the date of funding and shall be reimbursed (together with such accrued Yield) to the Lessee promptly upon (x) replacement of the Defaulting Participant pursuant to Section 3.5(a) (and the funding of such Defaulting Participant Commitment Amount by such replacement) or (y) such Defaulting Participant’s cure and funding of such Defaulting Participant Commitment Amount. For the avoidance of doubt, Lessee’s funding of any Commitment Shortfall with its own funds shall not entitle Lessee to any rights of a Participant hereunder, including, without limitation, Section 15.5. Unless either (A)(1) the Non-Defaulting Participants offer to increase their Rent Assignment Contribution Commitments or Lessor Commitment, as applicable, in an amount equal to or greater than the Defaulted Participant’s Commitment Amount or (2) the Defaulting Participant is replaced pursuant to Section 3.5(a), such that the aggregate Available Commitments of the Non-Defaulting Participants and, if applicable, the replacement Participants are equal to the remaining aggregate, unfunded Rent Assignment Contribution Commitments of the Rent Assignees or Lessor Commitment, as applicable, prior to the occurrence of the events described in clauses (A)(1) or (A)(2) of this paragraph, or (B) Lessee has elected to fund all of the Commitment Shortfall in respect of the applicable Advance, no Participant shall be obligated to make any Funding in respect of the applicable Advance.
(c)    The parties hereto agree that, subject to the assignment provisions of this Participation Agreement and the Rent Assignment Agreement, upon replacement of any Defaulting Participant with a replacement Participant, and/or reapportionment of such Defaulting Participant’s Commitment among the Non-Defaulting Participants pursuant to Section 3.5(a) or (b), as applicable, such Defaulting Participant or its Commitment shall be automatically replaced or altered accordingly, without any further action or requirement by or of any Person, such that at all times the Rent Assignees shall have proportionate Commitments under the Rent Assignment Agreement.
(d)    Lessee shall have the right to exercise any remedies available at law or in equity (including the recovery of monetary damages) against any Defaulting Participant in Lessee’s own name. Each Participant acknowledges that Lessee will be relying on the commitments of the Participants to make Advances required by this Participation Agreement.
Section 3.6.    Project Collateral Arrangements. (a) (i) As of the date hereof, Construction Agent (A) has executed and delivered to Lessor an Assignment of Project Documents substantially in the form of Exhibit A to the Construction Agency Agreement in respect of each Major Project Agreement that has been executed and (B) has caused the Contractor counterparty to each such Major Project Agreement to execute and deliver a Consent and Acknowledgment substantially in the form of Exhibit B to the Construction Agency Agreement, and (ii) contemporaneously with the execution and delivery of each other Major Project Agreement required in connection with the development of the Facility, Construction

Agent shall (A) execute and deliver to Lessor an Assignment of Project Documents substantially in the form of Exhibit A to the Construction Agency Agreement, pursuant to which Construction Agent will assign to Lessor all of Construction Agent’s rights and obligations under each such Major Project Agreement and (B) cause the Contractor entering into such Major Project Agreement to execute and deliver to the Administrative Agent a Consent and Acknowledgment substantially in the form of Exhibit B to the Construction Agency Agreement.
(b)    (i) As of the date hereof, Lessee has caused each Third Party Service Provider to execute and deliver to the Administrative Agent a Third Party Service Agreement Consent substantially in the form of Exhibit H attached hereto in respect of each Major Service Agreement that has been executed, and (ii) contemporaneously with the execution and delivery of each other Major Service Agreement required in connection with the development and operation of the Facility, Lessee shall cause the Third Party Service Provider entering into such Major Service Agreement to execute and deliver to the Administrative Agent a Third Party Service Agreement Consent substantially in the form of Exhibit H attached hereto. For purposes hereof, “Major Service Agreement” shall mean: (i) the contracts, agreements or other instruments set forth on Schedule 3.1(d) hereto and (ii) each other Third Party Service Agreement as may be designated by Lessee and Lessor as a Major Service Agreement.
(c)    (i) As of the date hereof, Lessee has caused the Third Party Service Provider under each Third Party Service Agreement that has been executed on or prior to the date hereof to execute and deliver to the Administrative Agent an acknowledgment from such Third Party Service Provider that Lessor has the right, but not the obligation, to assume the obligations of the Lessee under such Third Party Service Agreement, in each case, in form and substance reasonably satisfactory to Lessor, and (ii) contemporaneously with the execution and delivery of each other Third Party Service Agreement required in connection with the development and operation of the Facility, Lessee shall cause the Third Party Service Provider entering into such Third Party Service Agreement to execute and deliver to the Administrative Agent an acknowledgment from such Third Party Service Provider that Lessor has the right, but not the obligation, to assume the obligations of the Lessee under such Third Party Service Agreement, in each case, in form and substance reasonably satisfactory to Lessor.
ARTICLE IV
Yield
Section 4.1.    Yield on Lessor Balance. The Lessor Balance shall accrue Yield at the Series B Yield Rate calculated, when the Series B Yield Rate is based on an Alternate Base Rate, on the basis of a 365 (or, if applicable, 366) day year basis for the actual days elapsed, and, at all other times, calculated on the basis of a 360-day year for the actual days elapsed, with such Yield payable in arrears on each Payment Date. If all or any portion of the Lessor Balance is outstanding and any Yield payable thereon or any other amount payable hereunder shall not be paid when due (whether at stated maturity, acceleration thereof or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Overdue Rate.

Section 4.2.    Yield on Rent Assignment Contribution. Each Rent Assignment Contribution Balance shall accrue Yield at the Series A Yield Rate computed and payable in accordance with the terms of the Rent Assignment Agreement.
Section 4.3.    Payments of Rent; and Payments and Prepayments of Funded Amounts. (a) Lessor hereby directs Lessee to pay to the Administrative Agent, pursuant to the terms of the Lease, the Rent from time to time payable pursuant to the terms thereof. Notwithstanding anything to the contrary herein or in any other Operative Document, except as provided for in the proviso at the end of this sentence and excluding amounts payable by other Persons which Lessee is required to pay over to Lessor, Administrative Agent or any Participant, (i) Yield, Fees and Contingent Rent due and fees payable prior to the Base Term Commencement Date and (ii) any other Supplemental Rent payable prior to the Base Term Commencement Date shall be payable solely from Advances pursuant to the terms and conditions of Section 3.1 to the extent of the Available Commitments; provided, however, that all payments or other amounts (i) required to be made by Lessee prior to the Base Term Commencement Date pursuant to Article XIII or (ii) payable by Construction Agent pursuant to Section 3.4 or Article V of the Construction Agency Agreement, shall be the direct recourse obligations of Lessee and shall not be payable with Advances.
(b)    In the event that the Lessee pays the Lease Balance to the Lessor in connection with the Lessee’s purchase of the Leased Property in accordance with Section 15.1, 16.2(e), 18.1, or Article XIX of the Lease, Lessor will prepay the entire Rent Assignment Contribution Balance and the Lessor Balance from amounts received from Lessee. Each Participant hereby acknowledges that its Rent Assignment Contribution Amount or Lessor Amount, as the case may be, may be so prepaid without any prepayment premium or charge (other than Break Costs, if any).
(c)    Lessor and Administrative Agent do hereby notify Lessee that all Rent and other amounts payable to the Participants under the Operative Documents due or to become due have been assigned to Administrative Agent (other than Excepted Payments) and that all amounts due or to become due to the Participants under the Operative Documents shall be paid to Administrative Agent.
(d)    Initial Direct Costs. Notwithstanding anything contained herein or in any other Operative Document to the contrary, in connection with any early termination of the Lease during the Base Term, whether by exercise of Lessee of the Early Termination Option during the Base Term, Lessee’s other early purchase of the Leased Property and payment of the Lease Balance, after the occurrence of an Event of Default or otherwise during the Base Term, in addition to all other amounts owing under the Operative Documents, Lessee shall pay to Lessor the IDC Amount pursuant to the IDC Side Letter.
Section 4.4.    Fees; Contingent Rent. (a) Subject to Section 4.3(a), Lessee agrees to pay the fees set forth in this Section 4.4 (collectively, the “Fees”).
(b)    Commitment Fees. Lessee agrees to pay to the Administrative Agent on behalf and for the benefit of the Participants a commitment fee (the “Commitment Fees”) for the benefit of (i) each of the Non-Defaulting Participant at the applicable Commitment Fee Rate on such Non-Defaulting Participant’s daily unused Rent Assignment Contribution Commitment and (ii) Lessor at the applicable Commitment Fee Rate on Lessor’s daily unused Lessor Commitment, determined as of the last Business Day of each calendar quarter during the Commitment Period or, with respect to the final period, the last day of the Commitment Period;
Concurrently with the written statement delivered by the Administrative Agent pursuant to Section 3.3(d), the Administrative Agent shall provide to the Lessee from time to time not less than six (6) Business Days prior to any Advance Date, a written statement of the amount of the Commitment Fee then due, the payment date therefor and the calculation thereof; provided, however, that Administrative Agent’s failure to give such notice shall not relieve Lessee of its obligation to pay when due all Commitment Fees. During the Commitment Period, all Commitment Fees may be payable through Advances subject to the conditions and limitations at Articles III and IV. The Commitment Fees shall be payable quarterly in arrears (on a date which is otherwise a Payment Date or the last day of the Commitment Period, as applicable), shall be computed on the basis of the actual number of days occurring during each calendar quarter, or portion thereof, ending on the last day of the calendar quarter immediately preceding such Payment Date (with the initial period for the Commitment Fees being the period from and including the Document Closing Date to and including the last day of the calendar quarter in which the Document Closing Date occurs or the last day of the Commitment Period, as applicable) for which such Commitment Fees are payable over a year of 360 days and shall be distributed by the Administrative Agent to those Participants entitled thereto in accordance with their respective interests therein.
(c)    Other Fees. Lessee also agrees to pay (x) to each Participant, the Upfront Fee, (y) to the Arranger, for its own account, the Fees set forth in the Arranger Fee Letter, and (z) to the Administrative Agent, the Fees set forth in the Administrative Agent Fee Letter. The fees payable pursuant to this subsection 4.4(c) shall be payable in the amounts and on the dates set forth herein or therein, as applicable.
Section 4.5.    Obligations Several. The obligations of the Participants hereunder or elsewhere in the Operative Documents shall be several and not joint, and no Participant shall be liable or responsible for the acts or defaults of any other party hereunder or under any other Operative Document.
Section 4.6.    Highest Lawful Rate. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or in any other Operative Document to the contrary notwithstanding, the obligations of (x) Lessee to Lessor under this Participation Agreement, the Lease and the other Operative Documents, (y) Lessor to the Rent Assignees under the Rent Assignment Agreement and (z) either Lessee or Lessor or any other party under any other Operative Document shall, in each case, be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative

Document would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document, it is agreed as follows as to the recipient of any such amount:
(a)    the provisions of this Section 4.6 shall govern and control over any other provision in this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document, and each provision set forth herein and therein is hereby so limited;
(b)    the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the “Highest Lawful Rate”), and all amounts owed under this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder and under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);
(c)    all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Participation Agreement, the Lease, the Rent Assignment Agreement or any other Operative Document shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and
(d)    if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Participation Agreement, the Lease, the Rent Assignment Agreement and any other Operative Document executed in connection herewith or therewith and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Operative Documents shall be limited, notwithstanding anything to the contrary in the Operative Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Operative Documents below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.

Section 4.7.    Renewal of Lease. (a) Lessee may request in writing (the “Renewal Option Request”) to the Administrative Agent, Lessor and each Participant pursuant to the Lease to renew the Term (the “Lease Renewal”) for an additional five-year period commencing on the last day of the Base Term (a “Lease Renewal Term”), and that the Maturity Date for the Rent Assignment Contribution Amount and the Lessor Amount be correspondingly extended to the extended Expiration Date. Such Renewal Option Request must be delivered in writing to Lessor, Administrative Agent and each Participant not later than ninety (90) days nor more than one hundred twenty (120) days prior to the expiration of the Base Term. Each Participant will notify Administrative Agent in writing of whether or not it has consented to such Renewal Option Request not later than sixty (60) days before the Expiration Date of the Base Term (the “Renewal Option Response Date”). Any failure by any Participant to so notify Administrative Agent by the Renewal Option Response Date will be deemed to be a non-consent by such Participant. Each Participant’s determination with respect to the Renewal Option Request shall be a new credit determination and within such Participant’s sole and absolute discretion and may be conditioned upon such terms and conditions as shall be deemed appropriate by such Participant, including receipt of such financial information, documentation or other information or conditions as may be requested by such Participant and the receipt of a satisfactory appraisal of the Leased Property. It is a condition that all Participants consent to the renewal set forth in the Renewal Option Request for any renewal of the Lease to be effective; provided, however, if any Participant does not consent, such Participant may be replaced pursuant to Section 14.9. Lessee shall have thirty (30) days after receipt of the Participants’ consent to the Renewal Option Request (such time period being referred to as the “Renewal Rescission Period”) to irrevocably rescind the Renewal Option Request and elect not to extend the Term (a “Renewal Rescission”). If Lessee exercises a Renewal Rescission, the Lease shall terminate on the last day of the Term and Lessee shall be deemed to have exercised the Purchase Option. Any failure by Lessee to exercise a Renewal Rescission during the Renewal Rescission Period shall be deemed a waiver of the right of Lessee to effectuate a Renewal Rescission and Lessee shall have been deemed to have accepted Lessor’s consent to the Renewal Option Request and any terms and conditions set forth therein.
If consented to pursuant to the preceding paragraph, Lessee and the Participants shall proceed promptly to execute and deliver all such amendments and modifications to the Operative Documents as are necessary to set forth any terms and conditions relating to the Renewal Option not reflected in the Operative Documents and the renewal shall become effective as of the first date (the “Renewal Effective Date”) on or after the Renewal Option Response Date on which all of the Participants shall have consented to such Lease Renewal; provided that on both the date of the Renewal Option Request and the Renewal Effective Date: (w) each of the representations and warranties made by Lessee in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of each such date (except to the extent any such representation or warranty specifically relates to an earlier date), (x) Lessee shall not have elected the Purchase Option or Sale Option, (y) no Default or Event of Default shall have occurred and be continuing, and (z) on each of such dates, Lessor shall have received a certificate of a Responsible Officer of Lessee as to the matters set forth in clauses (w), (x) and (y) above and (3) without duplication, the conditions set forth in Section 19.3 of the Lease shall have been satisfied as of the dates required therein.

(b)    Following the Renewal Effective Date, Lessee’s election of the Lease Renewal Term shall be undertaken pursuant to, and shall be subject to the terms and conditions set forth in, Section 19.1(a) of the Lease.
ARTICLE V
Certain Intentions of the Parties
Section 5.1.    Nature of Transaction. It is the intention of the parties that:
(a)    the Overall Transaction constitutes a lease from Lessor to Lessee for purposes of Lessee’s financial reporting, including under Accounting Standards Codification (ASC 842);
(b)    for all other purposes, including federal and all state and local income and transfer taxes, bankruptcy, insolvency, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship and insolvency and receivership proceedings are based), real estate and commercial law and UCC purposes:
(i)    the Overall Transaction (including the transactions and activities prior to the Base Term Commencement Date referred to or contemplated by the Construction Agency Agreement) constitutes a secured lending transaction by the Participants to Lessee and preserves beneficial ownership in the Leased Property in Lessee, Lessor holds only legal title to the Leased Property within the meaning of 11 U.S.C. Section 541(d), Lessee will be entitled to all tax benefits (including depreciation deductions and property tax deductions) ordinarily available to owners of property similar to the Leased Property for tax purposes, the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, the payment by Lessee of any amounts in respect of the Lessor Amount or the Rent Assignment Contribution Amount shall be treated as payments of principal to the Participants and, in the event Lessee purchases the Leased Property pursuant to the terms of the Lease or the Construction Agency Agreement and pays in full the Lease Balance, legal title to the Leased Property shall automatically vest in Lessee; and
(ii)    in order to secure the obligations of Lessee now existing or hereafter arising under the Lease or any of the other Operative Documents, the Lease, together with the other Security Instruments, creates a security interest or a lien, as the case may be, in the Leased Property and the other Collateral in favor of the Lessor, and for the benefit of the Participants, to secure Lessee’s payment and performance of the Obligations.
Nevertheless, without limiting the foregoing agreement, Lessee acknowledges and agrees that none of the Participants, the Administrative Agent or the Arranger has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate.

(c)    Specifically, without limiting the generality of clause (a), the parties hereto intend and agree that in the event of any insolvency, conservatorship or receivership proceedings or matters or a petition under the United States bankruptcy laws, or any other applicable insolvency, conservatorship or receivership laws or statute of the United States of America or any State or Commonwealth thereof affecting Lessee or any Participant or any collection actions, the transactions evidenced by the Operative Documents (including the Lease) constitute a financing made directly to Lessee by the Participants, as unrelated third party lenders, and that Lessor holds good and marketable title to the Leased Property to secure Lessee’s obligations to repay such financing to the Participants and all other amounts due under any of the Operative Documents and that Lessee retains the beneficial ownership of the Leased Property.
(d)    Each of the parties agrees that it will not, nor will any of its Affiliates (except that the Administrative Agent and/or Lessor may, in the case that Lessor elects to terminate the Lease pursuant to Section 16.2 of the Lease if an Event of Default shall have occurred and be continuing and the beneficial ownership is transferred to Lessor for relevant tax purposes as a result thereof), take any position (whether in audits, tax returns or otherwise) that is inconsistent with the intention of the parties expressed in this Section.
(e)    Further, for clarity purposes, none of the parties, other than Lessee, shall claim any credits or take any deductions (including depreciation deductions and property tax deductions) with respect to the Leased Property which would be inconsistent with Lessee’s ownership of the Leased Property for tax purposes, as provided in this Agreement, the Lease and any other Operative Documents.
Section 5.2.    Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of Lessee and the Participants that: (i) the amount and timing of installments of Basic Rent due and payable from time to time under the Lease shall be equal to the aggregate payments due and payable as Yield on the Rent Assignment Contribution Balance and Yield on the Lessor Balance due on each Payment Date; (ii) if Lessee elects the Early Termination Option, the Purchase Option or becomes obligated or otherwise elects to purchase the Leased Property under the Lease, the Lease Balance (including all accrued and unpaid Yield thereon), any Fees and all other obligations of Lessee due and owing to the Participants and/or the Administrative Agent and/or any Indemnitee pursuant to the Operative Documents shall be paid in full by the Lessee; (iii) if Lessee properly elects the Sale Option with respect to the Leased Property and subject to Articles XX and XXI of the Lease, Lessee shall only be required to pay to the Administrative Agent the proceeds of the sale of the Leased Property, the Sale Option Recourse Amount with respect to the Leased Property and any amounts due pursuant to Section 20.2 of the Lease, together with all other amounts due and payable as Supplemental Rent, but subject to the right of the parties with respect to the Gross Proceeds as set forth at Section 5.3(d); and (iv) upon an Event of Default resulting in an acceleration of the Lessee’s obligations to purchase the Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease or the Construction Agency Agreement on a recourse basis shall include all amounts necessary to pay in full the Lease Balance.

Section 5.3.    Distribution. (a) Each payment of Basic Rent to the extent attributable to Yield (and any payment of interest on overdue installments of Basic Rent) and during the Commitment Period each Advance for Capitalized Yield received by the Administrative Agent shall be distributed by the Administrative Agent on a pro rata basis to the Participants, in accordance with, and for application to, the amount of Yield then due on the Rent Assignment Contribution Amount and the Lessor Amount, as well as any overdue interest due to each Rent Assignee or Lessor (to the extent permitted by Applicable Laws).
(b)    Any payment received by the Administrative Agent as a result of:
(i)    the purchase of the Leased Property pursuant to the provisions of the Lease (including Sections 18.1 and 19.1), or
(ii)    the payment of the Lease Balance or Purchase Amount pursuant to the Lease or the Construction Agency Agreement, shall be distributed by the Administrative Agent to pay in full on a pro rata basis, based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance (including any accrued and unpaid Yield) owing to them and the balance, if any, of such payment or amounts after the payment thereof shall be promptly distributed to, or as directed by, Lessee.
(c)    The payment by Lessee of the Sale Option Recourse Amount to the Administrative Agent in accordance with Section 20.1(j) of the Lease upon Lessee’s exercise of the Sale Option shall be distributed by the Administrative Agent in the following amounts and order of priority:
first, on a pro rata basis based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance (including any accrued and unpaid Yield) owing to them; and
second, the balance, if any, shall be promptly distributed to, or as directed by, Lessee.
(d)    Any payments received by the Administrative Agent as net proceeds from the sale or lease of the Leased Property (A) pursuant to Lessee’s exercise of the Sale Option pursuant to Article XX of the Lease or by Lessor as contemplated by Section 20.3 of the Lease or (B) pursuant to Section 13.2 herein shall be distributed after deduction of the Sale Expenses by the Administrative Agent in the funds so received in the following order of priority:
first, to the extent not previously deducted therefrom, Sale Expenses to the party that incurred such amount;
second, on a pro rata basis based on their respective shares of the Rent Assignment Contribution Balance, to the Rent Assignees for application to pay in full the

Rent Assignment Contribution Balance owing to them, plus any accrued and unpaid Yield owing to them;
third, to the Lessor (and its designees) for application to pay in full the Lessor Balance (including any accrued and unpaid Yield) and all other amounts owing by Lessee under the Operative Documents; and
fourth, the balance, if any, of such payment or amounts shall be promptly distributed to, or as directed by, Lessee.
(e)    All payments of Supplemental Rent received by the Administrative Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 5.3) shall be distributed promptly by the Administrative Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.
(f)    If, on any date, after an Event of Default has occurred and is continuing, a payment is made of any amount (other than the Lease Balance), including proceeds from the sale of the Leased Property, then distributions of such amounts shall be made by the Administrative Agent in the following order of priority:
first, to the extent not previously deducted therefrom, in an amount not to exceed the reasonable sales costs, expenses and related transfer and documentary taxes incurred by Lessor or Administrative Agent in connection with any sale of the Leased Property;
second, on a pro rata basis based on their respective shares of the Participant Balance, to the Participants for application to pay in full the Lease Balance (including any accrued and unpaid Yield) owing to them; and
third, the balance, if any, of such payment or amounts after the payment of the Lease Balance shall be promptly distributed to, or as directed by, Lessee.
(g)    (i) Any payment received by the Administrative Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 5.3 shall be distributed in accordance with Section 5.3(f).
(ii)    Except as otherwise provided in Section 5.3(a), all payments received and amounts realized by the Administrative Agent under the Lease or otherwise with respect to the Leased Property, or any proceeds thereof, to the extent received or realized at any time after payment in full of the Participant Balances of all Participants and all other amounts due and owing to the Participants or any Indemnitee under the Operative Documents, shall be distributed forthwith by the Administrative Agent in the order of priority set forth in Section 5.3(f), except that such payment shall be distributed omitting clauses “first” and “second” of such Section 5.3(f).
(iii)    Any payment received by the Administrative Agent for which provision as to the application thereof is made in an Operative Document, but not elsewhere in this Section 5.3, shall be distributed forthwith by the Administrative Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.
(h)    Except to the extent clause (g) is applicable thereto, any amounts payable to the Administrative Agent as a result of a Casualty or Condemnation pursuant to the Lease or the Construction Agency Agreement shall be distributed as follows: (x) if a Termination Notice shall have been given, all amounts that are to be applied to the purchase price of the Leased Property in accordance with Section 15.1(b) of the Lease shall be distributed by the Administrative Agent in accordance with Section 5.3(b); and (y) all amounts payable to Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with Section 14.1(a) of the Lease shall, except as otherwise provided in the Construction Agency Agreement or the Lease, as applicable, be distributed to, or as directed by, Lessee.
(i)    To the extent any payment made to any Participant, personally, is insufficient to pay in full the Participant Balance of such Participant, then each such payment which is payable to a Rent Assignee shall first be applied to accrued Yield and then to principal outstanding on the Rent Assignment Contributions and each such payment which is payable to Lessor shall first be applied to accrued Yield and then to the Lessor Amount, as applicable.
ARTICLE VI
Conditions Precedent
Section 6.1.    Conditions Precedent to the Initial Advance. The obligations of the Lessor (through the Administrative Agent) to make an Advance on the Initial Advance Date and the obligation of the Rent Assignees to make the related Funding of their Rent Assignment Contributions on the Initial Advance Date are subject to the satisfaction or waiver by each Participant on or prior to the Initial Advance Date of each of the following conditions precedent:
(i)    Lessee’s Resolutions and Incumbency Certificate, etc. Lessee shall have delivered to the Lessor and the Administrative Agent (1) a certificate of fact with respect to Lessee from the Secretary of State of Texas, issued by such office no earlier than thirty (30) days prior to the Initial Advance Date and (2) a Responsible Officer’s Certificate of Lessee substantially in the form of Exhibit G, attaching and certifying as to (w) the corporate authority for the execution, delivery and performance by Lessee of each Operative Document to which it is or will be a party, (x) its articles of incorporation, (y) its bylaws and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party.
(ii)    Opinions of Special Counsels to Lessee. Lessee shall have delivered to the Lessor and the Administrative Agent the opinions of (a) Skadden, Arps, Slate, Meagher & Flom LLP, (b) Phelps Dunbar LLP and (c) Duggins Wren Mann & Romero, LLP, respectively, as to the matters set forth in Exhibit B-1, which opinions shall be reasonably acceptable in form and substance to the Lessor.

(iii)    Ground Lessor. Ground Lessor shall have delivered to the Lessor and the Administrative Agent (1) a certificate of fact with respect to Ground Lessor from the Secretary of State of Texas, issued by such office no earlier than thirty (30) days prior to the Initial Advance Date, (2) a Responsible Officer’s Certificate of Ground Lessor, attaching and certifying as to (w) the corporate authority for the execution, delivery and performance by Ground Lessor of the Ground Lease, (x) its articles of incorporation, (y) its bylaws and (z) the incumbency and signature of persons authorized to execute and deliver on its behalf the Ground Lease and (3) the opinion of Phelps Dunbar LLP, special real estate counsel to Ground Lessor, as to the matters set forth in Exhibit B-2, which opinion shall be reasonably acceptable in form and substance to the Lessor.
(iv)    Taxes. All stamp, court or documentary, intangible, recording, filing or other similar taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents, if any, shall have been paid by or from an Advance, to the extent set forth in the Project Budget, or provisions for such payment shall have been made by the Lessee to the satisfaction of the Lessor and the Administrative Agent.
(v)    Leased Property and Appraisal Matters. Lessee shall have delivered to the Lessor and the Administrative Agent:
(A)    the Project Budget, which shall set forth all Project Costs (including all hard and soft Project Costs) associated with the lease of the Site and construction and maintenance of the Leased Property prior to the Base Term Commencement Date (together with a certificate by Lessee of the adequacy of the amounts set forth therein). The Project Budget shall, among other things, set forth categories for each type of cost and expense and the portion of the Aggregate Commitment Amount to be allocated to each such category (including separate categories and amounts for the different types of payments which are to be made or which may become payable under the General Construction Agreement and the other Major Project Agreements) and amounts necessary to Fund Transaction Expenses, Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent during the Commitment Period and which establish reasonable separate contingency reserves for Change Orders and additional costs and expenses that may arise as a result of a change under the General Construction Agreement or under any other Major Project Agreement as well as the contingency reserve; and
(B)    an appraisal (the “Appraisal”) performed by the Appraiser and in form and substance satisfactory to the Lessor which shall establish (by the use of appraisal methods reasonably satisfactory to the Participants) the “as-built” Fair Market Value of the Facility to be constructed on the Site (assuming completion in accordance with the Plans and Specifications and the Project Agreements) as contemplated in the Project Budget (x) as of the expected Facility Completion Date and (y) as of the expected last day of the Base Term. The

Appraisal shall assume that the Facility shall have been completed in a good and workmanlike manner, in compliance with Applicable Laws.
(vi)    Environmental Report. At least fifteen (15) Business Days prior to the Document Closing Date, an Environmental Audit with respect to the Site shall have been received by and be satisfactory to the Lessor, and the Lessor, the other Participants and the Administrative Agent shall receive a letter from the consultant performing the Environmental Audit which allows the Lessor, the other Participants and the Administrative Agent to rely on such report.
(vii)    Matters relating to the Site.
(A)    The Ground Lease and the documents relating thereto shall have been entered into by the parties thereto and shall be satisfactory in form and substance to the Participants;
(B)    Lessor and Administrative Agent shall have received evidence satisfactory to the Lessor that the Memorandum of Ground Lease, Memorandum of Lease and the other documents related to the Ground Lease and the Lease shall have been or in connection with such Advance are being recorded with the appropriate Governmental Authorities, and the UCC Financing Statements shall have been or are being filed with the appropriate Governmental Authorities;
(C)    Lessor and Administrative Agent shall have received evidence satisfactory to the Participants that the Assignment of Leases shall have been or in connection with such Advance is to be recorded with the appropriate Governmental Authorities; and
(D)    Lessor shall have received evidence satisfactory to Lessor that the Site is a separate and distinct tax parcel or parcels and that all real property Taxes imposed on, or with respect to the Site, that are then due and owing, have been paid to date.
(viii)    Searches. Lessor and Administrative Agent shall have received reports disclosing no liens other than Permitted Liens and otherwise reasonably acceptable to the Participants (A) as to Lessee by the office of the secretary of state of the state in which Lessee is organized, dated not earlier than thirty (30) Business Days prior to the Initial Advance Date, of the results of a search of the applicable UCC files maintained by such office, and (B) as to the Site, by the appropriate county filing or recording office of the county in which such Site is located, dated not earlier than thirty (30) Business Days prior to the Initial Advance Date, of the results of a search of the applicable UCC files and any indices of Liens maintained by such office (including, if applicable, indices of judgment, revenue and tax liens).

(ix)    Survey. Lessee shall have, or shall have caused to be, delivered and certified to Lessor, the Title Insurance Company and the Administrative Agent a TLTA survey of the Site (A) dated a satisfactory date to the Lessor, (B) in a form satisfactory to Lessor and the Title Insurance Company, (C) including any applicable flood zone designation with property annotations based on Federal Flood Insurance Rate Maps, (D) enabling the Title Insurance Company to delete any standard printed survey exception contained in the applicable title policy and to issue the Title Policies, (E) in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors effective February 23, 2021, (F) showing the location of all improvements thereon. Without limiting the generality of the foregoing, there shall be surveyed and shown or stated on such survey, as applicable, the following: (v) the locations of any established building setback lines; (w) the lines of streets abutting the Site and the width thereof; (x) all access and other easements appurtenant to the Site necessary to use the Site; (y) all roadways, paths, driveways, easements, encroachments, overhanging projections and similar encumbrances affecting the Site, whether recorded, apparent from a physical inspection of the Site or otherwise known to the surveyor; (z) any encroachments on any adjoining property; (G) if the Site is described as being on a filed map, a legend relating the survey to said map and (H) a vicinity sketch showing the closest thoroughfare intersection.
(x)    Title and Title Insurance. Lessor and the Administrative Agent shall have received from the Title Insurance Company (i) a TLTA Owner’s Policy of Title Insurance (Form T-1) (or an irrevocable commitment for the issuance thereof) with respect to the Leased Property (the “Owner’s Policy”), reasonably acceptable in form and substance to Lessor, insuring that Lessor has a good and marketable fee interest in the Facility and good and marketable leasehold interest in the Site (to include easements) pursuant to the Ground Lease, subject in each case to such exceptions to title as are acceptable to Lessor, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein and (ii) a TLTA Loan Policy of Title Insurance (Form T-2) and naming Lessor as the insured (or an irrevocable commitment for the issuance thereof) with respect to the Site (the “Lessor Policy” and together with the Owner’s Policy, the “Title Policies”), reasonably acceptable in form and substance to Participants, insuring the Lien created by the Lease as a valid first priority Lien against the Leased Property, subject in each case to such exceptions to title as are acceptable to the Participants, in an amount equal to the Aggregate Commitment Amount together with complete, legible copies of all documents referenced as exceptions therein. The Title Policies shall be dated as of the Initial Advance Date and, to the extent permitted under Applicable Laws, shall, as applicable: (w) contain affirmative endorsements as to mechanics’ liens, zoning, comprehensive coverage, encroachments, the nonviolation of covenants and restrictions, rights of access and survey matters, (x) delete survey exclusions, (y) contain endorsements regarding the effect of recharacterization, and (z) contain such other endorsements reasonably requested by the Participants.

(xi)    Filings and Recordings. All filings or recordings enumerated and described in Schedule 6.1(xi), as well as all other filings and recordings necessary or advisable, including precautionary financing statements and/or mortgage filings, reasonably deemed necessary by Lessor and the Administrative Agent, to perfect the rights, titles and interests of Lessor, the Participants and Administrative Agent intended to be created by the Operative Documents shall have been made (or appropriate arrangements so to file shall have been made) in the appropriate places or offices, including any recordings and filings necessary to create, perfect, preserve and protect: (A) Lessor’s interest in the Collateral and any other property and interests included in the Leased Property, and (B) first priority liens for the benefit of Administrative Agent and the Participants on the Collateral, subject only to Permitted Liens. All recording and filing fees and taxes with respect to any recordings or filings made pursuant to this Section 6.1(xi) shall have been provided for in the Project Budget and paid in full by Lessee from Advances on or prior to such date, and satisfactory evidence thereof shall have been delivered to the Lessor and Administrative Agent, or arrangements for such payment shall have been made by Lessee to the reasonable satisfaction of Lessor.
(xii)    Insurance. Lessor and Administrative Agent shall have received (i) a report from the Insurance Consultant, in form and substance satisfactory to Lessor and Administrative Agent, stating that the Facility and the Site will be insured in accordance with the requirements of Schedule 2.6(b) of the Construction Agency Agreement and (ii) insurance complying with, and to the extent required to be in place on such Advance Date pursuant to, the provisions of Section 2.6(b) of the Construction Agency Agreement shall be in full force and effect as evidenced by certificates of insurance, broker’s reports or insurance binders delivered to Lessor, all in form and substance reasonably satisfactory to Lessor and the Administrative Agent.
(xiii)    Construction Agent’s Certificate. Construction Agent shall have delivered to the Lessor and the Administrative Agent a Certificate dated as of the date of the Initial Advance in the form of Exhibit C hereto.
(xiv)    [Reserved.].
(xv)    Requirements of Law. In the reasonable opinion of Lessor, the Administrative Agent and the Participants and their respective counsel, the Overall Transaction does not and will not violate in any material respect any Applicable Laws and does not and will not subject any such Person to any material adverse regulatory prohibitions or cause any such Person to violate any Applicable Laws.
(xvi)    Responsible Officer’s Certificate of Lessee. The Lessor and the Administrative Agent shall have received a Responsible Officer’s Certificate of the Lessee, in substantially the form of Exhibit D-1 attached hereto, dated as of the Initial Advance.
(xvii)    Initial Advance Date. The Initial Advance Date shall occur on or prior to December 9, 2025.

(xviii)    No Default. There shall not have occurred and be continuing any Default, Event of Default, Event of Loss or Significant Environmental Event, and no Default, Event of Default, Event of Loss or Significant Environmental Event will have occurred after giving effect to the Advance Request.
(xix)    Flood Certificate. Lessor and the Administrative Agent shall have received a Federal Emergency Management Agency flood certificate.
(xx)    Financial Statements. Receipt and reasonable approval by the Participants of the audited financial statements of the Lessee and its consolidated Subsidiaries for the fiscal year ended as of December 31, 2024, and the unaudited financial statements of the Lessee and its consolidated Subsidiaries dated as of September 30, 2025.
(xxi)    Plans and Specifications. Lessee shall have delivered to Lessor a copy of the preliminary Plans and Specifications and Project Schedule, each in form and substance reasonably approved by the Participants.
(xxii)    General Construction Contract. Lessee shall have entered into the General Construction Agreement and Lessor and Administrative Agent shall have received a fully executed copy of the General Construction Agreement.
(xxiii)    Collateral Documents. Lessor and Administrative Agent shall have received (A) a full assignment of each of the Major Project Agreements to Lessor, and, in each case, a collateral assignment by Lessor to the Administrative Agent, and the consent of each Contractor or manufacturer which is a party thereto substantially in the forms attached as exhibits to the Construction Agency Agreement, and any other Security Instruments reasonably required to perfect Administrative Agent’s rights to the Major Project Agreements, and the Project Materials and the other Collateral, each of which shall have been duly executed, delivered and filed, as applicable, and (B) an acknowledgment from each Third Party Service Provider in respect of a Major Service Agreement that Lessor has the right, but not the obligation, to assume the obligations of the Lessee under such Major Service Agreement in effect on the Document Closing Date, in each case, in form and substance satisfactory to Lessor.
(xxiv)    Plans and Specifications. Lessee shall have delivered to Lessor an assignment from Lessee in favor of Lessor, of Lessee’s interest in the Plans and Specifications, in the form required by the Construction Agency Agreement and attached thereto the General Contractor’s written consent to such assignment.
(xxv)    Independent Engineer Report. Lessor shall have received a report of the Independent Engineer reasonably satisfactory to Lessor.
(xxvi)    Governmental Approvals. All Governmental Actions and other approvals, consents, licenses and easements including the approval of the subdivision of the parcel of real property of which the Site is a part, required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee, that are necessary in connection with the performance at the Site of the Site Obligations, including the Construction of the Facility, in each case, that are necessary to have been obtained prior to the Initial Advance Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.
(xxvii)    KYC Information.
(i) Upon the reasonable request of any Participant made at least ten (10) days prior to the Document Closing Date, Lessee shall have provided to such Participant, and such Participant shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act, in each case at least ten (10) days prior to the Document Closing Date.
(ii) At least ten (10) days prior to the Document Closing Date, if Lessee qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Lessee shall deliver, to each Participant that so requests, a Beneficial Ownership Certification.
Section 6.2.    Conditions Precedent to each Advance. The obligations of the Lessor (through the Administrative Agent) to make an Advance on any Advance Date and the respective obligation of each Rent Assignee to make the related Funding of their Rent Assignment Contribution on such Advance Date are subject to the satisfaction or waiver by each Participant, provided that, any Defaulting Participant shall be excluded from such threshold, on or prior to such Advance Date of each of the following conditions precedent:
(a)    Advance Request. Lessor and the Administrative Agent shall have received a fully executed counterpart of the applicable Advance Request, executed by the Lessee, in accordance with Section 3.3(a). Each delivery of an Advance Request and the acceptance by the Lessee of the proceeds of such Advance shall constitute a representation and warranty by Lessee that on the applicable Advance Date (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), (A) the statements made in Section 8.3 of this Participation Agreement by Lessee are true and correct in all material respects as of such date except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, (B) no Default, Event of Default, Event of Loss, or Significant Environmental Event has occurred and is continuing, or will occur as a result of, or after giving effect to, the Advance requested by the Advance Request on such date, (C) the

Lessee has not received a Termination Notice pursuant to Section 3.4 of the Construction Agency Agreement, (D) the amount of the Advance requested represents amounts owed in respect of Project Costs incurred on or prior to the date of such Advance or expected to be incurred within thirty (30) days thereafter and for which the Lessee has not previously been reimbursed by an Advance, (E) the conditions precedent to such Advance and the related Lessor Amount and Rent Assignment Contribution set forth in this Article VI have been satisfied or waived in accordance with the Operative Documents and (F) the certifications given as of the Initial Advance Date as described in Exhibit C are deemed to have been given and restated by Lessee as of such Advance Date.
(b)    Fees. Administrative Agent, Lessor, Rent Assignees and the Arranger shall have received all Fees due and payable pursuant to Section 4.4, or such payment will be made out of the requested Advance to the extent permitted pursuant to the terms hereof.
(c)    Representation and Warranties. On the applicable Advance Date, the representations and warranties of the Lessee herein and in each of the other Operative Documents shall be true and correct in all material respects as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
(d)    Litigation. No action or proceeding shall have been instituted, nor shall any action or proceeding be threatened, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority (i) to set aside, restrain, enjoin or prevent the full performance by Lessee of this Participation Agreement, any other Operative Document or any transaction contemplated as part of the Overall Transaction, (ii) that questions the validity of the Operative Documents or the rights or remedies of the Lessor or the Administrative Agent with respect to the Lessee, the Leased Property or the other Collateral under the Operative Documents, or (iii) for which there is a reasonable possibility of an adverse decision which has had or would reasonably be expected to have a Material Adverse Effect.
(e)    Default/Event of Default. There shall not have occurred and be continuing any Default, Event of Default, Event of Loss, or Significant Environmental Event nor shall Lessor have given a Termination Notice pursuant to Section 15.1 of the Lease or Section 3.4 of the Construction Agency Agreement, and no Default or Event of Default, Event of Loss, or Significant Environmental Event will have occurred after giving effect to the making of the Advance requested by such Advance Request.
(f)    Commitment Amount. (A) The aggregate amount to be Funded by the Participants on such Advance Date, together with the Advances made on all prior Advance Dates and future Advances to be made as set forth in the Project Budget, does not exceed the Aggregate Commitment Amount; (B) after giving effect to any Entergy Prepaid Rent, the Project Budget is In Balance; (C) the aggregate amount to be funded by the Participants on such Advance Date, together with all Advances made on all prior Advance Dates, does not exceed the aggregate amounts set forth in the Project Budget; (D) if any payments are due under the General

Construction Agreement or any other Major Project Agreement or any Supplemental Rent is then due and payable, such Advance Request includes funds for the payment of such amounts and all conditions under the General Construction Agreement or such other Major Project Agreements, as applicable, to payment of such Project Costs have been satisfied; (E) Readiness for First Synchronization is capable of occurring on or before the Outside Completion Date; and (F) the amounts requested in the Advance are only for payment of Project Costs not previously reimbursed with Advances or previously paid by Lessee and presently due and payable or which will be incurred and payable within the next thirty (30) days.
(g)    Transaction Expenses. Lessee shall have paid or made arrangements to pay all applicable Transaction Expenses by or from an Advance, to the extent such Transaction Expenses are provided for in the Project Budget.
(h)    Advances for Project Costs. For each Advance requesting Funds for Project Costs:
(i)    The Project Budget shall be In Balance after giving effect to the Entergy Prepaid Rent;
(ii)    Lessor and Administrative Agent shall have received on the date of each such Advance following the Initial Advance, an endorsement to the Title Policies (i) indicating that since the date of the preceding Advance for Project Costs there has been no change in the state of title (except changes approved by Lessor), (ii) updating such Title Policies to the date of such endorsement, and (iii) increasing the coverage of such Title Policies by an amount equal to such Advance if such Title Policies do not by their own terms provide for such an increase; and
(iii)    In respect of payments (A) in excess of $50,000, Lessor and Administrative Agent shall have received the invoice or payment request of any Contractor setting forth the amount then due under the relevant Project Agreement or under any other contract which is to be paid with the proceeds of such Advance, setting forth the amount due under such Project Agreement or other contract, in each case accompanied by a certification by Lessee (or any similar document reasonably requested, including such underlying invoices or other evidence of amounts paid or to be paid as are available to Lessee pursuant to the applicable Project Agreements) that all amounts properly due for the performance of the work have been paid or will be paid (including, to the extent available to Lessee, proof of payment of subcontractors and manufacturers) and (B) of $1,000,000 or less, Lessor and Administrative Agent shall have received evidence (whether invoices, payment request of any Contractor, or Lessee prepared reports) setting forth the amount then due under the relevant Project Agreement or under any other contract which is to be paid with the proceeds of such Advance, setting forth the amount due under such Project Agreement or other contract, in each case accompanied by a certification by Lessee (or any similar document reasonably requested, including evidence of amounts paid or to be paid as are available to Lessee pursuant to the applicable Project Agreements) that all amounts properly due for the performance of the work have been paid or will be paid (including, to the extent available to Lessee, proof of payment of subcontractors and manufacturers).
(i)    Commitment Period. No Advance shall be made after the termination of the Commitment Period.
(j)    Consents and Approvals. (i) All Governmental Actions and other approvals and consents required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee and its Affiliates, in each case that are necessary in connection with the execution and delivery of the Operative Documents by such persons and that are necessary to have been obtained by such persons prior to such Advance Date in connection with any portion of the Overall Transaction shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise) except for any such governmental actions, approvals, consents, licensees or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.
(ii)    All Governmental Actions and other approvals, consents, licenses and easements including the approval of the subdivision of the parcel of real property of which the Site is a part, required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or another Person, or by or from any trustee or holder of any indebtedness or obligation of Lessee, that are necessary in connection with the performance at the Site of the Site Obligations, including the Construction of the Facility, in each case, that are necessary to have been obtained prior to such Advance Date shall have been taken, given or obtained, as the case may be, shall be in full force and effect, and the time for appeal with respect thereto shall have expired (or, if an appeal shall have been taken, the same shall have been dismissed) and shall not be subject to any pending proceedings or appeals (administrative, judicial or otherwise), except for any such Governmental Actions, approvals, consents, licenses or easements the failure of which to obtain or maintain could not reasonably be expected to cause a Material Adverse Effect.
(k)    Insurance. Insurance complying with, and to the extent required to be in place on such Advance Date pursuant to, the provisions of Section 2.6(b) of the Construction Agency Agreement shall be in full force and effect as evidenced by certificates of insurance, broker’s reports or insurance binders delivered to Administrative Agent and Lessor, all in form and substance reasonably satisfactory to the Lessor.
(l)    Taxes. All stamp, court or documentary, intangible, recording, filing or other similar taxes, charges, fees and costs, if any, payable by Lessee in connection with the execution, delivery, recording and filing of the Operative Documents and the transactions contemplated to be consummated on such Advance Date shall have been paid in full, or arrangements for such payment shall have been made to the satisfaction of the Lessor and Administrative Agent.

(m)    Entergy Prepaid Rent. If applicable pursuant to Section 5.6(c) of the Construction Agency Agreement, the Construction Agent is in compliance with the requirements of Section 5.6(c) of the Construction Agency Agreement with respect to such Entergy Prepaid Rent.
Section 6.3.    ASC 810 Letter. The obligations of the Lessee to perform its obligations under the Operative Documents are subject to the receipt by Lessee from Lessor of an executed copy of the ASC 810 Letter.
ARTICLE VII
Completion Deliveries
Section 7.1.    Completion Delivery Requirements. Within (i) ten (10) Business Days of Construction Agent’s certification of Readiness for First Synchronization with respect to clause (a) below, (ii) ten (10) Business Days of Readiness for First Synchronization with respect to clauses (b) and (d) below and (iii) sixty (60) days of Readiness for First Synchronization with respect to clause (c) below:
(a)    Lessee’s Certification. Lessee shall furnish to Lessor and the Administrative Agent a Responsible Officer’s Certificate of Construction Agent, in substantially the form of Exhibit D-2 attached hereto, dated as of the date of Readiness for First Synchronization. Lessee shall also deliver or cause to be delivered to Lessor a certificate, dated on or about the date of Readiness for First Synchronization, to the effect that Readiness for First Synchronization of the Facility has been achieved on the Site in accordance with the Plans and Specifications and in compliance in all material respects with all Applicable Laws and Insurance Requirements.
(b)    General Contractor’s Payment Milestone Certificate. Construction Agent shall furnish to Lessor a certificate of the General Contractor under the General Construction Agreement (substantially in the form of Exhibit F attached hereto) dated at or about the Readiness for First Synchronization.
(c)    As Built Survey; Title Insurance Endorsements. Construction Agent shall furnish to Administrative Agent and Lessor true, correct and complete copies, certified by the Construction Agent, of the following (to the extent not previously delivered to Lessor):
(i)    an “as built” TLTA survey of the Facility, certified to Administrative Agent and Lessor, showing the location of the completed Facility, the location of all points of access to the Site and the location of all easements affecting the Site and certifying that there are no encroachments of the Facility onto any easements affecting the Site or onto any adjoining property (other than Permitted Liens) and that all applicable setback requirements and other restrictions have been complied with and otherwise complying with the requirements set forth in Section 6.1(ix); and
(ii)    a date-down endorsement, dated not earlier than the date of Readiness for First Synchronization to the Title Policies.

(d)    Bill of Sale. Lessee shall deliver, or cause to be delivered, to Lessor a bill of sale conveying all right, title and interest of Lessee, if any, in and to the Improvements to the Lessor.
ARTICLE VIII
Representations
Section 8.1.    Representations of the Participants. As of the date of its execution of this Participation Agreement, each Participant represents and warrants, severally and only as to itself, to the other Participants and to the Administrative Agent and Lessee that:
(a)    Power and Authority. Such Participant has the requisite power and authority to enter into and perform its obligations under the Operative Documents to which it is a party.
(b)    Lessor Liens. There are no Lessor Liens attributable to such Participant on the Lease or the Leased Property.
(c)    Organization, etc. Such Participant is a corporation, banking association, or limited liability company validly organized and existing and in good standing under the laws of the State or jurisdiction of its creation.
(d)    ERISA. Such Participant is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with its Advances hereunder and/or performing its obligations under the Operative Documents.
The making of any Rent Assignment Contribution or the advancing of the Lessor Amount by a Participant on any Advance Date shall constitute an affirmation by such Participant of the preceding representations and warranties.
Section 8.2.    Representations of Lessee. Lessee represents and warrants to each of the other parties hereto as of the Document Closing Date and on the date of each Advance Request and each Advance (both immediately before and after giving effect to the making of such Advance and the application of the proceeds thereof), that:
(a)    The Lessee is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) duly qualified to do business as a foreign organization in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification, except where failure to so qualify would not materially adversely affect its business, condition (financial or otherwise), operations or properties.
(b)    The execution, delivery and performance by the Lessee of each Operative Document to which it is, or is to become, a party, are within the Lessee’s organizational powers, have been duly authorized by all necessary organizational action and do not contravene (i) the

Lessee’s organizational documents, (ii) law applicable to the Lessee or its properties, or (iii) any contractual or legal restriction binding on or affecting the Lessee or its properties.
(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Lessee of this Participation Agreement (including obtaining any Advances under this Participation Agreement) or any other Operative Document to which it is, or is to become, a party, except for the FERC Authorization, which has been duly obtained, and is in full force and effect.
(d)    This Participation Agreement and the other Operative Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Participation Agreement is, and upon execution and delivery thereof each other Operative Document will be, the legal, valid and binding obligation of the Lessee enforceable against the Lessee in accordance with its terms, subject, however, to any applicable bankruptcy, reorganization, rearrangement, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(e)    The consolidated financial statements of the Lessee and its Subsidiaries as of December 31, 2024, and for the year ended on such date, as set forth in the Lessee’s Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, and the consolidated financial statements of the Lessee and its Subsidiaries as of September 30, 2025, and for the fiscal quarter ended on such date, as set forth in the Lessee’s Quarterly Report on Form 10-Q for the fiscal quarter ended on such date, as filed with the SEC, copies of each of which have been furnished to the Administrative Agent and each Participant, fairly present the consolidated financial condition of the Lessee and its Subsidiaries as at such dates and the consolidated results of the operations of the Lessee and its Subsidiaries for the periods ended on such dates, in accordance with GAAP, subject, in the case of such financial statements for the fiscal quarter ended September 30, 2025, to year-end adjustments and the absence of detailed footnotes. Except as disclosed in the Disclosure Documents, since December 31, 2024, there has been no material adverse change in the financial condition or operations of the Lessee.
(f)    Except as disclosed in the Disclosure Documents, there is no pending or threatened action or proceeding affecting the Lessee or any of its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect. There has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a Material Adverse Effect.
(g)    No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
(h)    The Lessee is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. After applying the proceeds of each Advance, not more than 25% of the value of the assets of the Lessee and its Subsidiaries subject to the restrictions of Section 9.2(a), (c) or (d) will consist of or be represented by Margin Stock.
(i)    The Lessee is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(j)    Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Termination Event has occurred, or is reasonably expected to occur, with respect to any ERISA Plan.
(k)    Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each ERISA Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Administrative Agent and Participants, is complete and accurate and fairly presents the funding status of such ERISA Plan, and since the date of such Schedule B there has been no change in such funding status that could reasonably be expected to result in a Material Adverse Effect.
(l)    Except as could not reasonably be expected to result in a Material Adverse Effect, (i) the Lessee has not incurred, and does not reasonably expect to incur, any withdrawal liability under ERISA to any Multiemployer Plan and (ii) neither the Lessee nor any of its ERISA Affiliates has incurred any liability or obligation under the WARN Act, which remains unpaid or unsatisfied.
(m)    The reports, financial statements and other written information furnished by or on behalf of the Lessee to the Administrative Agent or any Participant pursuant to or in connection with the Operative Documents and the transactions contemplated thereby, when considered in their totality together with the information set forth in the Lessee’s periodic reports filed as of any date of determination with the SEC under the Securities Exchange Act of 1934, as amended, do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect; provided that, with respect to projections and forward looking statements, the Lessee represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Lessee and actual results may vary from the projections and such variations may be material and, accordingly, the Lessee gives no representation and warranty that such projections and forward looking statements will be achieved.
(n)    As of the date delivered, the information included in the Beneficial Ownership Certification, if any, is true and correct in all respects.

(o)    The Lessee has implemented and maintains in effect policies and procedures designed to ensure compliance by the Lessee, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Lessee, its Subsidiaries and their respective officers and employees and, to the knowledge of the Lessee, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Lessee, any Subsidiary thereof or any of their respective officers or employees, or (b) to the knowledge of the Lessee, any director or agent of the Lessee or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Advance or use of proceeds thereof or other transaction contemplated by this Participation Agreement will violate Anti-Corruption Laws or applicable Sanctions.
(p)    All payments due from the Lessee or any of its ERISA Affiliates on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or properly accrued on the financial statements of the Lessee or such ERISA Affiliate, as applicable, in accordance with GAAP.
(q)    The Lessee and its Subsidiaries have filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(r)    [Reserved.]
(s)    Appraisal Data. As of the Document Closing Date, the information provided by Lessee or any of its Affiliates to the Appraiser and forming the basis for the conclusions set forth in the Appraisal, taken as a whole, was true and correct in all material respects and did not omit any information known and available to Lessee or its Affiliates necessary to make the information provided not materially misleading.
(t)    Patents, Trademarks. There are no patents, patent rights, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights with respect to the Leased Property that are necessary for the operation of the Leased Property, except to the extent that the Lessee has rights in respect thereof without payment of royalties or other licensing payments which rights may be freely leased, licensed or otherwise provided to Lessor or any successor owner, lessee, user or operator of the Leased Property.
(u)    [Reserved.]
(v)    No Transfer Taxes. No sales, use, excise, transfer or other similar tax, fee or imposition shall result from the sale, transfer, purchase of or holding title to the Leased Property, except such taxes, fees or impositions that will have been paid in full on or prior to the

Facility Completion Date, with respect to the Site and Facility, and which are in each case described or provided for in the Project Budget or for which Lessor is indemnified by Lessee.
(w)    Location of Chief Executive Office and Principal Place of Business, etc. The (i) “location” (as such term is used in Section 9-307 of the Uniform Commercial Code) of the Lessee is the State of Texas, and the place where its records concerning the Leased Property and all of its interests in, to and under all documents relating to the Leased Property are and will be kept, is located at 639 Loyola Avenue, New Orleans, LA 70113, (ii) “Entergy Texas, Inc.” is its true legal name as registered in the jurisdiction of its organization, its federal employer identification number and its organizational identification number designated by its jurisdiction of organization provided to the Lessor in writing on or prior to the date hereof is true and correct.
(x)    Title to Leased Property; Fee Interest. Upon payment through Advances for the materials and equipment to be provided by a Contractor to complete the Facility under the General Construction Agreement and the other Major Project Agreements, good and valid title to such materials and equipment will be held by the Lessor, free and clear of all Liens (except Liens of the type described in clauses (a), (b) or (c) of the definition of “Permitted Liens”). Subject at all times to Section 5.1 hereof, Lessor will at all times have good and marketable fee simple title to the Facility and leasehold estate in and to the Site, free and clear of all Liens other than Permitted Liens.
(y)    Creation of Liens. The Security Instruments will create a valid and, when the filings and recordings described in Schedule 6.1(xi) have been made, first priority (subject only to Permitted Liens) perfected Lien in favor of the Lessor or Administrative Agent, as applicable, in the Leased Property and the collateral described in the Assignment of Leases, as applicable, and no filing, recording, registration or notice with, or payment of any fees to, any federal or state Governmental Authority will be necessary to establish or, except for such filings and recordings as will be made pursuant to Schedule 6.1(xi) and payment of fees in connection therewith, which fees Lessee has provided for in the Project Budget, to perfect, or give record notice of, the Lien in favor of the Lessor or the Administrative Agent, as applicable, to the extent such Lien may be perfected by filings or recordings. With respect to the Lessor’s leasehold interest in the Site, the Ground Lease will be sufficient to convey good and marketable leasehold interest to the Site (subject to the Permitted Liens).
(z)    Applicable Law. The Facility when constructed will be in compliance in all material respects with all Applicable Laws and Insurance Requirements, and any present use and presently anticipated future use thereof by Lessee and its agents, assignees, employees, invitees, lessees, licensees and tenants comply with all Applicable Laws. No notices, complaints or orders of violation or noncompliance or liability have been issued to the Lessee or, to the best of their knowledge, threatened by any Person with respect to the Leased Property or the present or intended future use thereof, and Lessee has no actual knowledge of any circumstances which could reasonably be expected to give rise to the issuance of any such material notices, complaints or orders.
(aa)    Plans and Specifications. Upon Readiness for First Synchronization, fuel, electric distribution, water, sewer, telephone and drainage facilities, and all other utilities required to adequately service the Leased Property for its intended use will be available. No fire or other Casualty has occurred which has had a Material Adverse Effect. All utilities serving the Leased Property, or proposed to serve the Leased Property in accordance with the Plans and Specifications, are or will be located in, and vehicular access to the Leased Property is provided by, either public rights-of-way abutting the Leased Property or valid easements that run with the land and the benefit of which are part of the leasehold estate demised under the Ground Lease. With respect to the Leased Property, all material licenses, approvals, authorizations, consents, permits (including building and environmental permits, licenses, approvals, authorizations and consents), easements and rights-of-way, including proof and dedication, required for (x) the use, treatment, storage, transport, disposal or disposition of any Hazardous Substance on, at, under or from the Leased Property during the construction of the Facility thereon, (y) construction of the Facility in material accordance with the Plans and Specifications and the Construction Agency Agreement and (z) the use and operation of the Leased Property have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, as and when necessary and in any event prior to Facility Completion Date.
(bb)    Flood Hazard Areas. No portion of the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority. If the Site is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable Governmental Authority, then, to the extent required by Applicable Laws, Lessee shall provide property coverage for flooding within its regular property insurance for similar property owned or leased by Lessee or its Affiliates.
(cc)    No Prohibited Transactions. Subject to Section 8.1(d), none of the transactions contemplated by the Operative Documents will constitute a prohibited transaction within the meaning of Section 4975(c)(1)(A) through (D) of the Code.
(dd)    Site Compliance. The Site is in compliance in all material respects with all Applicable Laws, including all Environmental Laws and applicable zoning, use and building codes, laws, regulations and ordinances relating to the operations, maintenance, use or ownership of the Site, except where the noncompliance with which individually or in the aggregate could not reasonably be expected to have a material adverse effect on Lessee’s ability to perform its obligations under the Operative Documents.
(ee)    Environmental Condition of the Site. Except as set forth in the Environmental Audit described in Section 6.1(vi),
(i)    neither Lessee nor any of its Affiliates have received any written notice of, or written inquiry from any Governmental Authority regarding, any Environmental Claim or any violation or non-compliance with Environmental Laws with regard to the Site;

(ii)    neither Lessee nor any of its Affiliates have stored, released or transported any Hazardous Substances on the Leased Property or the Site in violation of Environmental Laws;
(iii)    the Site does not contain any Hazardous Substance at, on or under the Site in amounts or concentrations that constitute a violation of Environmental Laws; and
(iv)    Lessee has obtained all Governmental Actions which are required of it under all Environmental Laws.
(ff)    Title. On the Document Closing Date, Ground Lessor shall have good title in fee simple estate to the Site, subject to such exceptions to title that as are acceptable to Lessor, together with complete, legible copies of all documents referenced as exceptions in the Title Policies, and except for non-material survey exceptions, or non-material encumbrances, easements, licenses, permits or reservations of, or rights of others for, rights of way, access, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which encumbrances, easements, licenses, permits, reservations, rights and restrictions do not in the aggregate materially detract from the value of the Site or materially impair Lessee’s use in the operation of the Facility.
(gg)    Plan Assets. Lessee represents and warrants as of the Document Closing Date that Lessee is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Advances or the Commitments.
Section 8.3.    Representations of Lessee with Respect to Each Advance. Lessee represents and warrants to each of the other parties as of each Advance Date on which an Advance is made as follows:
(a)    Representations and Warranties. The representations and warranties of the Lessee set forth in the Operative Documents (including the representations and warranties set forth in Section 8.2, but excluding those contained in the last sentence of subsection (e) and in subsections (f) and (n) thereof) are true and correct in all material respects on and as of such Advance Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date; provided that, if financial statements have been delivered pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii), the representations and warranties contained in Section 8.2(e) shall be deemed to refer to the most recent financial statements delivered. No Default, Event of Default, Event of Loss or Significant Environmental Event has occurred and is continuing, or will occur as a result of, or after giving effect to, the Advance requested by the Advance Request on such date. Lessee has not received a Termination Notice pursuant to Section 3.4 of the Construction Agency Agreement.
(b)    Advance. The amount of the Advance requested represents amounts owed in respect of Project Costs incurred or previously paid by Lessee or which it expects to incur within the thirty (30) day period following the date of the requested Advance and for which the Lessee has not previously been reimbursed by an Advance. The conditions precedent to such Advance and the related Lessor Amount and Rent Assignment Contributions set forth in Article VI have been satisfied or waived in accordance with the Operative Documents.
Section 8.4.    Representations and Warranties of Administrative Agent. Bank of America, N.A., in its individual capacity and not in its capacity as Administrative Agent (with the exception of the last sentence of clause (b) below, which representation and warranty is made by Bank of America, N.A. solely in its capacity as Administrative Agent), hereby represents and warrants to each of the other parties hereto that:
(a)    Organization and Authority. It is duly organized as a national banking association under the laws of the United States of America, and has the corporate power and authority to enter into and perform its obligations under the Operative Documents.
(b)    Authorization; Binding Effect. The Operative Documents to which Administrative Agent is or will be a party have been or will be, on the date required to be delivered hereby, duly authorized, executed and delivered by the Administrative Agent. This Participation Agreement is, and each such other Operative Documents is, or, when so executed and delivered by the Administrative Agent will be, valid, legal and binding agreements of the Administrative Agent, enforceable against the Administrative Agent in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(c)    Non-Contravention. Neither the execution and delivery by the Administrative Agent of the Operative Documents to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both, nor compliance with the terms and provisions thereof, conflicts with, results in a breach of, constitutes a default under (with or without the giving of notice or lapse of time or both), or violates any of the terms, conditions or provisions of: (i) its charter documents or bylaws; (ii) any bond, debenture, note, mortgage, indenture, agreement, lease or other instrument to which it is now a party or by which it or its property, either in its individual capacity, or as Administrative Agent, or both, is bound or affected, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party, either in its individual capacity, or as Administrative Agent, or both; or (iii) any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any federal or Governmental Authority or any of the terms, conditions or provisions of any law, rule, regulation, order, injunction or decree of any Governmental Authority governing the banking and trust powers of the Administrative Agent applicable to it in its individual capacity or as Administrative Agent, or both, where such conflict, breach, default or violation would be reasonably likely to materially and adversely affect the ability of the Administrative Agent, either in its individual capacity, or as

Administrative Agent, or both, to perform its obligations under any Operative Document to which it is or will be a party.
(d)    Absence of Litigation, etc. There is no litigation (including derivative actions), arbitration or governmental proceedings pending or, to the best knowledge of the Administrative Agent, threatened against it which would be reasonably likely to adversely affect the Administrative Agent’s ability to perform its obligations under the Operative Documents to which it is or will be a party.
(e)    Governmental Actions. No action, consent or approval of, registration or filing with or any other action by any federal or Governmental Authority is or will be required by the Administrative Agent in connection with the Overall Transaction, except those which have been made or obtained or will be obtained on a timely basis in the ordinary course of the Administrative Agent’s business, and which are in full force and effect.
ARTICLE IX
Covenants of Lessee
Section 9.1.    Affirmative Covenants of Lessee. So long as any amount payable by the Lessee hereunder or under any other Operative Document shall remain unpaid or any Participant shall have any Commitment outstanding hereunder or under any other Operative Document, the Lessee will, unless the Required Participants shall otherwise consent in writing:
(a)    Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes; Inspection Rights.
(i)    keep proper books of record and account, all in accordance with GAAP;
(ii)    except as otherwise permitted by Section 9.2(c), preserve and keep in full force and effect its existence and preserve and keep in full force and effect its licenses, rights and franchises to the extent necessary to carry on its business; provided, however, that the Lessee may change its form of organization from a corporation to a limited liability company or from a limited liability company to a corporation if (A) such change shall not affect any obligations of the Lessee under the Operative Documents and (B) the Lessee shall deliver to the Administrative Agent (x) prompt notice of such change, (y) certified true and correct copies of the organizational documents of the Lessee after giving effect to such change and (z) all information requested by the Administrative Agent or any Participant in order to comply with its obligations under the Patriot Act;
(iii)    maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements, in each case to the extent such properties are not obsolete and not necessary to carry on its business;

(iv)    comply, and cause its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all Taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings diligently conducted and adequate reserves for the payment thereof in accordance with GAAP are being maintained, and compliance with ERISA and Specified Environmental Laws;
(v)    maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates and furnish to the Administrative Agent and Lessor, within a reasonable time after written request therefor, such information as to the insurance carried as any Participant, through the Administrative Agent, may reasonably request;
(vi)    pay and discharge its obligations and liabilities in the ordinary course of business, except to the extent that such obligations and liabilities are being contested in good faith by appropriate proceedings; and
(vii)    from time to time upon reasonable notice, permit or arrange for the Administrative Agent, the Participants and their respective agents and representatives to inspect the records and books of account of the Lessee and its Subsidiaries during regular business hours; provided, that such inspections shall not occur more frequently than once per calendar year unless a default or Event of Default shall have occurred and be continuing.
(b)    Use of Proceeds. Use the proceeds of the Advances exclusively for the purposes set forth herein and as described in the applicable Advance Request. No part of the proceeds of any Advance will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.
(c)    Reporting Requirements. Furnish to the Administrative Agent and each Participant:
(i)    as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of the Lessee, (A) consolidated balance sheets of the Lessee and its Subsidiaries as of the end of such quarter and (B) consolidated statements of income and retained earnings of the Lessee and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by a duly authorized officer of the Lessee as having been prepared in accordance with GAAP;

(ii)    as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Lessee, a copy of the annual report for such year for the Lessee and its Subsidiaries, containing consolidated financial statements for such year certified without qualification by Deloitte & Touche LLP (or such other nationally recognized public accounting firm selected by the Lessee), and certified by a duly authorized officer of the Lessee as having been prepared in accordance with GAAP;
(iii)    concurrently with the delivery of the financial statements specified in clauses (i) and (ii) above, a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Lessee, (A) stating that no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement setting forth details of such Event of Default, as the case may be, and the action that the Lessee has taken and proposes to take with respect thereto and (B) setting forth in a true and correct manner, the calculation of the ratio contemplated by Section 9.2(b) hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Lessee’s compliance with or the status of the financial covenant contained in Section 9.2(b) hereof;
(iv)    as soon as possible and in any event within five (5) days after the Lessee has knowledge of the occurrence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the duly authorized officer of the Lessee setting forth details of such Event of Default or event, as the case may be, and the actions that the Lessee has taken and proposes to take with respect thereto;
(v)    as soon as possible and in any event within ten (10) days after the Lessee knows or has reason to know that any litigation against, or any arbitration, administrative, governmental or regulatory proceeding involving, the Lessee or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect, notice of such litigation or proceeding describing in reasonable detail the facts and circumstances concerning such litigation or proceeding and the Lessee’s or such Subsidiary’s proposed actions in connection therewith;
(vi)    promptly after the sending or filing thereof, copies of all reports that the Lessee sends to any of its securities holders, and copies of all reports and registration statements which the Lessee files with the SEC or any national securities exchange pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;
(vii)    as soon as possible and in any event within thirty (30) days after the Lessee knows or has reason to know that any ERISA Termination Event with respect to any ERISA Plan has occurred, a statement of a duly authorized officer of the Lessee describing such ERISA Termination Event and the action, if any, that the Lessee proposes to take with respect thereto;

(viii)    promptly and in any event within ten (10) Business Days after receipt thereof by the Lessee from the PBGC, copies of each notice received by the Lessee of the PBGC’s intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;
(ix)    promptly and in any event within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan;
(x)    promptly and in any event within ten (10) Business Days after receipt thereof by the Lessee from a Multiemployer Plan sponsor, a copy of each notice concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;
(xi)    promptly and in any event within five (5) Business Days after S&P or Moody’s has changed any rating assigned to the Lessee’s senior unsecured long-term debt (or the Lessee’s issuer or corporate rating, as applicable), notice of such change;
(xii)    subject to Sections 9.2(c) and 9.2(d), promptly and in any event within thirty (30) days of any disposition, merger or consolidation that would result in a name change or significant change in the organizational structure of the Lessee, notice of such change;
(xiii)    promptly after the Lessee qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Lessee and thereafter promptly following any change in the information provided in the most recently furnished Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein, a new Beneficial Ownership Certification; and
(xiv)    such other information respecting the condition or operations, financial or otherwise, of the Lessee or any of its Subsidiaries as the Administrative Agent or any Participant may from time to time reasonably request.
The financial statements and reports described in paragraphs (i), (ii) and (vi) above will be deemed to have been delivered hereunder if such documents are publicly available on EDGAR or on the Lessee’s website no later than the date specified for delivery of the same under paragraph (i), (ii) or (vi), as applicable, above. If any financial statements or report described in (i) and (ii) above is due on a date that is not a Business Day, then such financial statements or report shall be delivered on the next succeeding Business Day.
(d)    Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Lessee, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(e)    Further Assurances. Lessee will from time to time, at its expense, promptly execute and deliver to the Administrative Agent and the Participants such further instruments and documents, and take such further action, that may be reasonably necessary, or that the Administrative Agent or the Participants may reasonably request, in order to enable the Administrative Agent and the Participants to exercise or enforce their respective rights or remedies under or in connection with this Participation Agreement and the other Operative Documents.
(f)    On-going KYC Obligation. Promptly following any request therefor, Lessee will provide information and documentation reasonably requested by the Administrative Agent or any Participant for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.
(g)    Gas Supply. On or prior to the Base Term Commencement Date, Lessee shall cause to be executed a contract providing for “firm” delivery of gas fuel to the Facility in form and substance reasonably satisfactory to the Lessor (which, for the avoidance of doubt, (i) will be subject to the requirements of Section 3.6(b) and (ii) is a separate and distinct contract from the Firm Transportation Agreement and shall not require any modification, termination or supplement to the Firm Transportation Agreement).
Section 9.2.    Negative Covenants of Lessee. So long as any amount payable by the Lessee hereunder or under any other Operative Document shall remain unpaid or any Participant shall have any Commitment outstanding hereunder or under any other Operative Document, the Lessee will not, without the written consent of the Required Participants:
(a)    Liens, Etc. Create or suffer to exist any (y) Lien upon or with respect to the Leased Property other than Permitted Liens and (z) Bank Credit Agreement Lien upon or with respect to any of its other properties (including, without limitation, any shares of any class of equity security of any of its Significant Subsidiaries), in each case to secure or provide for the payment of Debt, other than: (i) Bank Credit Agreement Liens in existence on the Bank Credit Agreement Effective Date; (ii) Bank Credit Agreement Liens for taxes, assessments or governmental charges or levies to the extent not past due, or which are being contested in good faith in appropriate proceedings diligently conducted and for which the Lessee has provided adequate reserves for the payment thereof in accordance with GAAP; (iii) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation; (iv) other pledges or deposits in the ordinary course of business (other than for borrowed monies) that, in the aggregate, are not material to the Lessee; (v) purchase money mortgages or other liens or purchase money security interests upon or in any property acquired or held by the Lessee in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (vi) Bank Credit Agreement Liens imposed by law such as materialmen’s, mechanics’, carriers’, workers’ and repairmen’s Bank Credit Agreement Liens and other similar Bank Credit Agreement Liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted;

(vii) attachment, judgment or other similar Bank Credit Agreement Liens arising in connection with court proceedings, provided that such Bank Credit Agreement Liens, in the aggregate, shall not exceed $25,000,000 at any one time outstanding; (viii) Bank Credit Agreement Liens created by or pursuant to the Mortgage Indenture; (ix) other Bank Credit Agreement Liens not otherwise referred to in the foregoing clauses (i) through (viii) above, provided that such Bank Credit Agreement Liens, in the aggregate, shall not secure obligations in excess of $50,000,000 at any one time; (x) Bank Credit Agreement Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred to in the foregoing clauses (i) through (vi) and (viii) above, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Debt that secured the Bank Credit Agreement Lien so extended, renewed or replaced (and any improvements on such property); and (xi) Bank Credit Agreement Liens on rights or other property purported to be transferred to the issuer of Eligible Securitization Bonds or another entity to secure Eligible Securitization Bonds; provided, further, that no Bank Credit Agreement Lien permitted under the foregoing clauses (i) through (xi) shall be placed upon any shares of any class of equity security of any Significant Subsidiary unless the obligations of the Lessee to the Administrative Agent and Participants hereunder are simultaneously and ratably secured by such Bank Credit Agreement Lien pursuant to documentation satisfactory to the Administrative Agent and Participants.
(b)    Limitation on Debt. Permit the total principal amount of all Debt of the Lessee and its Subsidiaries, determined on a consolidated basis and without duplication of liability therefor, at any time to exceed 65% of Capitalization determined as of the last day of the most recently ended fiscal quarter of the Lessee; provided, however, that for purposes of this Section 9.2(b), (i) “Debt” and “Capitalization” shall not include (A) Hybrid Securities, (B) any Debt of any Subsidiary of the Lessee that is Non-Recourse Debt and (C) Eligible Securitization Bonds, and (ii) “Capitalization” shall exclude changes to other comprehensive income resulting from (x) pension and other post-retirement benefits liability adjustments and (y) mark-to-market non-cash adjustments relating to accounting for derivatives.
(c)    Mergers, Etc. Merge with or into or consolidate with or into any other Person, except that the Lessee may merge with any other Person, provided that, immediately after giving effect to any such merger, (i) the Lessee is the surviving Person or the merger is to effect a change in the Lessee’s form of organization permitted by the proviso in Section 9.1(a)(ii), (ii) no event shall have occurred and be continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, and (iii) the Lessee shall not be liable with respect to any Debt or allow its property to be subject to any Lien which would not be permissible with respect to it or its property under this Participation Agreement on the date of such transaction.
(d)    Disposition of Assets. (i) Sell, lease, transfer or otherwise dispose of any shares of Common Equity of any Significant Subsidiary, whether now owned or hereafter acquired by the Lessee, or permit any Significant Subsidiary to do so or (ii) sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), or permit any

Significant Subsidiary to sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions), assets representing in the aggregate amount more than 10% (determined at the time of each such transaction) of its Consolidated Net Worth to any entity other than any wholly owned Subsidiary of the Lessee.
(e)    No Violation of Anti-Corruption Laws or Sanctions. Request any Advance, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use any Advance or the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE X
Other Covenants and Agreements
Section 10.1.    Covenants of the Administrative Agent and the Participants. (a) Lessor Liens. Each of the Participants (severally and not jointly with any other Participants) and the Administrative Agent hereby agrees that so long as this Participation Agreement is in effect it:
(i)    will not create, incur, assume or suffer to exist Lessor Lien attributable to it upon the Lease or the Leased Property (other than as contemplated by any of the Operative Documents); and
(ii)    will remove any Lessor Lien created or incurred by it and use its best efforts to remove Lessor Lien attributable to it assumed or suffered to exist by it upon the Lease or the Leased Property (other than the Liens of the Security Instruments and such other Liens as are contemplated by any of the Operative Documents); provided, however, that any action taken pursuant to this clause (ii) shall not limit the Lessee’s rights or remedies under any of the Operative Documents.
(b)    Rent Assignment Agreement. Lessor and each Participant hereby agree that, so long as the Lease is in effect, Lessor shall not consent to or permit any amendment of the terms and provisions of the Rent Assignment Agreement or any Security Instrument, whether or not any Event of Default shall have occurred and be continuing, if any such amendment or action would have the effect of increasing the obligations of Lessee or decreasing the rights of Lessee, in each case without the prior written consent of Lessee, except that without such consent, Lessor may waive performance by Administrative Agent of obligations to Lessor, the non-performance of which does not adversely affect Lessee.
(c)    Acceptance of Provisions of Lease. The Participants and the Administrative Agent hereby acknowledge and accept the provisions of Sections 15.2, 18.1, and 20.1 and Article XXI of the Lease.

(d)    Depreciation. With respect to any taxable year or portion thereof, prior to the Expiration Date, no Participant shall claim any federal or state or local tax attributes or benefits (including depreciation) relating to the Leased Property or otherwise claim ownership of the Leased Property for federal, state or local tax purposes unless required to do so by an appropriate taxing authority or after a clearly applicable change in Applicable Laws or as a protective response to a proposed adjustment by a Governmental Authority; provided, however, that if an appropriate taxing authority shall require Lessor or any Participant to claim any such federal or state tax attributes or benefits or if it proposes to claim any such federal or state tax attributes or benefits as a protective response, such Person shall provide reasonable advance written notice thereof and shall permit Lessee to contest such requirement in a manner similar to the contest rights provided in, and subject to any applicable limitation to a contest contained in, Section 13.4(b).
(e)    Right of Set-Off. Each of the Participants and the Administrative Agent, in its individual capacity, and Lessee covenants as to itself, not jointly with any other Person, that it shall not exercise, or attempt to exercise, any right of setoff, banker’s lien, or the like, against any deposit account or property of Lessee, or any of its Affiliates held or maintained by such Person without the prior written consent of the Administrative Agent, which shall base its decision to grant such consent solely upon a determination, upon the advice of the Administrative Agent’s counsel, that such exercise shall not adversely affect the right of any other Participant to resort to any other right or remedy as a result of the application of state law relating to such Participant.
(f)    Release of Documents. The Administrative Agent hereby agrees that, upon a sale of the Leased Property pursuant to Section 20.1 of the Lease and payment of all amounts due and owing from the Lessee under the Operative Documents or repayment in full of all Rent Assignment Contributions and Lessor Amount and all other amounts due and owing from Lessee under the Operative Documents to Administrative Agent and the Participants, the Administrative Agent shall, at Lessee’s sole cost and expense execute and deliver to the Lessee a bill of sale, release of any Security Instrument, and releases of all other Liens created by the Operative Documents, and termination statements for any financing statements relating to the Leased Property or any of the Collateral which are then of record naming the Administrative Agent as secured party or assignee thereof.
(g)    Release of Liens. Administrative Agent hereby agrees with Lessee (so long as no Event of Default shall have occurred and be continuing) and the Rent Assignees, except as otherwise expressly authorized or otherwise permitted under the Operative Documents, not to release the Lien of any of the Security Instruments on the Collateral.
(h)    Notice of Change; Lessor Confirmation Letter. Lessor represents to Lessee that the ASC 810 Letter furnished to Lessee is a true, correct and complete copy thereof. Lessor shall notify Lessee if (i) Lessor determines that any facts or circumstances could reasonably be expected to cause Lessor to be deemed to be a “variable interest entity” pursuant to GAAP, or (ii) the SEC or the accounting firm which audits Lessor sends Lessor written notice that it has commenced any investigation or inquiry into whether Lessor is a “variable interest entity”, or (iii) Lessor has knowledge that the status of Lessor is being considered under Paragraph 7 of ASC 810. In the event that the Lessor becomes a “variable interest entity” pursuant to GAAP, or is otherwise required to be consolidated with Lessee, Lessor shall provide such financial information as may be reasonably requested by Lessee in connection with the consolidation of Lessor in Lessee’s financial statements. Lessor shall annually, and upon the request of the Lessee, and in any event not more than quarterly, provide to the Lessee a letter of the same tenor as the Lessor Confirmation Letter. In the event Lessor shall be determined to be a “variable interest entity” under GAAP, then at Lessee’s option, Lessor shall assign its interest in this Participation Agreement, the other Operative Documents and the Leased Property to a successor lessor designated by the Lessee for the Lessor Balance plus all other amounts owing to Lessor under the Operative Documents in accordance with Section 12.1(b); provided that, (a) if such determination arises from circumstances within the Lessor’s control (including, without limitation, any voluntary changes in its ownership structure), such assignment and any related costs and expenses shall be at Lessor’s expense; and (b) if such determination arises from circumstances outside of the Lessor’s control, such assignment and any related costs and expenses shall be at Lesse’s expense.
ARTICLE XI
Reserved
ARTICLE XII
Transfers of Participants’ Interests
Section 12.1.    Assignments.
(a)    All or any part of the interest of any Rent Assignee in, to or under this Participation Agreement, the other Operative Documents, the Leased Property or the Rent Assignment Contributions may be assigned or transferred by such Rent Assignee at any time to any Person; provided, however, that: (i) each such assignment shall be of a constant, and not a varying, percentage of all such rights and obligations under the Rent Assignment Agreement (if applicable to such Rent Assignee); (ii) unless both parties to the assignment are Participants immediately prior to giving effect to the assignment, the amount of the Commitment of the assigning Rent Assignee being assigned pursuant to each such assignment shall not be less than $10,000,000.00 (or if less, the entire amount of such Participant’s Commitment) and shall be an integral multiple of $10,000,000.00 (or such Participant’s entire Commitment); (iii) each such assignment shall be to an Eligible Assignee; (iv) the Administrative Agent shall have received from the assignee/transferee or the assignor/transferor a transfer fee in the amount of $3,500.00 (unless waived by the Administrative Agent); (v) each assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3; (vi) if the assignment occurs prior to the end of the Commitment Period, the assignor shall concurrently assign to the assignee that percentage of its Commitment set forth in Schedule II hereto; (vii) each assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(a), (B) deliver to the Lessee, the Administrative Agent and the Lessor an Assignment Agreement, in substantially the form of Exhibit E, each executed by the assignee or transferee and (C) represent and warrant to Lessor, the Administrative Agent, each other Participant and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and engage in the Overall Transaction; (viii) to the extent required in the definition of “Eligible Assignee”, Lessee shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of a Default or Event of Default; and (ix) solely with respect to Lessor, if the assignment occurs prior to the end of the Commitment Period, the Lessor Commitment, together with Lessor’s Rent Assignment Contribution Commitment, shall continue to be equal to or greater than any other Rent Assignee’s Rent Assignment Contribution Commitment.
The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Participants that own interests in, to or under this Participation Agreement, the other Operative Documents, the Leased Property or the other Collateral, and the Commitments of, and Advances and any other amounts treated as principal or interest for United States federal income tax purposes owing to each Participant pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Lessor, Lessee, the Administrative Agent and the Participants shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Participant hereunder for all purposes of this Agreement. The Register shall be available for inspection by Lessee and any Participant, at any reasonable time and from time to time upon reasonable prior notice. No transfer or assignment shall be effective until recorded in the Register.
Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.
(b)    All of the interests of the Lessor (but expressly excluding Lessor’s interest as a Rent Assignee, which is subject to Section 12.1(a) above) in, to or under this Participation Agreement, the other Operative Documents, the Leased Property or the other Collateral may be assigned or transferred by the Lessor at any time to any Person; provided, however, that: (i) Lessor shall give notice of such assignment and the name of the assignee to Lessee; (ii) the assignee or transferee shall have complied, as of the date of the transfer, with the delivery requirements of Section 12.3(a); (iii) such assignment shall be to an Eligible Assignee (unless otherwise consented to by Lessee); and (iv) the assignee or transferee shall (A) acknowledge in writing, addressed and delivered to each of the parties to this Participation Agreement, that the obligations to be performed by the assignor or transferor from and after the date of such transfer or assignment under this Participation Agreement and all other Operative Documents are its obligations, including the obligations imposed by this Section 12.1(b), (B) deliver to the Lessee, the Administrative Agent and the Lessor an Assignment Agreement, in substantially the form of Exhibit E, each executed by the assignee or transferee; (C) represent and warrant to Lessor, Administrative Agent and the Lessee in writing each of the representations and warranties as set forth in Section 8.1 and that it has the requisite power and authority to accept such assignment or transfer and to engage in the Overall Transaction; and (D) provide to Lessee an ASC 810 Letter; provided, further, that no such assignment shall be made if so long as no Event of Default exists, (1) in the reasonable opinion of Lessee, such assignment would cause Lessee to be required to cease reporting the Lease as a lease in Lessee’s financial statements and (2) Lessee provides Lessor written notice of such determination within thirty (30) days of Lessee’s receipt of the notice described in clause (i) above. If Lessee has objected to a proposed assignee for the reason set forth in clause (1) above (which shall be the only reason Lessee can object to a proposed assignee), Lessor may re-submit notice of such proposed assignee to Lessee at a later date and the reasonableness of Lessee’s opinion in clause (1) shall be determined as of such later date. If Lessee and Lessor disagree whether Lessee’s opinion in respect of clause (1) is or is not reasonable, then (i) on or prior to the Base Term Commencement Date, such reasonableness shall be determined in Lessee’s sole discretion, or (i) after the Base Term Commencement Date, such reasonableness shall be determined by an independent accounting firm to be selected mutually by Lessee and Lessor at Lessee’s sole cost and expense.
Any transfer or assignment made in violation of the above requirements shall not be effective against the other parties to this Participation Agreement until such requirements are satisfied.
Section 12.2.    Participations. Notwithstanding Section 12.1, any Participant may at any time sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a “Sub-Participant”) participating interests in all or a portion of its rights and obligations under this Participation Agreement or the other Operative Documents and the Collateral (including, without limitation, all or portion of the Rent owing to it) without the prior consent of the Lessee or the Administrative Agent; provided, however, that:
(a)    no participation contemplated in this Section 12.2 shall relieve such Participant from its obligations hereunder or under any other Operative Document;
(b)    such Participant shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and under any Operative Documents;
(c)    the Lessee, Lessor and the Administrative Agent shall continue to deal solely and directly with such Participant in connection with such Participant’s rights and obligations under this Participation Agreement and each of the other Operative Documents; provided, however, that such assignee or Sub-Participant shall comply with Section 12.3(c); and
(d)    each Participant that sells a sub-participation shall, acting solely for this purpose as a non-fiduciary agent of Lessee, maintain a register on which it enters the name and address of each Sub-Participant and information relating to the interests of each Sub-Participant (including information relating to any amounts treated as principal or interest for United States federal income tax purposes) (the “Participant Register”); provided that no Participant shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Sub-Participant or any information relating to a Sub-Participant’s interests in any Commitments or Advances) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Participant shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Participation Agreement and the other Operative Documents notwithstanding any notice to the contrary.
Section 12.3.    Withholding Taxes; Disclosure of Information; Pledge Under Regulation A. (a) If any Participant or any assignee of, or Sub-Participant in, any Rent Assignment Contribution or the Lessor Amount (each such Participant, assignee or Sub-Participant, a “Recipient”) is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), then such Recipient shall (i) furnish to the Lessor, the Administrative Agent and the Lessee in duplicate, prior to any payment being made to such Recipient pursuant to any Operative Document and for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-9 and any additional form (or such other form) as is necessary to claim complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document, and (ii) provide to the Lessor, the Administrative Agent and the Lessee a new Internal Revenue Service Form W-9 and any such additional form (or other such form) upon learning that any such form previously provided by the Lessor or Recipient has become incorrect and upon the expiration or obsolescence of any previously delivered form in accordance with applicable United States laws and regulations duly executed and completed by the Lessor or Recipient, as the case may be, and such other documents or certificates as may reasonably be requested by the Lessor, the Administrative Agent or the Lessee as is necessary to for such Recipient to claim complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document.
(b)    If any Recipient is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), prior to any payment being made to such Recipient pursuant to any Operative Documents and then such Recipient shall (i) furnish to the Lessor, the Administrative Agent and the Lessee in duplicate, for each taxable year of Recipient during the Term, a properly completed and executed Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, together with any necessary attachments and any such additional form (or such other forms adopted from time to time by the relevant United States taxing authority) as is necessary to benefit from complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document, (ii) provide to the Lessor, the Administrative Agent and the Lessee a new Internal Revenue Service Form W-8 ECI, Internal Revenue Service Form W-8 BEN-E or Internal Revenue Service Form W-8 IMY, as applicable, together with any necessary attachments, and any such additional form (or such other forms adopted from time to time by the relevant United States taxing authority) upon learning that any such form previously provided by such Recipient has become incorrect and upon the expiration or obsolescence of any previously delivered form duly executed and completed by such Recipient and such other documents or certificates as may reasonably be requested by the Lessor, the Administrative Agent or the Lessee, and (iii) comply at all times with all applicable United States laws and regulations and all provisions of any applicable tax treaty with regard to such Withholding Tax exemption.

(c)    By its acceptance of an assignment of or participation in the interests, in whole or in part, of any Participant under this Participation Agreement or any other Project Agreement, each assignee or Sub-Participant shall be deemed bound by the provisions set forth in this Article XII and Section 13.4(e) and to represent on the date it becomes a Recipient, that it is entitled to complete exemption from United States Withholding Taxes on all payments pursuant to any Operative Document.
(d)    Subject to Section 15.14 hereof, the Administrative Agent or any Participant may, in connection with any assignment, participation or proposed assignment or participation permitted pursuant to this Article XII, disclose to the Recipient or proposed Recipient any information relating to the Lessee.
(e)    Anything in this Article XII to the contrary notwithstanding, any Participant may, without the consent of the Lessee, assign and pledge all or any portion of its interest in the Rent Assignment Contributions, this Participation Agreement or any other Project Agreement to any Federal Reserve Bank as collateral security pursuant to Regulation A of the F.R.S. Board.
(f)    If a payment made to a Recipient pursuant to any Operative Document would be subject to Withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Lessor, the Administrative Agent and the Lessee at the time or times prescribed by law and at such time or times reasonably requested by the Lessor, the Administrative Agent or the Lessee such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lessor, the Administrative Agent or the Lessee as may be necessary for the Lessor, the Administrative Agent or the Lessee to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Participation Agreement.
(g)    On or before the date Administrative Agent (or any successor or replacement Administrative Agent) becomes Administrative Agent under this Participation Agreement, such Administrative Agent shall represent that it is a “U.S. Person” under Section 7701(a)(30) of the Code and shall deliver to Lessee a duly executed copy of Internal Revenue Service Form W-9.
ARTICLE XIII
Indemnification
Section 13.1.    Indemnification.
(a)    General Indemnification.

(i)    Prior to the Base Term Commencement Date and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII:
(A)    Lessee shall pay and assume liability for, and does hereby agree whether or not any of the transactions contemplated hereby shall be consummated, to indemnify, protect, defend, save and keep harmless Lessor from and against any and all Claims that may be imposed on, incurred by or asserted against Lessor (whether because of action or omission by Lessor), whether or not such Claim is covered by any other indemnification under this Article XIII or the Lessor shall also be indemnified as to any such Claim by any other Person, whenever such Claim arises or accrues, including whether or not such Claim arises or accrues at any time prior to or after the Document Closing Date or the Expiration Date, and which in all cases shall include any Claim for which the Lessor has an obligation to indemnify any Person (including any Person to which the Lessor sells participating interests in its rights and obligations under this Participation Agreement or the Operative Documents pursuant to Section 12.2), or for which Lessor otherwise has liability, under Section 13.1(a)(i)(B) below, and
(B)    Lessor shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each Participant Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against any such Participant Indemnitee (whether because of action or omission by such Participant Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such Participant Indemnitee shall also be indemnified as to any such Claim by any other Person but in each case only to the extent Lessor has been indemnified by Lessee for such claim pursuant to clause (A) above, and
(ii)    Commencing upon the Base Term Commencement Date and without limitation on the rights of any Indemnitee under any other indemnification set forth in this Article XIII, whether or not any of the transactions contemplated hereby shall be consummated, Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect, defend, save and keep harmless each General Indemnitee from and against any and all Claims that may be imposed on, incurred by or asserted against such General Indemnitee (whether because of action or omission by such General Indemnitee), whether or not such Claim is covered by any other indemnification under this Article XIII or such General Indemnitee shall also be indemnified as to any such Claim by any other Person, and whether or not such Claim arises or accrues after the Expiration Date, in each case under this Section 13.1(a), arising out of or in any way relating to:
(1)    any of the Operative Documents, any of the transactions contemplated thereby or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(2)    any Project Agreement, the Leased Property, or any part thereof or interest therein;
(3)    the purchase, manufacturing, mortgaging, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, operation, condition, sale (including any sale or other transfer pursuant to Sections 15.1 or 16.2 of the Lease or any sale or transfer pursuant to Articles XVIII, XX or XXI of the Lease), return or other disposition of all or any part of any interest in the Leased Property or the Site or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including: (i) Claims or penalties arising under the General Construction Agreement or any other agreements or obligations relating to the Construction, the Site Obligations or from any violation of law or in tort (strict liability or otherwise) by Lessee, Administrative Agent, Lessor, any Participant or any other Person or with respect to the use, operation or maintenance of the Leased Property or the Site, (ii) loss of or damage to the environment (including investigation costs, cleanup costs, response costs, remediation and removal costs, costs of corrective action, costs of financial assurance, and all other damages, costs, fees and expenses, fines and penalties, including natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under any Environmental Laws, (iii) any Claim resulting from or related to latent or other defects in the Leased Property, whether or not discoverable, (iv) any Claims resulting from the existence or Release of any Hazardous Substance at or from the Leased Property or the Site, (v) any Claim resulting from or related to the purchase, acquisition, lease or transfer of the Leased Property, the Site Obligations, including the Construction, or arising from or relating to the Ground Lease, (vi) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or the Site, (vii) the making of any Modifications in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or the Site or any part thereof, or (viii) any Claim for patent, trademark or copyright infringement;
(4)    the offer, issuance, sale, transfer or delivery of the Rent Assignment Contributions or Lessor Amount in accordance with the terms of this Participation Agreement;
(5)    the breach or alleged breach by Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate delivered by it;

(6)    [Reserved];
(7)    the retaining or employment of any broker, finder or financial advisor by the Lessee to act on its behalf in connection with this Participation Agreement; or
(8)    any other agreement entered into or assumed by Lessee or its Affiliate in connection with the Leased Property (including, in connection with each of the matters described in this Section 13.1 to which this indemnity shall apply, matters based on or arising from the negligence of any Participant Indemnitee or any General Indemnitee).
It is expressly understood and agreed that the indemnities provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.
(b)    Exclusions from Indemnities. Notwithstanding the foregoing provisions of this Article XIII, Lessee shall not be obligated to indemnify Lessor or a General Indemnitee under Section 13.1, and Lessor shall not be required to indemnify a Participant Indemnitee under Section 13.1(a)(i)(B), for any Claim to the extent that such Claim is attributable to: (i) the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction, in a final non-appealable judgment; (ii) the breach by such Indemnitee of its representations and warranties in Section 8.1 or 8.4, as the case may be, or the breach by such Indemnitee of its express covenants as set forth in this Participation Agreement or in any other Operative Document to which such Indemnitee is a party except if any such breach results from a breach by Lessee of its obligations under this Participation Agreement or in any other Operative Documents; (iii) any Claim resulting from the imposition of any Lessor Lien which such Indemnitee is responsible for discharging under the Operative Documents; (iv) any Claim related to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax Claim, it being agreed that any such indemnity for Taxes is in Section 13.4; and (v) any Claim for the recovery of Project Costs to the extent such Claim arises solely as a result of any Event of Default prior to the Base Term Commencement Date, the recovery of such Project Costs to be governed by Article V of the Construction Agency Agreement; provided, however, that nothing in the foregoing clauses (i) through (iii) shall be deemed to exclude or limit any (x) Claim that Lessor or any Participant Indemnitee may have under any Operative Document or Applicable Laws for damages from the Lessee for breach by Lessee of its representations or warranties made or deemed made by it in any Operative Document or (y) any remedy under or right to damages pursuant to Article XVI of the Lease or Article V of the Construction Agency Agreement. For the avoidance of doubt, this Section 13.1 shall not apply to the indemnities subject to Section 13.4.
Section 13.2.    Nonconformance. If (a) Lessee elects the Sale Option, an Event of Default occurs, or Lessee returns the Leased Property to Lessor or Administrative Agent and (b) after paying to Lessor, for the benefit of the Participants, any amounts then due under the Operative Documents (including the Sale Option Recourse Amount), the Lease Balance shall not have been reduced to zero, then Lessee shall promptly pay on the earlier of Expiration Date or the date which is thirty (30) days following the delivery of the appraisal described below, an amount (the “Nonconformance Amount”) not to exceed the shortfall which such appraisal indicates is the result of extraordinary wear and tear to or excessive usage of the Leased Property, whether or not permitted under the Lease. For purposes of making the determination provided for in this Section 13.2, Lessor shall cause to be delivered to Administrative Agent and Lessee within twenty (20) days of the occurrence of the event described in the first sentence of this Section 13.2 but in any event not less than ten (10) Business Days prior to the consummation of a sale of the Leased Property, at Lessee’s sole cost and expense, a report from an appraiser selected by the Required Participants and reasonably approved by Lessee, in form and substance satisfactory to the Required Participants and using approved methods satisfactory to the Required Participants, concerning the extent to which the fact that the actual Fair Market Value of the Leased Property as of the date of determination is less than the Fair Market Value anticipated for such date in the Appraisal is due to any of the factors enumerated in the preceding sentence hereof. Any Nonconformance Amounts payable by Lessee shall be distributed in accordance with Section 5.3(d).
Section 13.3.    Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.2, such Indemnitee shall, if so requested by Lessee and prior to any payment, submit such additional information to Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.
In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify Lessee of the commencement thereof provided that failure to notify Lessee shall not alter such Indemnitee’s rights under this Section 13.3, except to the extent such failure precludes or materially impairs Lessee’s ability to conduct a defense, and Lessee shall be entitled, at its expense, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof through its own counsel, which shall be subject to the reasonable approval of the Required Participants, on behalf of the Indemnitee; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding and, at the request of the Indemnitee, provide an indemnity and, if requested by such Indemnitee, collateral security (provided that no collateral security shall be required so long as the Lessee has an Investment Grade Rating), reasonably satisfactory to the Indemnitee, and, the Lessee shall keep such Indemnitee fully appraised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request. Lessee must indicate its election to assume such defense by written notice to the Indemnitee within ninety (90) days following receipt of Indemnitee’s notice of the Claim, or in the case of a third party claim which requires a shorter time for response then within such shorter period as specified in the Indemnitee’s notice of Claim; provided that such Indemnitee has given Lessee notice thereof. Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of imposition of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property unless, in the case of civil liability, Lessee shall have posted a bond or other security reasonably satisfactory to the relevant Indemnitees in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified Claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing. Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed in the case of a money settlement not involving an admission of liability of such Indemnitee.
The party controlling the defense shall consult in good faith with the other party and its counsel with respect to the defense and shall keep the non-controlling party reasonably informed as to the progress of the defense. Each Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.2, as applicable, and Lessee shall reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the continuance of an Event of Default where Lessee shall have failed to provide indemnity and, if requested by such Indemnitee, collateral security (provided that no collateral security shall be required so long as the Lessee has an Investment Grade Rating), both in form, substance and in such amounts reasonably satisfactory to each Indemnitee, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.2, as applicable, without the prior written consent of Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.2, as applicable, with respect to such Claim, does not admit any criminal liability or civil liability on behalf of the Lessee in connection with such Claim, and uses reasonable efforts to advise Lessee on the status of proceedings from time to time during the pendency of such Claim.
Upon payment in full of any Claim by Lessee pursuant to Section 13.1 or 13.2, as applicable, to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable Lessee vigorously to pursue such claims.
Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.2 shall be paid to such Indemnitee promptly, but in no event no later than thirty (30) days, after receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable; provided that the foregoing shall not limit any obligation of Lessee to indemnify an Indemnitee for costs and expenses incurred by such Indemnitee in contesting such Claim in accordance with the terms herein.
Section 13.4.    General Tax Indemnity.
(a)    Indemnification.
(i)    Prior to the Base Term Commencement Date and without limitation on, or duplication of, the rights of any Tax Indemnitee under Sections 13.1 and 13.2 hereof, (x) the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and the Lessor, and hold the Leased Property and the Lessor harmless against, all Impositions on an After Tax Basis and which in all cases shall include all Impositions on an After Tax Basis for which the Lessor has an obligation to indemnify any Person (including, but not limited to, any Person to which Lessor sells participating interests in its rights and obligations under this Participation Agreement or the Operative Documents pursuant to Section 12.2) or for which Lessor otherwise has liability under clause (y) below and (y) the Lessor shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all other Tax Indemnitees, and hold it and them harmless against (for and against which obligations of the Lessor the Lessee agrees to indemnify, protect and defend the Lessor), all Impositions on an After Tax Basis, but only to the extent Lessor was indemnified by Lessee for such Impositions pursuant to clause (x) above.
(ii)    Commencing upon the Base Term Commencement Date and without limitation on, or duplication of, the rights of any Tax Indemnitee under any other indemnification provision of this Article XIII, and the immediately preceding sentence, the Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Leased Property and all Tax Indemnitees, and hold it and them harmless against, all Impositions on an After Tax Basis.
(b)    Contests. If any claim shall be made against any Tax Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Imposition as to which the Lessee may have an indemnity obligation pursuant to this Section 13.4, or if any Tax Indemnitee shall determine that any Imposition for which the Lessee may have an indemnity obligation pursuant to this Section 13.4 may be payable, such Tax Indemnitee shall promptly (and in any event, within twenty (20) days) notify the Lessee in writing (provided that failure to so notify the Lessee within twenty (20) days shall not alter such Tax Indemnitee’s rights under this Section 13.4, except to the extent such failure precludes or materially adversely affects the ability to conduct a contest of any indemnified Taxes) and shall not take any action with respect to such claim, proceeding or Imposition without the written consent of the Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that in the case of any such claim or proceeding, if such Tax Indemnitee shall be required by law or regulation to take action prior to the end of such thirty (30) day period, such Tax Indemnitee shall in such notice to the Lessee, so inform the Lessee, and such Tax Indemnitee shall not take any action with respect to such claim, proceeding or Imposition without the consent of the

Lessee (such consent not to be unreasonably withheld or unreasonably delayed) for ten (10) days after the receipt of such notice by the Lessee, unless the Tax Indemnitee shall be required by law or regulation to take action prior to the end of such ten (10) day period.
Lessee shall be entitled for a period of thirty (30) days from receipt of such notice from the Tax Indemnitee (or such shorter period as the Tax Indemnitee has notified the Lessee is required by law or regulation for the Tax Indemnitee to commence such contest), to request in writing that such Tax Indemnitee contest the imposition of such Tax, at the Lessee’s expense. If (x) such contest can be pursued in the name of the Lessee and independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee, (y) such contest must be pursued in the name of the Tax Indemnitee, but can be pursued independently from any other proceeding involving a Tax liability of such Tax Indemnitee for which the Lessee has not agreed to indemnify such Tax Indemnitee or (z) the Tax Indemnitee so requests, then the Lessee shall be permitted to control the contest of such claim; provided that in the case of a contest described in any of clause (x), (y) or (z) if the Tax Indemnitee determines in good faith that such contest by the Lessee could have a material adverse impact on the business or operations of the Tax Indemnitee and provides a written explanation to the Lessee of such determination, the Tax Indemnitee may elect to control or reassert control of the contest, and provided, that by taking control of the contest, Lessee acknowledges that it is responsible for the Imposition ultimately determined to be due by reason of such claim, and provided, further, that in determining the application of clauses (x) and (y) of the preceding sentence, each Tax Indemnitee shall take any and all reasonable steps to segregate claims for any Taxes for which the Lessee indemnifies hereunder from Taxes for which the Lessee is not obligated to indemnify hereunder, so that the Lessee can control the contest of the former. In all other claims requested to be contested by the Lessee, the Tax Indemnitee shall control the contest of such claim, acting through counsel reasonably acceptable to the Lessee. In no event shall the Lessee be permitted to contest (or the Tax Indemnitee required to contest) any claim, (A) if such Tax Indemnitee provides the Lessee with a legal opinion of independent counsel that such action, suit or proceeding involves a risk of imposition of criminal liability or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on the Leased Property or any part of any thereof unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect to such risk, (B) if an Event of Default has occurred and is continuing, unless the Lessee shall have posted and maintained a bond or other security reasonably satisfactory to the relevant Tax Indemnitee in respect of the Taxes subject to such claim and any and all expenses for which the Lessee is responsible hereunder reasonably foreseeable in connection with the contest of such claim, (C) unless the Lessee shall have agreed to pay and shall pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to such Tax Indemnitee on demand all reasonable out-of-pocket costs, losses and expenses that such Tax Indemnitee may incur in connection with contesting such Imposition, including all reasonable legal, accounting and investigatory fees and disbursements as well as the Impositions which are the subject of such claim to the extent the contest is unsuccessful, or (D) if such contest shall involve the payment of the Tax prior to the contest, unless the Lessee shall provide to the Tax Indemnitee an interest-free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after-tax costs (including Taxes) to such Tax Indemnitee). In addition for Tax Indemnitee controlled contests and claims contested in the name of the Tax Indemnitee in a public forum, no contest shall be required: (A) unless the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Tax Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 13.4(b)) exceeds $50,000 and (B) unless, if requested by the Tax Indemnitee, the Lessee shall have provided to the Tax Indemnitee an opinion of counsel selected by the Lessee (which may be in-house counsel, except, in the case of income taxes indemnified hereunder, which opinion shall be that of independent tax counsel selected by the Tax Indemnitee and reasonably acceptable to the Lessee) that a reasonable basis exists to contest such claim. In no event shall a Tax Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.
The party conducting the contest shall consult in good faith with the other party and its counsel with respect to the contest of such claim for Taxes (or claim for refund) but the decisions regarding what actions to be taken shall be made by the controlling party in its sole judgment; provided, however, that if the Tax Indemnitee is the controlling party and the Lessee recommends the acceptance of a settlement offer made by the relevant Governmental Authority and such Tax Indemnitee rejects such settlement offer then the amount for which the Lessee will be required to indemnify such Tax Indemnitee with respect to the Taxes subject to such offer shall not exceed the amount which it would have owed if such settlement offer had been accepted. In addition, the controlling party shall keep the non-controlling party reasonably informed as to the progress of the contest, and shall provide the non-controlling party with a copy of (or appropriate excerpts from) any reports or claims issued by the relevant auditing agents or taxing authority to the controlling party thereof, in connection with such claim or the contest thereof.
Each Tax Indemnitee shall supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 13.4(b), and the Lessee shall promptly reimburse such Indemnitee for the reasonable out-of-pocket expenses of supplying such information and documents. Except during the occurrence of an Event of Default where Lessee shall have failed to provide indemnity and, if requested by a Tax Indemnitee, collateral security (provided that no collateral security shall be required so long as the Lessee has an Investment Grade Rating), both in form, substance and in such amounts reasonably satisfactory to each Tax Indemnitee, no Tax Indemnitee shall enter into any settlement or other compromise or fail to appeal an adverse ruling with respect to any claim which is entitled to be indemnified under this Section 13.4 (and with respect to which contest is required under this Section 13.4(b)) without the prior written consent of the Lessee, unless such Tax Indemnitee waives its right to be indemnified under this Section 13.4 with respect to such claim.
Notwithstanding anything contained herein to the contrary, a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if (i) such Tax Indemnitee shall waive its right to indemnification under this Section 13.4 with respect to such claim (and any claim with respect to such year or any other taxable year, the contest of which is materially adversely affected as a result of such waiver) or (ii) such Tax is the sole result of a claim of a continuing and consistent nature, which claim has previously been resolved against the relevant Tax Indemnitee (unless a change in law or facts has occurred since such prior adverse resolution and Lessee provides an opinion of independent tax counsel to the effect it is more likely than not that such change in law or facts will result in a favorable resolution of the claim at issue).
(c)    Payments. (i) To, or for the Account of, a Tax Indemnitee. Any Imposition indemnifiable under this Section 13.4 shall be paid directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to this Section 13.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee, accompanied by a written statement describing in reasonable detail the amount so payable, but not before two (2) Business Days prior to the date that the relevant Taxes are due. Any payments made pursuant to this Section 13.4 shall be made directly to the Tax Indemnitee entitled thereto in immediately available funds at such bank or to such account as specified by the Tax Indemnitee in written directions to the Lessee, or, if no such direction shall have been given, by check of the Lessee payable to the order of the Tax Indemnitee by certified mail, postage prepaid at its address as set forth in this Participation Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee’s payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.
(ii)    To the Lessee. (x) If any Tax Indemnitee actually shall realize a Tax benefit (whether by way of deduction, or use of a credit) with respect to a Tax not indemnifiable hereunder which, in the Tax Indemnitee’s reasonable determination, would not have been realized but for any Tax with respect to which the Lessee has reimbursed or indemnified such Tax Indemnitee pursuant to the Operative Documents, which benefit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee an amount equal to the amount of such Tax benefit, increased by any actual Tax savings realized by such Tax Indemnitee and net of any additional Taxes and any expenses related to obtaining the Tax benefit actually borne by such Tax Indemnitee as a result of such payment (a “Grossed-Up Basis”); provided, however, that as long as an Event of Default has occurred and is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided further, however, that no Tax Indemnitee shall be required to pay to the Lessee any Tax benefit to the extent such payment would be greater than the amount of such Taxes in respect of which the reimbursement or indemnification was paid by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(x) in respect of such amount; any payment to the Lessee which is so limited shall, to the extent of such unpaid excess, be carried over and shall be available to offset any future obligations of the Lessee under this Section 13.4. If such repaid Tax benefit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (xi) of the definition of Impositions.
(y)    Upon receipt by a Tax Indemnitee of a refund or the benefit of a credit which in the Tax Indemnitee’s reasonable determination was derived all or in part from any Taxes paid or indemnified against by the Lessee, which refund or credit was not previously taken into account in determining the amount of the Lessee’s payment to such Tax Indemnitee, such Tax Indemnitee shall pay to the Lessee, on a Grossed-Up Basis, an amount equal to the amount of such refund, plus any interest received by or credited to such Tax Indemnitee with respect to such refund; provided, however, that as long as an Event of Default has occurred and is continuing any such amounts may be applied against any amounts due and owing by Lessee under the Lease; provided, further, however, that no Tax Indemnitee shall be required to pay to the Lessee any refund or credit to the extent such refund or credit is greater than the amount of Taxes in respect of which payment or indemnification was made by the Lessee, reduced by all prior payments by such Tax Indemnitee under this Section 13.4(c)(ii)(y) in respect of such amount. If such repaid refund or credit is thereafter lost, the additional Tax payable shall be treated as a Tax indemnifiable hereunder without regard to the exclusions set forth in clauses (i) through (x) of the definition of Impositions.
(d)    Reports. In the case of any report, return or statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 13.4 and of which the Lessee has knowledge, the Lessee shall promptly notify the Tax Indemnitee of such requirement and, at the Lessee’s expense (i) if the Lessee is permitted (unless otherwise requested by the Tax Indemnitee) by Applicable Laws, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Tax Indemnitee or the Tax Indemnitee otherwise requests that such report, return or statement be filed in the name of or by such Tax Indemnitee, the Lessee shall prepare such report, return or statement for filing by such Tax Indemnitee in such manner as shall be satisfactory to such Tax Indemnitee and send the same to the Tax Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, provide such Tax Indemnitee with such information as is reasonably necessary to allow the Tax Indemnitee to file such report, return or statement.
(e)    Withholding Taxes. (i) Except as otherwise required by law, each payment to an Indemnitee under or contemplated by any Operative Document shall be free of Withholding Taxes (including any Withholding Taxes in respect of payments pursuant to this Section 13.4) and the Lessee agrees to indemnify, protect, defend and hold harmless the Tax Indemnitees against all such Withholding Taxes. If any such withholding is so required, the Lessee or any other applicable withholding agent shall make the withholding and pay the amount withheld to the appropriate taxing authority before penalties attach thereto or interest accrues thereon. Lessee shall forthwith pay the relevant Tax Indemnitee an amount that, after making all required deductions (including deductions applicable to additional sums payable under this

Section), equals the amount that would have been paid if such withholding had not been required. Notwithstanding the first sentence of this Section 13.4(e), the Lessee shall not be required to make any additional payment to or on behalf of a Tax Indemnitee pursuant to this paragraph on account of:
(A)    Withholding Taxes while they are being contested in accordance with Section 13.4(b), so long as such Tax Indemnitee shall be receiving all payments required to be made to it without reduction for any such Withholding Taxes;
(B)    Withholding Taxes imposed on a transferee on the day of the transfer to the extent of the excess of such Withholding Taxes over the total amount of Withholding Taxes that would have been imposed on the transferor on the date of the transfer had there not been a transfer;
(C)    Withholding Taxes imposed on a Participant to the extent of the excess of such Withholding Taxes over the total amount of the Withholding Taxes that would have been imposed had such Participant not relocated its Applicable Lending Office after the date of this Participation Agreement;
(D)    Withholding Taxes resulting from the gross negligence, willful misconduct, or fraud of the Tax Indemnitee or any of its Affiliates or the breach of the Operative Documents by the Tax Indemnitee including directing the Lessor to engage in any activity not permitted under the Operative Documents;
(E)    Withholding Taxes imposed pursuant to FATCA;
(F)    Withholding Taxes imposed on any Recipient that would have been imposed under then Applicable Law as of the date such Person becomes a Recipient, except to the extent that, pursuant to Section 13.4(e)(i), amounts with respect to such Withholding Taxes were payable to such Recipient’s assignor immediately before such Recipient became a party to this Participation Agreement;
(G)    Withholding Taxes attributable to any Recipient’s failure to comply with Section 12.3; and
(H)    Withholding Taxes imposed under the laws of any jurisdiction other than the United States, or any state or local jurisdiction thereof, or any jurisdiction where such Tax is imposed solely as a result of the Lessee making the payment from such jurisdiction.
If the Lessee pays any amount to a Tax Indemnitee with respect to Withholding Taxes required to be withheld by law but not subject to indemnity pursuant to this Section 13.4, such Tax Indemnitee shall reimburse the Lessee within thirty (30) days of written demand therefor for the amount so paid by the Lessee provided that if such Tax Indemnitee fails to reimburse the

Lessee within such thirty (30) days, such Tax Indemnitee shall thereafter be obligated to reimburse the Lessee for such amount together with interest on such amount at the Overdue Rate from the date such reimbursement was due until the date it is paid.
(ii)    For purposes of this Section 13.4, it shall be assumed that the Lease constitutes a loan for United States federal income tax purposes (as is the parties’ intention).
(f)    Disclosure. The parties agree that any party to this Participation Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other analyses) that are provided to such party relating to such tax treatment and tax structure. Any party may provide any of the Operative Documents to the Internal Revenue Service and to any other relevant taxing authority.
Section 13.5.    After Tax Basis. If an Indemnitee shall not be entitled to a corresponding and equal deduction with respect to any payment or Tax which Lessee is required to pay or reimburse under any other provision of this Article XIII (each such payment or reimbursement under this Article XIII, an “original payment”) and which original payment constitutes income to such Indemnitee when accrued or received, then Lessee shall pay to, or for the account of, such Indemnitee on demand the amount of such original payment on an After Tax Basis; provided for greater clarity that this Section 13.5 shall not apply to Taxes covered by Section 13.4(e).
Section 13.6.    Limitation on Indemnity.     Lessor’s obligation to indemnify and hold harmless any Participant Indemnitee under Section 13.1(a)(i)(B) or Tax Indemnitee under Section 13.4(a)(i)(y), Indemnitee under Section 13.7 or other Person under Section 15.2:
(A)    is not an individual or personal obligation of Lessor, but solely its obligation in its capacity as Lessor, and nothing herein shall be construed as creating any liability on Lessor, individually or personally, to pay, indemnify or hold harmless any Participant Indemnitee or other Person under this Article XIII or Section 15.2;
(B)    is not an obligation binding on Lessor except to the extent of any payment received by Lessor pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i) or Section 13.7(A) or Section 15.2(a), as applicable;
(C)    shall be paid and discharged solely and exclusively from amounts received by Lessor pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i)(x), or 13.7(A) or Section 15.2(a), as applicable, and it is expressly agreed by each Participant Indemnitee that the sole recourse of each such Person for payment or discharge of the indemnification obligations created under Section 13.1(a)(i)(B), Section 13.4(a)(i)(y), Section 13.7(B) and Section 15.2(b), as applicable, shall be to such amounts paid by Lessee pursuant to Section 13.1(a)(i)(A), Section 13.4(a)(i)(x), Section 13.7(A) or Section 15.2(a), as applicable; and

(D)    is the sole and exclusive right of each Indemnitee against Lessor, and any right to proceed against Lessor individually or otherwise under common law, federal or state securities laws or otherwise for indemnification or contribution in connection with the matters covered by Section 13.1(a) or Section 13.4, 13.7(B) or Section 15.2(b) is hereby expressly waived by each Indemnitee (other than claims that may be made against Lessor, individually or personally, for fraud, gross negligence or willful misconduct).
Except as otherwise set forth in this Section 13.6, nothing in this Article XIII is intended as or shall be construed as a limitation on the right of any Indemnitee to make indemnification, contribution or other claims of any kind against Lessee, to the extent that such claims otherwise may be made, with respect to any matter, including indemnification for Claims of the type referred to in Section 13.1(a).
To the extent that any payments made pursuant to Section 13.1(a)(i)(B), Section 13.4(a)(i) or Section 13.7(B) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by Lessor to a trustee, debtor in possession, receiver or other Person under any bankruptcy Law, common law or equitable cause, then to such extent, the Indemnitee who received any such payments from Lessor (or any portion thereof) shall repay any such amounts to Lessor, or as may otherwise be directed by a court of competent jurisdiction.
The indemnification obligations of Lessor under Section 13.1(a)(i)(B) shall survive and be reinstated to the same extent, for the same period and in the same manner as the indemnification obligations of Lessee.
The right of any Participant Indemnitee or Tax Indemnitee to seek indemnification from Lessor under Section 13.1(a)(i)(B) or 13.4(a)(i)(y) is subject to and conditioned upon compliance by any such Indemnitee with the notice, cooperation, appointment of counsel, contest rights and other provisions in Sections 13.3 and 13.4(b), except that any reference in such Sections to Lessee shall be deemed to be a reference to Lessor.
Section 13.7.    Environmental Indemnity. In accordance with the procedures set forth in Section 13.3 and without limitation of the other provisions of this Article XIII, Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee (except that, prior to the Base Term Commencement Date, (A) such indemnity shall be for the benefit of Lessor and which in all cases shall include any Environmental Claim for which the Lessor has an obligation to indemnify any Person (including any Person to which the Lessor sells participating interests in its rights and obligations under this Participation Agreement or the Operative Documents pursuant to Section 12.2), or for which Lessor otherwise has liability, under this Section 13.7 and (B) Lessor who shall indemnify each other Indemnitee but only to the extent Lessor was indemnified by Lessee for such Environmental Claim), in each case, from and against any and all Claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements and enforcement actions of any kind, including all reasonable and documented costs and expenses incurred in connection therewith (including reasonable and documented attorneys’ and/or paralegals’ fees and expenses) and all costs incurred in connection with any investigation or monitoring of the condition of the Leased Property or any clean-up, remedial, removal or restoration work required or conducted by any Governmental Authority or required by Environmental Laws (collectively, “Environmental Claims”), arising in whole or in part, out of:
(a)    the presence on, under or around the Leased Property or any portion thereof of any Hazardous Substance, or any Release of any Hazardous Substance on, under, from, onto or around the Leased Property or any portion thereof,
(b)    any activity, including construction (including construction of the Facility), carried on or undertaken on the Leased Property or any portion thereof or off the Leased Property, and whether by Lessee or any of its Affiliates or any predecessor in title or any employees, agents, sublessees, contractors or subcontractors of Lessee, any of its Affiliates or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the investigation, handling, treatment, remediation, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Substance that at any time has been or is released, located or present on, under or around, or that at any time has or may migrate, flow, percolate, diffuse or in any way move onto or under the Leased Property or any portion thereof, or any activity that aggravates, contributes to or exacerbates existing environmental conditions or results in a violation of existing deed restrictions (if any),
(c)    loss of or damage to any property or the environment arising from, or in any way related to, the Leased Property or Lessee or any of its Affiliates (including investigation costs, clean-up costs, response costs, remediation, restoration and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigating action required by or under Environmental Laws, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates or the Overall Transaction or any portion thereof,
(d)    any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien against the Leased Property or any portion thereof, or
(e)    any residual contamination on or under any of the Leased Property, or affecting any natural resources, and any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substance, in each case arising from, or in any way related to, the Leased Property, Lessee, any of its Affiliates, or the Overall Transaction or any portion thereof, and irrespective of whether any of such activities were or will be undertaken in accordance with Applicable Laws.
Notwithstanding the foregoing provisions of this Section 13.7, Lessee shall not be obligated to indemnify an Indemnitee under this Section 13.7 for any Claim (i) to the extent that such Claim is attributable to the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction, in a final non-appealable judgment, or (ii) to the extent attributable to acts occurring after the expiration or earlier termination of the Term.
ARTICLE XIV
Contingent SOFR Rate and Other Costs
Section 14.1.    Term SOFR Rate Lending Unlawful. If any Participant shall reasonably determine (which determination shall, upon notice thereof to the Lessee and the Participants, be conclusive and binding on the Lessee and which notice shall be withdrawn whenever the applicable circumstances no longer exist) that the introduction of or any change in or in the interpretation of any applicable law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Participant to make available, continue or maintain any Rent Assignment Contribution or Lessor Amount that bears Yield based upon the Term SOFR Rate, as the case may be, the obligation of such Participant to make available, continue or maintain any such Rent Assignment Contribution or Lessor Amount, as the case may be, on a Term SOFR Rate basis shall, upon such determination, forthwith be suspended (unless such Participant determines in its sole discretion that it can continue to make any Rent Assignment Contribution or Lessor Amount based upon the Term SOFR Rate at one of its lending offices where such action would not be deemed unlawful) until such Participant shall notify the Lessee and Lessor that the circumstances causing such suspension no longer exist and, to the extent required by any such introduction of or change in or in the interpretation of any law, all Rent Assignment Contributions and Lessor Amount, as the case may be, of such Participant shall automatically accrue Yield at the Alternate Base Rate (unless and until a Successor Rate has been determined in accordance with Section 14.10(b)) either (a) on the last day of the then current Interest Period applicable to such Rent Assignment Contribution or Lessor Amount, as the case may be, if such Participant may lawfully continue to maintain and fund such Rent Assignment Contribution or Lessor Amount, or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Rent Assignment Contribution or Lessor Amount, as the case may be, to such day or sooner, if required by such law or assertion.
Section 14.2.    [Intentionally omitted.].
Section 14.3.    Increased Costs, etc. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the date hereof increases or would increase the cost other than in respect of Taxes, except for withholding taxes imposed as the result of any change in law, regulation or treaty first enacted, promulgated or signed after the Document Closing Date (and without limiting, but without duplication of, Lessee’s obligations pursuant to Sections 13.4, 13.5 or 14.6 hereof), to any Participant of, or reduces or would reduce the amount of any sum receivable by, such Participant in respect of making available, continuing or maintaining (or of its obligation to make available, continue or maintain) or prevents or would prevent any Participant from being legally entitled to a complete exemption from withholding as described in Section 12.3 with respect to, any Rent Assignment Contributions or Lessor Amount, as the case may be, then the Lessee shall from time to time, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to the Administrative Agent for the account of such Participant additional amounts sufficient to compensate such Participant for such increased cost; provided, that no Participant shall be entitled to demand such compensation more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing provision shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request if such demand is made within ninety (90) days after the implementation of such retroactive law, interpretation, guideline or request. A certificate as to the nature and amount of such increased cost, submitted to the Lessee and the Administrative Agent by such Participant in good faith, shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.
Section 14.4.    Funding Losses. In the event any Participant shall incur any loss or out-of-pocket expense (including any Break Costs and any loss or out-of-pocket expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Participant to make available, continue or maintain any portion of the principal amount of any Rent Assignment Contributions or Lessor Amount, as the case may be) as a result of
(a)    any conversion or repayment or prepayment of the principal amount of any Rent Assignment Contribution Amount or Lessor Amount, as the case may be, on a date other than the scheduled last day of the Interest Period applicable thereto,
(b)    any Rent Assignment Contribution Amount or Lessor Amount, as the case may be, not being made in accordance with the Advance Request therefor (unless such failure to fund such Rent Assignment Contributions or fund such Lessor Amounts, as the case may be, constitutes a breach by the applicable Participant of its obligations under Article III), then, upon the written notice of such Participant to the Lessee (with a copy to Lessor), the Lessee shall, within five (5) days of its receipt thereof, pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions this Participation Agreement relating to Advances and Lessee shall request an Advance the proceeds of which shall be used to pay) directly to such Participant as Supplemental Rent such amount (determined on the basis of such Participant’s standard practices) as will reimburse such Participant for such loss or out-of-pocket expense. Such written notice (which shall include calculations in sufficiently reasonable detail to indicate the incurrence and amount of such loss and out-of-pocket expense) shall be presumed correct and binding on the Lessee absent demonstrable error.
Section 14.5.    Increased Capital Costs. If any Participant determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued, promulgated or made, as the case may be, after the date hereof affects or would affect the amount or liquidity of capital required or expected to be maintained by such Participant or any corporation controlling such Participant and that the amount or liquidity of such capital is increased by or based upon the existence of such Participant’s Commitment hereunder and other commitments of this type then, within thirty (30) days of demand by such Participant together with the certificate referred to below (with a copy of such demand and certificate to the Administrative Agent), the Lessee shall pay (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay) to the Administrative Agent for the account of such Participant, from time to time as specified by such Participant, additional amounts sufficient to compensate such Participant or such corporation in the light of such circumstances, to the extent that such Participant determines such increase in capital to be allocable to the existence of such Participant’s Commitment hereunder or the Fundings made by such Participant hereunder; provided, that no Participant shall be entitled to demand such compensation if more than ninety (90) days following the later of such Participant’s incurrence or sufferance thereof and such Participant’s actual knowledge of the event giving rise to such Participant’s rights under this section; provided further, however, that the foregoing proviso shall in no way limit the right of any Participant to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, guideline or request described above if such demand is made within one year after the implementation of such retroactive law, interpretation, guidelines or request. A certificate as to such amounts submitted to the Lessee and the Administrative Agent by such Participant in good faith shall be conclusive and binding for all purposes, absent manifest error.
Section 14.6.    After Tax Basis. Lessee shall pay all amounts owing under this Article XIV on an After Tax Basis.
Section 14.7.    [Intentionally Omitted.].
Section 14.8.    Funding Office. If the Lessee is required to pay additional amounts to or for the account of any Participant pursuant to Sections 14.1 to 14.3 or Section 14.5, to the extent applicable, then such Participant will agree to use reasonable efforts to reduce or eliminate any claim for compensation thereunder, including to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Participant, is not otherwise disadvantageous to such Participant.
Section 14.9.    Replacement of Participants. (a) If (i) any Participant shall make demand for payment under Section 14.3 or 14.5, or shall deliver any notice to the Administrative Agent pursuant to Section 14.1 resulting in the suspension of certain obligations of the Participants with respect to Term SOFR Rate Advances, (ii) the Administrative Agent notifies Lessee that any Rent Assignee is a Defaulting Participant under Section 3.5(b), (iii) any Participant fails to consent to a Renewal Option Request pursuant to Section 4.7, (iv) any Participant shall refuse to consent to any amendment, modification or waiver which has been approved by the Required Participants but can only become effective upon the consent of all Participants, or (v) any Recipient becomes subject to a Withholding Tax or any other Tax in respect of which Lessee is required to pay additional amounts or indemnity payments pursuant to Section 13.4, then within sixty (60) days of such demand, notice or refusal, Lessee may demand that such Participant assign its interest in accordance with this Section 14.9 to one or more Eligible Assignees designated by the Lessee and all (but not less than all) of such Participant’s Commitment(s), Fundings and its Rent Assignment Contribution and Lessor Amount, as applicable, within the next thirty (30) days but such Participant shall be entitled to any amount which would have been due to it under Section 14.4 hereof if such Fundings had been prepaid rather than assigned. If any such Eligible Assignee designated by the Lessee shall fail to consummate such assignment on terms acceptable to such Participant and as otherwise provided in Sections 12.1(a) and 12.1(b), or if the Lessee shall fail to designate any such Eligible Assignee for all of such Participant’s Commitment or Fundings, then such Participant may assign such Commitment and Fundings to any other Eligible Assignee in accordance with this Section 14.9 and as otherwise provided in Sections 12.1(a) and 12.1(b) during such 30-day period.
(b)    The Administrative Agent and the Lessor hereby agree to reasonably cooperate with the Lessee, at Lessee’s sole cost and expense in Lessee’s efforts to arrange one or more replacement Participants as contemplated by this Section 14.9.
Section 14.10.    Inability to Determine Rates.
(a)    If (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) no Successor Rate has been determined in accordance with Section 14.10(b), and the circumstances under clause (i) of Section 14.10(b) or the Scheduled Unavailability Date has occurred, or (y) adequate and reasonable means do not otherwise exist for determining the Term SOFR Rate for any Interest Period, or (ii) the Administrative Agent or the Required Participants determine that for any reason that the Term SOFR Rate for any Interest Period does not adequately and fairly reflect the cost to such Participants of their Funding, then the Administrative Agent will promptly so notify the Lessee and each Participant.
Thereafter, the obligation of the Participants to maintain the Advances at the Term SOFR Rate shall be suspended (to the extent of the affected Advances or Interest Periods) until the Administrative Agent (or, in the case of a determination by the Required Participants described in clause (ii) of this Section 14.10(a), until the Administrative Agent upon the instruction of the Required Participants) revokes such notice, and any such Advance (to the extent of the affected Advances or Interest Periods) shall bear Yield on an Alternate Base Rate basis (unless and until a Successor Rate has been determined in accordance with Section 14.10(b)).
(b)    Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Participation Agreement or any other Operative Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Lessee or Required Participants notify the Administrative Agent (with, in the case of the Required Participants, a copy to the Lessee) that the Lessee or Required Participants (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of the Term SOFR Rate, in each case acting in such capacity, has made a public statement identifying a specific date after the Term SOFR Rate or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Term SOFR Rate after such specific date (the latest date on which the Term SOFR Rate or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period for Yield calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, the Term SOFR Rate will be replaced hereunder and under any Operative Document with Daily Simple SOFR for any payment period for Yield calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Participation Agreement or any other Operative Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all Yield payments will be payable on a monthly basis on the applicable Payment Date.
Notwithstanding anything to the contrary herein or in any other Operative Document, (x) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (y) if the events or circumstances of the type described in Section 14.10(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Lessee may amend this Participation Agreement solely for the purpose of replacing the Term SOFR Rate or any then current Successor Rate in accordance with this Section 14.10 at the end of any Interest Period with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Participants and the Lessee unless, prior to such time, Participants comprising the Required Participants have delivered to the Administrative Agent written notice that such Required Participants object to such amendment. If no Successor Rate is agreed to by Administrative Agent and Lessee, the Rent Assignment Contribution Amount and the Lessor Amount will be deemed to bear Yield on an Alternate Base Rate basis until a Successor Rate is so agreed to by Administrative Agent and Lessee. The Administrative Agent will promptly (in one or more notices) notify the Lessee and each Participant of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Participation Agreement and the other Operative Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Operative Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Participation Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Lessee and the Participants reasonably promptly after such amendment becomes effective.
ARTICLE XV
Miscellaneous
Section 15.1.    Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Participation Agreement and any of the other Operative Documents, the transfer of the interest in the Leased Property as provided herein or in any other Operative Documents (and shall not be merged into any conveyance or transfer document), any disposition of any interest of Lessor in the Leased Property, the purchase and sale of the Rent Assignment Contributions or Lessor Amount, payment therefor and disposition thereof, and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents until payment in full of the Lease Balance, and the indemnities provided for in Section 13.1 and 13.4 shall continue to survive thereafter.
Section 15.2.    No Broker, Etc. Except for Lessee’s dealing with Banc of America Leasing & Capital, LLC, as the Arranger, each of the parties hereto represents to the others that it has not retained or employed the Arranger, or any broker, finder or financial advisor to act on its behalf in connection with this Participation Agreement or any other Operative Document, nor has it authorized the Arranger, or any broker, finder or financial adviser retained or employed by any other Person so to act, nor has it incurred any fees or commissions to which Lessor, Administrative Agent or any Participant might be subjected by virtue of their entering into the Overall Transaction. Any party who is in breach of this representation shall indemnify and hold the other parties harmless from and against any liability arising out of such breach of this representation; provided however that prior to the Base Term Commencement Date (a) any indemnity by Lessee shall be for the benefit of Lessor only and in all cases shall include all claims for which Lessor has an obligation to indemnify any Person (including any Person to which Lessor sold participating interests in its rights and obligations under this Participation Agreement or the other Operative Documents pursuant to Section 12.2) or for which Lessor otherwise had liability under clause (b), and (b) Lessor shall in turn indemnify the other parties hereto for such liability but only to the extent Lessor was indemnified by Lessee for such liability pursuant to clause (a) above.
Section 15.3.    Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been duly given and shall be effective: (i) in the case of notice by letter, the earlier of when delivered to the addressee by hand or courier if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter or on the third Business Day after depositing the same in the mails, registered or certified mail, postage prepaid, return receipt requested, (ii) in the case of a prepaid delivery to a reputable national overnight air courier service, on the Business Day following such date of delivery, and (iii) in the case of notice by facsimile, electronic communication (including email) or bank wire, when receipt is confirmed if delivered on a Business Day and, if not delivered on a Business Day, the first Business Day thereafter, addressed as provided on Schedule III hereto, or to such other address as any of the parties hereto may designate by written notice.
All documents and instruments required to be delivered on the Document Closing Date and in connection with the Initial Advance pursuant to this Participation Agreement shall be delivered at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, Illinois 60606, Attention: Vincent W. Pelleriti, Esq. or at such other location (including by e-mail or other means of electronic delivery) as the Administrative Agent and Lessee may agree. All documents and instruments required to be delivered on any subsequent Advance Date pursuant to this Participation Agreement shall be delivered to the Administrative Agent, or at such other location (including by e-mail or other means of electronic delivery) as the Administrative Agent, Required Participants, Lessor and Lessee may agree.
Notices and other communications to any Rent Assignee hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 3.3 unless otherwise agreed by the Administrative Agent and the applicable Rent Assignee. The Administrative Agent or Lessee may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Lessor agrees to promptly forward any written notices received from Lessee pursuant to the Operative Documents to the Administrative Agent. Administrative Agent agrees to promptly forward any written notices received from Lessee or Lessor pursuant to the Operative Documents to the Participants.
Section 15.4.    Counterparts. (a) This Participation Agreement, any Operative Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Participation Agreement or any Operative Document (each a “Communication”), including Communications required to be in writing, may, if agreed by the Lessor and Administrative Agent, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. Each of the parties hereto agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, Lessor and each of the Rent Assignees of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format for transmission, delivery and/or retention. The Administrative Agent, Lessor and each of the Rent Assignees may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent, Lessor and each of the Rent Assignees shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of Lessee without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent, Lessor or any Rent Assignee, any Communication executed using any Electronic Signature shall be promptly followed by a manually executed, original counterpart.  For purposes hereof, “Electronic

Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
(b)    Neither the Administrative Agent nor Lessor shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Operative Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or Lessor’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Lessor shall be entitled to rely on, and shall incur no liability under or in respect of this Participation Agreement or any other Operative Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Operative Documents for being the maker thereof).
(c)    Each of the parties hereto hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Participation Agreement and/or any other Operative Document based solely on the lack of paper original copies of this Participation Agreement and/or such other Operative Document, and (ii) any claim against the Administrative Agent, Lessor and each Rent Assignee for any liabilities arising solely from the Administrative Agent’s, Lessor’s and/or any Rent Assignee’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Lessee to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
(d)    Each of the parties hereto represents and warrants to the other parties that it has the corporate capacity and authority to execute this Participation Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.
Section 15.5.    Amendments. Except as contemplated by Section 14.10 and Section 3.1 of the Construction Agency Agreement as to Change Orders, no Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified without the written agreement or consent of Lessor, Administrative Agent, Lessee and the Required Participants; provided, however, that Sections 6.2(b) and 15.19 hereof may not be terminated, amended, supplemented, waived or modified without the written agreement or consent of the Arranger; and provided, further, that such termination, amendment, supplement, waiver or modification shall require the written agreement or consent of each Participant if such termination, amendment, supplement, waiver or modification would:
(a)    modify any of the provisions of this Section 15.5, change the definition of “Required Participants” or modify or waive any provision of an Operative Document expressly requiring consent, approval or action by each Participant;
(b)    (i) amend, modify, waive or supplement any of the provisions of Sections 4.1, 4.2, 4.7, 5.3 and 6.1 hereof or Sections 2.5, 2.6 or 2.7 of the Rent Assignment

Agreement or (ii) extend the maturity date of any Rent Assignment Interest or extend the Outside Completion Date or the Expiration Date;
(c)    reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including amounts payable pursuant to Article XIII (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);
(d)    (i) modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of the Operative Documents), any Rent Assignment Contribution Amount or Lessor Amount, the Lease Balance, the Rent Assignment Contribution Balance, Sale Option Recourse Amount, amounts due pursuant to Section 20.2 of the Lease or Yield, Upfront Fee or Commitment Fee (except that any Person may consent to any modification, postponement, reduction or forgiveness of any payment of any Fees payable to it) or, subject to clause (c) above, any other amount payable to it under the Lease or any other Operative Document, or (ii) modify the definition or method of calculation of Rent (other than pursuant to the terms of the Operative Documents), Rent Assignment Contribution Amount or Lessor Amounts, Lease Balance, Rent Assignment Contribution Balance, Lessor Balance, Sale Option Recourse Amount, Project Costs, Aggregate Commitment Amount, Participant Balance, Applicable Margin, Yield Rate or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;
(e)    consent to any assignment of the Lease by the Lessee releasing the Lessee from its obligations in respect of the payments of Rent, Rent Assignment Contribution Balance, Lessor Balance or Lease Balance or changing the absolute and unconditional character of such obligations;
(f)    release or subordination (or any action that would have the effect of release or subordinating) of any Lien granted by the Lessee or the Lessor under the Operative Documents, except as provided in the Operative Documents;
(g)    amend, release or waive compliance with the terms of either Section 16.1(g) of the Lease or Section 5.1(k) of the Construction Agency Agreement; or
(h)    increase the Aggregate Commitment Amount without the consent of the affected Participants.
Without limiting the foregoing, (1) no increase in the Commitment of any Participant shall occur without the consent of such Participant and (2) no amendment, supplement, waiver or modification (A) shall be effective with respect to the definitions of “Excepted Rights” and “Excepted Payments”, the Rent Assignment Agreement, the Assignment of Leases, Articles VI, IX, X, XI, XIII, XIX or XX of the Lease, Article XII of this Participation Agreement or any definitions used therein, unless Lessor has agreed to such amendment, supplement, waiver or modification or (B) which increases the Lessor’s obligations under the Operative Documents or adversely affect the Lessor’s rights or its interest under the Operative Documents or the Leased Property, without the Lessor’s prior written consent.

Anything herein or in the other Operative Documents notwithstanding, during such period as a Participant is a Defaulting Participant, to the fullest extent permitted by applicable law, such Participant will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitments and the outstanding Advances of such Participant hereunder will not be taken into account in determining whether the Required Participants or all of the Participants, as required, have approved any such amendment or waiver (and the definition of “Required Participants” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Participant, extend the date fixed for payment of Rent owing to such Defaulting Participant, reduce the principal amount of any obligation owing to such Defaulting Participant, reduce the amount of or the rate or amount of Yield on any amount owing to such Defaulting Participant or of any fee payable to such Defaulting Participant hereunder, release any Collateral (except as expressly permitted by the Operative Documents) or alter the terms of this proviso, shall require the consent of such Defaulting Participant.
Section 15.6.    Obligations. Lessee shall pay, as Supplemental Rent, when due, all costs, expenses and other amounts (other than the principal and Yield on the Rent Assignment Contributions which are payable to the extent otherwise required by the Operative Documents) required to be paid by the Lessor under the Rent Assignment Agreement, any Security Instrument, the General Construction Agreement and any other Major Project Agreements.
Section 15.7.    Headings, Etc. The Table of Contents and headings of the various Articles and Sections of this Participation Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.
Section 15.8.    Parties in Interest. Except as provided in Section 15.19 and as otherwise expressly provided herein, none of the provisions of this Participation Agreement is intended for the benefit of any Person except the parties hereto. Except as otherwise specifically provided for in an Operative Document, the Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Required Participants.
Section 15.9.    Governing Law. This Participation Agreement shall in all respects, except as set forth in the proviso, be governed by the internal law of the State of New York as to all matters of construction, validity and performance, without regard to conflicts of law principles, except Title 14 of Article 5 of the New York general obligations law; provided, however, that with respect to the creation, perfection, effect of perfection, priority and enforcement of security interests and liens in the leased property and project collateral, such matters shall be governed by the laws of the State of Texas and, to the extent applicable, the Uniform Commercial Code of such State (including the choice of law rules under such Uniform Commercial Code).
Section 15.10.    Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 15.11.    Further Assurances. The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out more effectively the intent and purposes of this Participation

Agreement and the other Operative Documents and the Overall Transaction, including (i) reasonable access to the Site, General Contractor’s officers and employees who have responsibility for the Construction and all construction records and Project Materials relating thereto during normal business hours and upon reasonable prior notice, and (ii) to establish, preserve, protect and perfect the right, title and interest of Lessor and Administrative Agent in the Leased Property, the Lien of Lessor and Administrative Agent in the other Collateral, and/or any Participant’s rights under this Participation Agreement and the other Operative Documents (including the preparation, execution and filing of any and all UCC Financing Statements (including precautionary financing statements) and other filings or registrations which the parties hereto may from time to time reasonably request to be filed or effected). Lessee, at its own expense (provided, that prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement concerning Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses) and without the need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if Lessor shall so request) as so requested, in order to maintain and protect all Liens and security interests provided for hereunder or under any other Operative Document.
Section 15.12.    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Participation Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the borough of Manhattan, and appellate courts from any thereof;
(b)    consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth on Schedule III or at such other address of which the other parties hereto shall have been notified pursuant to Section 15.3; and
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
Section 15.13.    Waiver of Jury Trial. The parties hereto voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Participation Agreement or any other Operative Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any of the parties hereto and thereto. The parties hereto hereby agree that they will not seek to consolidate any such litigation with any other litigation in which a jury trial has not or cannot be waived. The provisions of this Section 15.13 have been fully negotiated by the parties hereto and shall be subject to no exceptions. each party acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other Operative Document to which it is a party) and that this provision is a material inducement for each other party entering into this Participation Agreement and each other Operative Document.
Section 15.14.    Confidentiality. Subject to Section 13.4(f), each Participant shall maintain in confidence and not disclose to any Person any non-public information furnished to it pursuant to the Operative Documents and designated by the Lessee as such (“Confidential Information”) without the prior consent of Lessee, subject to each Participant’s (a) obligation to disclose any Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any Confidential Information to other Participants, to bank examiners, regulatory authorities, including self-regulatory authorities, to its Affiliates, auditors, accountants, professional advisors and counsel or to any Participant (each, a “Transferee”) and prospective Transferee, or to any other assignee of a Participant’s rights or obligations under the Operative Documents, (c) right to disclose any Confidential Information in connection with any litigation or dispute or the exercise of any remedy hereunder involving the Administrative Agent or the Participants and Lessee, (d) right to disclose any Confidential Information to any rating agency in connection with rating the Lessee or the facilities, and (e) right to disclose any Confidential Information to any insurer, re-insurer, or provider of credit insurance (or its brokers); provided, however, that Confidential Information disclosed pursuant to clause (b), (c) or (e) of this sentence shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof. Notwithstanding the foregoing provisions of this Section 15.14, (a) the foregoing obligation of confidentiality shall not apply to any Confidential Information that was known to such Participant or any of their respective Affiliates prior to the time it received such Confidential Information from Lessee pursuant to the Operative Documents, other than as a result of the disclosure thereof by a Person who, to the knowledge or reasonable belief of such Participant, was prohibited from disclosing it by any duty of confidentiality arising (under the Operative Documents or otherwise) by contract or law, (b) the foregoing obligation of confidentiality shall not apply to any Confidential Information that becomes part of the public domain independently of any act of such Participant not permitted hereunder or when identical or substantially similar information is received by such Participant, without restriction as to its disclosure or use, from a Person who was not prohibited from disclosing it by any duty of confidentiality arising (under the Operative Documents or otherwise) by contract or law and (c) each Participant that is subject to the USA Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Participant), provided that it is subject to the USA Patriot Act, hereby notifies the Lessee that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “USA Patriot Act”), it is required to obtain, verify and record information that identifies Lessee, which information includes the name and address of Lessee and other information required by the USA Patriot Act that will reasonably allow such Participant or the Administrative Agent, as applicable, to identify Lessee accordance with the USA Patriot Act. The obligations of each Participant under this Section 15.14 shall survive for a period of three (3) years after the termination of the Operative Documents and the payment of the Lease Balance and all other amounts payable hereunder.
Section 15.15.    Limited Liability of Lessor. The parties hereto agree that Lessor shall have no personal liability whatsoever to Lessee, the Rent Assignees, Administrative Agent or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Lessor shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for liabilities that may result from the inaccuracy or incorrectness of any representation or warranty made by it in this Participation Agreement or in any certificate or document delivered pursuant hereto, or from the failure of Lessor to perform the covenants and agreements set forth in Section 10.1 hereof or any other breach by Lessor of any of its other covenants or obligations hereunder or under any of the other Lessor Documents, or (c) for any Tax based on or measured by any income, fees, commission or compensation received by it for actions contemplated by the Operative Documents; provided, further, in no event shall Lessor’s liability exceed its interest in the Facility.
Section 15.16.    Limited Liability of Administrative Agent. The parties hereto agree that Bank of America, N.A., in its individual capacity, shall have no personal liability whatsoever to Lessee, Lessor, the Rent Assignees or any of their respective successors and assigns for any Claim based on or in respect of this Participation Agreement or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Bank of America, N.A. shall be liable in its individual capacity: (a) for its own willful misconduct or gross negligence (or, to the extent Lessor receives funds from Lessee or Construction Agent hereunder, its negligence in the handling of funds) and to each Participant for the breach of its obligations to such Participant in respect of the Operative Documents and the Leased Property, (b) for liabilities that may result from the incorrectness of any representation or warranty expressly made by it in this Participation Agreement or from its failure to perform the covenants and agreements set forth in this Participation Agreement or any other Operative Document, or (c) for any Tax based on or measured by any income, fees, commission or compensation received by it for actions contemplated by the Operative Documents. It is understood and agreed that, except as provided in the preceding proviso, Administrative Agent shall have no personal liability under any of the Operative Documents as a result of acting pursuant to and consistent with any of the Operative Documents.
Section 15.17.    Payment of Transaction Expenses and Other Costs.
(a)    Transaction Expenses and Continuing Expenses. Subject to clause (b) below, as and when any portion of Transaction Expenses becomes due and payable, including the continuing fees, expenses and disbursements (including reasonable counsel fees) of Lessor under the Lease and Administrative Agent under the Operative Documents, such Transaction Expenses shall be paid by Lessee as Supplemental Rent.
(b)    Payment by Advances. Subject to the other provisions of this Section 15.17 and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance for the payment of and all fees and expenses referenced in Section 15.17(a) payable or incurred prior to the Base Term Commencement Date, which shall be paid through Advances, and Lessee may seek reimbursement for Transaction Expenses paid by Lessee prior to the Initial Advance Date for which Lessee has not been previously reimbursed, in each case to the extent there are Available Commitments and such Transaction Expenses to be paid or reimbursed are reserved for in the Project Budget.
(c)    Amendments, Supplements and Appraisal. Without limitation of the foregoing, Lessee agrees to pay to the Participants and Administrative Agent all reasonable out-of pocket third party costs and expenses (including reasonable legal fees and expenses of (x) special counsel to Administrative Agent and Lessor and the document counsel and (y) solely in connection with clauses (iii) and (iv) below, counsel to Administrative Agent and each Participant) incurred by any of them in connection with: (i) the considering, evaluating, investigating, negotiating and entering into or giving or withholding of any amendments or supplements or waivers or consents with respect to any Operative Document; (ii) any Event of Loss or Significant Environmental Event or termination of the Lease or any other Operative Document; (iii) the negotiation and documentation of any restructuring or “workout”, whether or not consummated, of any Operative Document; (iv) the enforcement of the rights or remedies under the Operative Documents; (v) any transfer by Lessor or a Participant of any interest in the Operative Documents during the continuance of an Event of Default; or (vi) any Advance Date. Notwithstanding the foregoing, Lessee’s obligation to make payments under this Section 15.17(c) prior to the Base Term Commencement Date shall be subject to Article XIII with respect to clause (ii), (iv) or (v) above, Section 15.17(b) above with respect to clause (vi) above and Section 14.1 of the Lease with respect to clause (ii) above as it relates to an Event of Loss.
Section 15.18.    Reproduction of Documents. This Participation Agreement, all documents constituting an Appendix, Schedule or Exhibit hereto, and all documents relating hereto received by a party hereto, including: (a) consents, waivers and modifications that may hereafter be executed; (b) documents received by the Participants or Lessor in connection with the receipt and/or acquisition of the Leased Property; and (c) financial statements, certificates, and other information previously or hereafter furnished to Lessor, Administrative Agent or any Participant may be reproduced by the party receiving the same by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. Each of the parties hereto agrees and stipulates that, to the extent permitted by law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such party in the regular course of business) and that, to the extent permitted by law, any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 15.18 shall not prohibit the Lessee or any other party hereto from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 15.19.    Role of Arranger. Each party hereto acknowledges hereby that it is aware of the fact that Banc of America Leasing & Capital, LLC has acted as the “Arranger” with respect to the Overall Transaction. The parties hereto acknowledge and agree that the Arranger and its Affiliates, including Bank of America, N.A., have not made any representations or warranties concerning, and that they have not relied upon the Arranger as to, the tax, accounting or legal characterization or validity of (i) the Operative Documents or (ii) any aspect of the Overall Transaction. The parties hereto acknowledge and agree that the Arranger has no duties, express or implied, under the Operative Documents in its capacity as the Arranger. The parties hereto further agree that Section 5.1, Section 16.6, Section 15.2, the first proviso in the first sentence of Section 15.5, Section 15.17(a) and this Section 15.19 are for the express benefit of the Arranger, and the Arranger shall be entitled to rely thereon as if it were a party hereto.
Section 15.20.    Retention of Consultants. In connection with any matters to be determined or resolved by an independent engineer or other third party expert, Administrative Agent is hereby authorized to retain any such third party consultant reasonably acceptable to Lessee, at Lessee’s cost and expense (which if incurred prior to the Base Term Commencement Date and pursuant to the terms and conditions in this Participation Agreement relating to Advances, Lessee shall request an Advance the proceeds of which shall be used to pay such expenses), in accordance with the terms of the Operative Document calling for or requiring the appointment of such third party consultant.
Section 15.21.    Liability Limited. No Participant shall have any obligation to any other Participant or to Lessee, Lessor or the Administrative Agent with respect to the Overall Transaction, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party’s obligations under the Operative Documents, except as otherwise so set forth. To the extent permitted by applicable law, Lessee shall not assert, or permit any of its Affiliates to assert, and each hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Participation Agreement, any other Operative Document or any agreement or instrument contemplated hereby or thereby, the Transactions or the use of the proceeds thereof.
Section 15.22.    Deliveries to Participants. Lessee may fulfill its obligations hereunder and under each of the other Operative Documents to provide any item (other than any notices) to any Participant by providing sufficient copies of such item directly to the Administrative Agent, along with the costs of postage, with instructions to the Administrative Agent to deliver such item to such Participant.
Section 15.23.    USA Patriot Act Notice. Each Participant that is subject to the USA Patriot Act hereby notifies Lessee and Lessor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Lessee, which information includes the name and address of Lessee and other information that will allow such Participant, as applicable, to identify Lessee and Lessor, as applicable, in accordance with the USA Patriot Act.
Section 15.24.    No Advisory or Fiduciary Responsibility. (a) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Operative Document), Lessee acknowledges and agrees that: (i) (A) the services regarding this Participation Agreement provided by the Administrative Agent and the Participants are arm’s-length commercial transactions between Lessee, on the one hand, and the Administrative Agent and the Participants, on the other hand, (B) Lessee has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Lessee is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Operative Documents; (ii) (A) the Administrative Agent and each Participant is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Lessee or any other Person and (B) neither the Administrative Agent nor any Participant has any obligation to Lessee or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Operative Documents; and (iii) the Administrative Agent and the Participants and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Lessee and its Affiliates, and neither the Administrative Agent, nor any Participant has any obligation to disclose any of such interests to Lessee or any of its Affiliates. To the fullest extent permitted by law, Lessee hereby waives and releases any claims that it may have against the Administrative Agent, or any Participant with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(b)    The Administrative Agent and the Arranger hereby inform the Participants that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, Rent Assignment Contributions, the Commitments and the Operative Documents, (ii) may recognize a gain if it extended the Advances, Rent Assignment Contributions or the Commitments for an amount less than the amount being paid for an interest in the Advances, Rent Assignment Contributions or the Commitments by such Participant or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Operative Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 15.25.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Operative Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Participant that is an Affected Financial Institution arising under any Operative Document, to the extent such liability is unsecured, may be subject to the Write- Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Participant that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Operative Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 15.26.    Original Issue Discount Legend. THE AMOUNTS REPRESENTING SECURED OBLIGATIONS FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS PART OF THE OVERALL TRANSACTION WILL BE TREATED AS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE CODE) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF SUCH SECURED OBLIGATIONS MAY BE OBTAINED BY WRITING TO THE TREASURER OF LESSEE AT ITS ADDRESS REFERRED TO IN SCHEDULE III HERETO.
ARTICLE XVI
The Administrative Agent
Section 16.1.    Appointment. Each Participant hereby irrevocably designates and appoints the Administrative Agent as its agent under this Participation Agreement and the other Operative Documents, and each such Participant irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Participation Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Participation Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Participation Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Operative Documents, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Participation Agreement or any other Operative Document or otherwise exist against the Administrative Agent.
Section 16.2.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Participation Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of agents or attorneys-in-fact selected by it with reasonable care.
Section 16.3.    Exculpatory Provisions. Neither the Administrative Agent (in its capacity as such) nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Participation Agreement or any other Operative Document, except for its or such Person’s own willful misconduct or gross negligence (or negligence in the handling of funds) or (b) responsible in any manner to any Participant or any other party to the Operative Documents for any recitals, statements, representations or warranties made by the Lessor or the Lessee or any officer thereof contained in this Participation Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Participation Agreement or any other Operative Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Participation Agreement or any other Operative Document or for any failure of the Lessor or the Lessee to perform its respective obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Participation Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor or the Lessee.
Section 16.4.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Rent Assignment Contribution Amount, Lessor Amount, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile message, statement, order or other document or other written communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Rent Assignment Contribution Amount or Lessor Amount as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent, in accordance with the Rent Assignment Agreement. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Participation Agreement or any other Operative Document unless it shall first receive the advice or concurrence of the Required Participants, or it shall first be indemnified to its satisfaction by the applicable Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Participation Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants and all future transferees. Wherever in the Operative Documents the consent or approval of the Administrative Agent is required, in giving any such consent or approval the Administrative Agent may rely upon, or make its approval subject to, the directions of or consent or approval from the Required Participants.
Section 16.5.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Participant referring to this Participation Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Participants, Lessor and the Lessee. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Participants; provided, however, that unless and until the

Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants.
Section 16.6.    Indemnification. Other than with respect to indemnification provided to the Administrative Agent in accordance with Section 15.2 and 16.4, the Administrative Agent agrees, with respect to any Claim occurring prior to the Base Term Commencement Date, to look solely to the Lessor pursuant to Section 13.1(a)(i)(B), and with respect to any Claim occurring following the Base Term Commencement Date, to look solely to Lessee under Section 13(a)(ii), and in either case, not to any other party hereto, for any claim for indemnification which may arise hereunder or under any other Operative Document.
Section 16.7.    Administrative Agent in Its Individual Capacity. Each Participant acknowledges that Bank of America, N.A. is acting as Administrative Agent hereunder. Bank of America, N.A. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Lessor, the Lessee and their Affiliates as though it was not the Administrative Agent hereunder and under the other Operative Documents and without notice to or consent of the Participants. Each Participant acknowledges that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding the Lessee, Lessor or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Lessee, Lessor or its respective Affiliates) and acknowledges that such Persons shall be under no obligation to provide such information to them.
Section 16.8.    Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Participants and the Lessee and may be removed at any time with or without cause by the Required Participants. Upon any such resignation or removal, the Required Participants shall have the right to appoint a successor Administrative Agent, reasonably acceptable to Lessee. If no successor Administrative Agent shall have been so appointed by the Required Participants, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Required Participants’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Participants, appoint a successor Administrative Agent, which shall be a commercial bank described in clause (i) or (ii) of the definition of Eligible Assignee and have a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Participation Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XVI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Participation Agreement. Notwithstanding the foregoing if no Event of Default and no Default shall have occurred and be continuing, then no successor Administrative Agent shall be appointed under this Section 16.8 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld or delayed.

Section 16.9.    Non-Reliance on Administrative Agent. Each Participant acknowledges that it has, independently and without reliance upon the Administrative Agent or any of its related parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Participation Agreement. Each Participant also acknowledges that it will, independently and without reliance upon the Administrative Agent or any of its related parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Participation Agreement, any other Operative Document or any related agreement or any document furnished hereunder or thereunder.
Section 16.10.    Recovery of Erroneous Payments. Without limitation of any other provision in this Participation Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Participant, whether or not in respect of an Obligation due and owing by Lessee at such time, where such payment is a Rescindable Amount, then in any such event, each Participant receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Participant in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Participant irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Participant promptly upon determining that any payment made to such Participant comprised, in whole or in part, a Rescindable Amount. A notice of the Administrative Agent to any Participant with respect to any amount owing under this Section 16.10 shall be conclusive, absent manifest error. As used herein, “Rescindable Amount” means any payment that the Administrative Agent makes for the account of the Participants hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies: (1) Lessee has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by Lessee (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment.
ARTICLE XVII
Early Termination Financing
Section 17.1.    Early Termination. (a) If, prior to the second (2nd) anniversary of the Base Term Commencement Date, Lessee elects to purchase the Leased Property, the Lessee shall (i) promptly notify the Lessor and the Administrative Agent in writing of such event and (ii) purchase the Leased Property from the Lessor in accordance with the terms and conditions of Section 18.1 of the Lease. The Lessee shall elect to purchase the Leased Property pursuant to the financing set forth in Section 17.1(b) below for an amount equal to the Purchase Amount, and, once given, such election shall be irrevocable. Lessee, as purchaser, and Lessor, as seller, shall take all necessary action to complete such purchase no later than sixty (60) days following the Purchase Notice. The failure of Lessee to purchase the Leased Property within the specified time period indicated above shall constitute an Event of Default, thereby entitling the Lessor to terminate the Lease and to exercise any and all other rights and remedies then available to it.
(b)    If no Lease Event of Default then exist, the Lessor in conjunction with the Rent Assignees hereby agree to finance the Lessee’s purchase of the Leased Property by making a loan to it in the principal amount of the Purchase Amount, with an interest rate equal to the Series A Yield Rate, and with a balloon payment equal to the Purchase Amount due on the seventh (7th) anniversary of the Document Closing Date, and (A) a maturity date coterminous with the then scheduled expiration date of the Lease Term, all subject to the following terms and conditions:
(A)    The Lessee shall have executed and delivered, or cause to be executed and delivered, to the Administrative Agent, on behalf of the Lessor and the Rent Assignees, each of the following, in each case, in form and substance satisfactory to the Lessor and the Rent Assignees:
(1)    a loan and security agreement and, if requested, one or more promissory notes, which loan and security agreement shall include Lessee’s right to optionally prepay such loan without premium or penalty at any time following the second anniversary of the Base Term Commencement Date; and
(2)    a first priority security interest and deed of trust covering the whole of the Leased Property, the Equipment and the other applicable Collateral;
(B)    The Lessor and the Administrative Agent shall have received payment in full of all fees and expenses incurred by them in connection with the making of such loan;
(C)    No law, regulation or ruling (including, without limitation, any sanction laws and governmental regulations applicable to the Lessor) (i) shall prevent the Lessor or the Rent Assignees from entering into the transactions contemplated by this Section 17.1, or (ii) shall materially and adversely affect the ability of the Lessee to perform any of its obligations under the agreements identified in Section 17.1(b)(A) to which it is a party;
(D)    No Event of Default shall have occurred and be continuing;
(E)    The Lessee shall have provided such organizational and authorization documents regarding the Lessee as the Lessor and the Administrative Agent shall reasonably require; and
(F)    The Lessor and the Administrative Agent shall have received an opinion from counsel to the Lessee, in form and substance acceptable to them, covering, among other things, the Lessee’s status as a corporation validly existing in good standing (as applicable) under the laws of the state of its organization, its due authorization, execution and delivery of each of the loan documents to which it is a party, the enforceability of the agreements identified in Section 17.1(b)(A) to which it is a party and the perfection of all liens and security interests granted by the Lessee in favor of the Administrative Agent on behalf of to the Lessor and the Rent Assignees pursuant to this Section 17.1.
[End of Page]
[Signature Pages Follow]

In Witness Whereof, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.
Entergy Texas, Inc., as Lessee and as Construction Agent
By:    /s/ Barrett E. Green
    Name: Barrett E. Green
    Title:     Vice President and Treasurer

    [Signature Page to Participation Agreement]

BA Leasing BSC, LLC, as Lessor
By:    /s/ Jinyan Zhao
    Name: Jinyan Zhao
    Title:     Vice President

    [Signature Page to Participation Agreement]

Bank of America, N.A., not in its individual capacity, except as expressly stated herein, but solely as Administrative Agent
By:    /s/ Liliana Claar
    Name: Liliana Claar
    Title: Vice President

    [Signature Page to Participation Agreement]

BA Leasing BSC, LLC, as Rent Assignee
By:    /s/ Jinyan Zhao
    Name: Jinyan Zhao
    Title:     Vice President

    [Signature Page to Participation Agreement]

Capital One, N.A., as Rent Assignee
By:    /s/ Ryan Ortiz
    Name:     Ryan Ortiz
    Title:     Vice President

    [Signature Page to Participation Agreement]

MassMutual Asset Finance LLC, as Rent Assignee
By:    /s/ Alison Oldmixon
    Name:     Alison Oldmixon
    Title:     Vice President

    [Signature Page to Participation Agreement]

Mizuho Bank, Ltd., as Rent Assignee
By:    /s/ Edward Sacks
    Name:     Edward Sacks
    Title:     Managing Director

    [Signature Page to Participation Agreement]

MUFG Americas Capital Leasing & Finance, LLC, as Rent Assignee
By:    /s/ Stefan Breuer
    Name:     Stefan Breuer
    Title:     Managing Director

    [Signature Page to Participation Agreement]

Coöperatieve Rabobank U.A., New York Branch, as Rent Assignee
By:    /s/ Christopher Repas
    Name: Christopher Repas
    Title:     Vice President
By:    /s/ Sebastien Ribatto
    Name: Sebastien Ribatto
    Title:     Managing Director

    [Signature Page to Participation Agreement]

Regions Bank, as Rent Assignee
By:    /s/ Tom Scheinzbach
    Name: Tom Scheinzbach
    Title:     Director

    [Signature Page to Participation Agreement]

Sumitomo Mitsui Banking Corp., NY, as Rent Assignee
By:    /s/ Irlen Mak
    Name: Irlen Mak
    Title:     Executive Director

    [Signature Page to Participation Agreement]

U.S. Bank National Association, as Rent Assignee
By:    /s/ John Prigge
    Name: John Prigge
    Title:     Senior Vice President

    [Signature Page to Participation Agreement]

Wells Fargo Bank, National Association, as Rent Assignee
By:    /s/ Whitney Shellenberg
    Name: Whitney Shellenberg
    Title:     Executive Director

    [Signature Page to Participation Agreement]

Entergy Texas 2025 Lease Financing

Definitions and Interpretation
    (a)    Interpretation. In each Operative Document, unless a clear contrary intention appears:
    (i)    the singular number includes the plural number and vice versa;
    (ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
    (iii)    reference to any gender includes the other gender;
    (iv)    reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, replaced, extended, restated, supplemented or otherwise modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;
    (v)    reference to any Applicable Laws means such Applicable Laws as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Laws means that provision of such Applicable Laws from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
    (vi)    reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;
    (vii)    “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;
    (viii)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and
    (ix)    relative to the determination of any period of time, “from” means “from and including” and “to”, “until” and “through” means “to but excluding”.
    (b)    Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, all financial statements and
SCHEDULE I
(to Participation Agreement)

certificates and reports as to financial matters required to be delivered to the Participants, and accounting determinations and computations shall be made, in accordance with GAAP. It is agreed that for purposes of determining compliance with the financial covenant contained in Section 9.2(b) hereof, leases and power purchase agreements shall be treated on the basis of GAAP and the application thereof as in effect on the Document Closing Date. If changes in GAAP or the application thereof used in the preparation of any financial statement of the Lessee affect compliance with the financial covenant contained in Section 9.2(b) hereof, the Lessee, the Administrative Agent and the Participants agree to negotiate in good faith such modifications as are necessary as a result of such changes in GAAP which changes shall, in the case of a change in lease accounting, produce a result which shall be consistent with the immediately preceding sentence and to amend this Participation Agreement to effect such modifications. Until such provisions of this Participation Agreement are modified, determinations of compliance with the financial covenant contained in Section 9.2(b) hereof shall be made on the basis of GAAP and the application thereof as in effect and applied immediately before such change became effective, and all financial statements shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such changes in GAAP.
    (c)    Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.
    (d)    Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.
    (e)    Yield Rates. The Administrative Agent does not warrant, or accept responsibility for, nor shall the Administrative Agent have any liability with respect to, the administration or submission of or any other matter related to the rates in the definition of “Term SOFR Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.
    (f)    Statutory Divisions. In this Participation Agreement, unless the context otherwise requires, for all purposes under the Operative Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then such asset, right, obligation or liability shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity securities at such time.
    (g)    Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.
Appendix 1
(to Participation Agreement)

“Act” as defined in Section 15.14.
“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under the Participation Agreement, or any successor pursuant to the terms of the Operative Documents.
“Administrative Agent Fee Letter” means the fee letter dated December 9, 2025, between Lessee and Administrative Agent.
“Advance” means an advance by Lessor to the Administrative Agent for the benefit of Construction Agent or Lessee, of amounts Funded by the Participants pursuant to Article III of the Participation Agreement.
“Advance Date” means, for each Advance, any date on which such Advance is made under the Participation Agreement in accordance with Section 3.3 thereof.
“Advance Request” is defined in Section 3.3(a) of the Participation Agreement.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“After Tax Basis” means, with respect to any payment to be received (to the extent the receipt of such payment constitutes taxable income to such recipient), the amount of such payment increased so that, after deduction of the amount of all Taxes (including any Taxes payable by reason of inclusion of such amount in income other than as excluded by the definition of Impositions) required to be paid by the recipient (less any tax savings realized, and the present value of any tax savings projected) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.
“Aggregate Commitment Amount” means One Billion Four Hundred Fifty Million Dollars ($1,450,000,000).
“Alternate Base Rate” means, on any date with respect to any Rent Assignment Contribution Amount or Lessor Amount, a fluctuating rate of interest per annum equal to the sum of (a) the higher of (A) the rate of interest most recently announced by Bank of America, N.A. in the United States from time to time as its “prime rate”, and (B) the Federal Funds Effective Rate most recently determined by Administrative Agent plus .50% per annum, plus (b) the Applicable Margin. If either of the aforesaid rates or their equivalent changes from time to time after the Document Closing Date, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to Lessee or Lessor, as of the effective time of each change. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general
Appendix 1
(to Participation Agreement)

economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Lessee or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations (including Environmental Laws), ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable orders, judgments, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority or agency, in each case having the force of law (including those pertaining to health, safety or the environment (including wetlands)).
“Applicable Lending Office” means, for each Participant, the office of such Participant set forth as the Applicable Lending Office for such Participant on Schedule III to the Participation Agreement, as applicable, or such other office of such Participant (or of an Affiliate of such Participant) as such Participant may from time to time specify to the Administrative Agent and Lessee by written notice as the office from which its Rent Assignment Contribution Amount or Lessor Amount, as applicable, accruing Yield at the Term SOFR Rate are made available and maintained.
“Applicable Margin” means, for the Rent Assignment Contribution Balance and the Lessor Balance, as applicable, the appropriate applicable percentages, in each case, corresponding to the applicable Senior Debt Rating Level, in each case, as shown below:

Senior Debt Rating Level	Applicable Margin for Rent Assignment Contribution Balance	Applicable Margin for Lessor Balance
Level I	2.100%	2.350%
Level II	2.225%	2.475%
Level III	2.350%	2.600%
Level IV	2.600%	2.850%
Level V	2.850%	3.100%
Appendix 1
(to Participation Agreement)

Any change in the Applicable Margin will be effective as of the date on which S&P or Moody’s, as the case may be, announces the applicable change in any rating that results in a change in the Senior Debt Rating Level.
“Appraisal” is defined in Section 6.1(v)(B) of the Participation Agreement.
“Appraiser” means any independent appraiser appointed by Lessor.
“Appurtenant Rights” means, with respect to the Site, (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements and other rights and benefits at any time belonging or pertaining to the Site or the Improvements thereon, including the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to the Site and (ii) all permits, licenses and rights, whether or not of record, appurtenant to the Site, in each instance, in which Lessee has an interest and such interest is assignable.
“Arranger” means BALC.
“Arranger Fee” means the fee payable to the Arranger pursuant to the Arranger Fee Letter.
“Arranger Fee Letter” means that certain letter agreement between BALC and Lessee dated the Document Closing Date.
“Assignment of Leases” means that certain Assignment of Leases and Absolute Assignment of Rent Agreement, dated as of December 9, 2025, among Lessor and Administrative Agent.
“Assignment of Project Documents” means, individually and collectively, as the context may require, each Assignment of Project Documents from Lessee to Lessor, substantially in the form of Exhibit A to the Construction Agency Agreement, as amended, supplemented or modified from time to time.
“Audited Financial Statements” shall mean the audited consolidated balance sheet of the Lessee and its Subsidiaries for the fiscal year ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Lessee and its Subsidiaries, including the notes thereto.
“Available Commitment” means, at any time, (i) with respect to Lessor, the excess of (A) its Lessor Commitment, over (B) the aggregate Lessor Amount then outstanding, and (ii) with respect to each Rent Assignee, the excess of (A) its Rent Assignment Contribution Commitment, over (B) the aggregate amount of its Rent Assignment Contribution Amount then outstanding.
“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
Appendix 1
(to Participation Agreement)

“Bail-in Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“BALC” means Banc of America Leasing & Capital, LLC.
“Bank Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of June 11, 2024, by and among Lessee, Citibank, N.A., as administrative agent, and the Lenders and LC Issuing Banks (each as defined therein) party thereto, as the same may be amended, restated, modified, supplemented or replaced.
“Bank Credit Agreement Effective Date” means June 11, 2024.
“Bank Credit Agreement Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Participation Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Bank Credit Agreement Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Bankruptcy Code” shall mean the United States Bankruptcy Code, codified as Title 11, U.S. Code §101-1330, as amended.
“Base Term” is defined in Section 2.3(a) of the Lease.
“Base Term Commencement Date” means the Facility Completion Date.
“Basic Rent” means, for any Payment Date on which Basic Rent is due, an amount equal to the sum of the aggregate amount of Yield payable under the Operative Documents (other than the Interim Lease) on such date on the Rent Assignment Contribution Amount and the Lessor Amount in respect of the applicable Interest Period.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for
Appendix 1
(to Participation Agreement)

purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“Benefitted Rent Assignee” is defined in Section 7.6 of the Rent Assignment Agreement.
“Board of Governors” shall mean the Board of Governors of the Federal Reserve System of the United States or any Governmental Authority which succeeds to the powers and functions thereof.
“Break Costs” means an amount equal to the amount, if any, required to compensate Lessor or any Rent Assignee for any additional losses (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by Lessor or any Rent Assignee to fund its obligations under the Operative Documents) it may reasonably incur as a result of (x) Lessee’s payment of Basic Rent or the Lease Balance other than on a Payment Date, (y) any Advance not being made on the date specified therefor in the applicable Advance Request due to the failure of Lessee or Construction Agent to meet applicable conditions to such Advance or due to the failure of Lessee to fund the Defaulting Participant Commitment Amount, provided that a Defaulting Participant shall not be entitled to Break Costs relating to its failure to fund its portion of an applicable Advance, or (z)  any conversion of the Term SOFR Rate during an Interest Period pursuant to and in accordance with the Operative Documents. A written statement as to the amount of such loss, cost or expense, prepared in good faith and in reasonable detail and submitted by Lessor or any Rent Assignee, as the case may be, to Lessee, shall be presumed correct absent demonstrable error.
“Breakage Costs” means any (x) costs or expenses incurred by the Administrative Agent or any Participant in connection with the termination of the General Construction Agreement or any of the other Project Agreements following the occurrence and continuance of a Construction Agency Agreement Event of Default or as a result of a termination of the Construction Agency Agreement under Sections 3.4 or 3.5 thereof, and (y) without duplication, amounts payable by Construction Agent, Lessor, any other Participant or any Affiliate thereof under any Project Collateral Agreement as a result of such termination of such Project Agreement.
“Builder’s Risk Insurance” means property insurance maintained during major construction, insuring against risks of direct physical loss or damage to the work, materials, fixtures, and equipment intended for incorporation into the Facility, whether located on-site, in temporary storage or during in-land transit. The coverage amount shall equal the replacement value of the insured work.
“Business Day” means (i) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York are generally authorized or obligated, by law or executive order, to close and (ii) relative to any determination of the Term SOFR Rate, any day which is a U.S. Government Securities Business Day.
“Capitalization” means, as of any date of determination, with respect to the Lessee and its Subsidiaries determined on a consolidated basis, an amount equal to the sum of (i) the total principal amount of all Debt of the Lessee and its Subsidiaries outstanding on such date,
Appendix 1
(to Participation Agreement)

(ii) Consolidated Net Worth as of such date and (iii) to the extent not otherwise included in Capitalization, all preferred stock and other preferred securities of the Lessee and its Subsidiaries, including preferred or preference securities issued by any subsidiary trust, outstanding on such date.
“Capitalized Contingent Rent” means all Contingent Rent due and payable to any Participant or Administrative Agent accruing during and for the period commencing on the Document Closing Date and ending on or before the Base Term Commencement Date, but excluding any amounts for which Lessee has an obligation to pay directly as set forth in the proviso to the second sentence of Section 4.3(a) of the Participation Agreement.
“Capitalized Costs” means collectively Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent.
“Capitalized Fees” means all Fees accruing during and for all periods under the Operative Documents ending on or before the Base Term Commencement Date, including the Commitment Fees.
“Capitalized Yield” means, (a) with respect to the Lessor Amount, all Yield accruing on the portion of such Lessor Amount attributable to Advances made during and for all Interest Periods ending on or before the Base Term Commencement Date and (b) with respect to the Rent Assignment Contribution Amount, all Yield accruing on the portion of such Rent Assignment Contribution Amount attributable to Advances made during and for all Interest Periods ending on or before the Base Term Commencement Date. Yield accruing during such Interest Periods on the portion of Lessor Amount and Rent Assignment Contribution Amount attributable to such Advances shall be treated as Capitalized Yield.
“Casualty” means an event of damage or casualty relating to any portion of the Leased Property.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1990, as amended.
“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
“Change Order” means, with respect to the General Construction Agreement, or with respect to any other Project Agreement, any change order as defined in or contemplated by such contract or agreement.
“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (HR 1658), Pub. L. No. 106-185, 106th Cong. (2000), as amended, together with the rules and regulations promulgated thereunder.
“Claims” means any and all obligations, liabilities, losses, actions, suits, judgments, enforcement actions, proceedings, damages, penalties, fines, claims, demands, settlements, costs
Appendix 1
(to Participation Agreement)

and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever.
“CME” means CME Group Benchmark Administration Limited.
“Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended or modified from time to time.
“Collateral” means all of Lessee’s right, title and interest in (i) the Leased Property, (ii) the Equipment, (iii) the General Construction Agreement, (iv) each other Project Agreement, (v) the Ground Lease, (vi) [reserved], (vii) all Project Collateral Agreements, (viii) the Security Property, (ix) the Third Party Service Agreements, (x) any rights to Liquidated Damages, rebates, offset or other warranty payments, or assignment under a purchase order, invoice or purchase agreement with any manufacturer of or contractor for any portion of the Collateral, including the General Contractor under the General Construction Agreement, and any other Contractor under any other Project Agreement, (xi) the proceeds of all insurance policies required to be maintained pursuant to the Lease or the Construction Agency Agreement, and (xii) all products, excess successions, subleases, rents, issues, profits, products, returns, income and proceeds of and from any or all of the foregoing (including proceeds from any of the foregoing), and to the extent not otherwise included, all payments under insurance (whether or not Lessee is the loss payee thereof) or any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing.
“Commitment” means (i) as to any Rent Assignee, its Rent Assignment Contribution Commitment, and (ii) as to Lessor, its Lessor Commitment.
“Commitment Exhaustion” is defined in Section 5.6(c) of the Construction Agency Agreement.
“Commitment Fee Rate” means 25 basis points (0.25%) per annum.
“Commitment Fees” is defined in Section 4.4(b) of the Participation Agreement.
“Commitment Percentage” means, (i) with respect to Lessor, the percentage set forth opposite Lessor’s name under the heading “Commitment Percentage” on Schedule I to the Participation Agreement and (ii) with respect to any Rent Assignee, the percentage set forth opposite such Rent Assignee’s name under the heading “Commitment Percentage (of the Aggregate Commitment Amount)” on Schedule II to the Participation Agreement, in each case, as such schedule may be amended or modified from time to time in accordance with the Participation Agreement.
“Commitment Period” means a period commencing on the Document Closing Date and ending on the earliest of (i) the Final Completion Date, (ii) the Outside Completion Date or (iii) the date an Insolvency Event occurs.
Appendix 1
(to Participation Agreement)

“Commitment Shortfall” is defined in Section 3.5(b) of the Participation Agreement.
“Committed Shortfall” means the dollar amount pursuant to which the undisbursed Project Budget is insufficient, excluding any Entergy Prepaid Rent, for the Facility to achieve Readiness for First Synchronization prior to the Outside Completion Date.
“Common Equity” means the stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests) that have ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable; provided that Preferred Equity, even if it has such ordinary voting power, shall not be Common Equity.
“Completion Advance Funds” is defined in Section 3.2(b) of the Participation Agreement
“Completion Date Advance” is defined in Section 3.2(b) of the Participation Agreement
“Confidential Information” is defined in Section 15.14 of the Participation Agreement.
“Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use or title to the Leased Property or any part thereof in, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use or title is taken or transferred.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR Rate, as applicable, any conforming changes to the definitions of “SOFR”, “Term SOFR Rate” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of the Participation Agreement and any other Operative Document).
“Consent and Acknowledgment” means each Consent and Acknowledgment, to be entered into among a Contractor, Lessor and Construction Agent pursuant to which such Contractor will consent to, among other things, the assignment of the applicable Project Agreement to Lessor.
Appendix 1
(to Participation Agreement)

“Consolidated Net Worth” means the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) accounts of the Lessee and its Subsidiaries appearing on a consolidated balance sheet of the Lessee and its Subsidiaries prepared as of the date of determination in accordance with GAAP, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in such capital stock and surplus of Subsidiaries.
“Construction” means the design, engineering, construction, testing and commissioning of the Facility and improvements to the Facility on the Site as contemplated by the Plans and Specifications.
“Construction Agency Agreement” means the Construction Agency Agreement, dated as of December 9, 2025, between Lessor and Construction Agent.
“Construction Agency Agreement Event of Default” is defined in Section 5.1 of the Construction Agency Agreement.
“Construction Agent” is defined in the Preamble to the Construction Agency Agreement.
“Construction Agent Person” means Lessee, any Affiliate of Lessee and any contractor or other Person for which Lessee or an Affiliate of Lessee has supervisory responsibility, including the General Contractor performing work or providing services or materials on the Site, or relating to the Construction or the Leased Property (regardless of when such Person commenced performing such work or providing such services of materials, including any period prior to the Document Closing Date), and all of their respective officers, directors, shareholders, partners, employees, agents, consultants, service-providers, successors and assigns, and any Person controlled by any of the foregoing.
“Construction Period” means the period of time commencing on and including the Document Closing Date and ending on but not including the Base Term Commencement Date.
“Contingent Rent” means amounts payable to any Indemnitee pursuant to Article XIII of the Participation Agreement or which become due and payable to any Person pursuant to any provisions of Section 15.11, 15.17(c) or 15.20 of the Participation Agreement, Section 25.13 of the Lease or Section 7.11 of the Construction Agency Agreement.
“Contractor” means the General Contractor and any person entering into a Project Agreement with Construction Agent or Lessor for the construction of the Facility (or portion thereof) or to provide any services or materials with respect thereto or the Facility.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.
Appendix 1
(to Participation Agreement)

“Controlled Substances Act” means 21 U.S.C. ch. 13, §801 et seq., known as the Controlled Substances Act, as amended, and the rules and regulations promulgated thereunder.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source selected by the Administrative Agent in its reasonable discretion); provided that if Daily Simple SOFR determined in accordance with the foregoing would otherwise be less than zero, Daily Simple SOFR shall be deemed zero for purposes of the Participation Agreement.
“Debt” of any Person means (without duplication) all liabilities, obligations and indebtedness (whether contingent or otherwise) of such Person (a) for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (b) to pay the deferred purchase price of property or services (other than such obligations incurred in the ordinary course of business on customary trade terms; provided that such obligations are not more than 30 days past due), (c) as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital or finance leases, (d) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (e) under any Guaranty Obligations.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or occurrence which, with notice or lapse of time would constitute an Event of Default.
“Default Completion Costs” means all costs incurred by Administrative Agent, Lessor or any other Participant in completing the acquisition of the Site and/or Construction of the Leased Property following a Construction Agency Agreement Event of Default in excess of those set forth in the Project Budget, including costs of removal and restoration of defective work, shut down and startup costs for any party under any of the Project Agreements, redesign (provided that redesign is consistent with the original design), rebidding, repermitting and other costs incurred following such Construction Agency Agreement Event of Default in connection with any revision of the Plans and Specifications, construction supervision costs, carry during any period of delay in the achievement of Readiness for First Synchronization beyond the Outside Completion Date, legal fees incurred following such Construction Agency Agreement Event of Default in connection with the negotiation, enforcement, termination or any other action or proceeding in connection with any of the Project Agreements or any of the foregoing together with, but without duplication of, any amounts paid by Construction Agent as Prepaid Rent pursuant to the Construction Agency Agreement and any other funds used at the direction of Administrative Agent or Lessor for such purpose.
“Defaulting Participant” is defined in Section 3.5 of the Participation Agreement.
Appendix 1
(to Participation Agreement)

“Defaulted Participant Commitment Amount” is defined in Section 3.5(b) of the Participation Agreement.
“Disclosure Documents” means the Lessee’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and Current Reports on Form 8-K filed after such Quarterly Report on Form 10-Q and prior to the Document Closing Date.
“Document Closing Date” is defined in Section 2.1 of the Participation Agreement.
“Dollars” and “$” mean dollars in lawful currency of the United States of America.
“Early Termination Option” means Lessee’s option to purchase all, but not less than all, of the Leased Property in accordance with the provisions of Section 18.1 of the Lease.
“EDGAR” means the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) any Participant or Affiliate or Subsidiary of a Participant, (b) any lender or Affiliate or Subsidiary of a lender under the Bank Credit Agreement and (c) any other commercial bank, financial institution, leasing company or “accredited investor” (as defined in Regulation D) (x) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 12.3 of the Participation Agreement to the extent that it may lawfully do so and (y) that is approved by Lessee (such approval not to be unreasonably withheld or delayed); provided that (i) Lessee’s consent or approval is not required pursuant to clause (a) or (b) or, with respect to clause (c), during the existence and continuation of a Default or an Event of Default, (ii) none of Lessee or any of its Affiliates or Subsidiaries shall qualify as an Eligible Assignee, (iii) no natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) shall qualify as an Eligible Assignee and (iv) no Defaulting Participant shall qualify as an Eligible Assignee.
Appendix 1
(to Participation Agreement)

“Eligible Securitization Bonds” means securities, however denominated, that are issued by any direct or indirect Subsidiary of the Lessee or any other Person under which recourse is limited to assets that are primarily rights to collect charges that are authorized by law (including, without limitation, pursuant to any order of any governmental authority authorized by law to regulate public utilities) to be invoiced to customers of the Lessee.
“Entergy Prepaid Rent” is defined in Section 5.6(c) of the Construction Agency Agreement.
“Environmental Audit” means a Phase I environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard E1527-21 Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process or any updates thereto) of the Site and any additional environmental assessments, reports or information reasonably requested by or provided to Lessor (including, without limitation, a Phase II environmental site assessment if required by Applicable Law) pursuant to the terms of the Operative Documents.
“Environmental Claims” is defined in Section 13.7 of the Participation Agreement.
“Environmental Laws” means any federal, state or local laws, common laws, ordinances codes, rules, orders, regulations, licenses, permits, governmental approvals, judgments, comfort letters, environmental deed restriction, no further action letters, consent decrees, restrictions or other requirements of, or legally binding agreement with, any Governmental Authority, in each case, relating to pollution, natural resources or wildlife, or the protection of human health, safety, the environment and natural resources, including laws relating to Hazardous Substances, reclamation of land and waterways, and emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or Hazardous Substances or wastes in any and all jurisdictions in which the Lessee and its Subsidiaries own property or conduct business, including, without limitation, the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, any state or local laws implementing or substantially equivalent to the foregoing federal laws, and all other environmental conservation or protection laws, all as amended from time to time.
“Environmental Violation” means any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.
“Equipment” means all equipment, apparatus, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by Lessee using the
Appendix 1
(to Participation Agreement)

proceeds of amounts advanced by the Participants pursuant to the Participation Agreement (and any replacement thereof) and now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Leased Property, including all Interim Lease Equipment, but expressly excluding all Lessee Equipment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.
“ERISA Affiliate” of a Person or entity means any Person, trade or business (whether or not incorporated) that is a member of a group of which such Person or entity is a member and that is under common control with such Person or entity within the meaning of, or that would otherwise be aggregated with such Person or entity under, Section 414 of the Code.
“ERISA Plan” means an employee benefit plan maintained for employees of any Person or any ERISA Affiliate of such Person subject to Title IV of ERISA (other than a Multiemployer Plan).
“ERISA Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to PBGC), or (ii) the withdrawal of the Lessee or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Lessee or any of its ERISA Affiliates was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
“Escrow Account” means that certain escrow account maintained at the Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agent” means any national bank or other financial institution reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Participants) who regularly performs escrow functions.
“Escrow Agreement” means that certain escrow agreement entered into among the Lessor, Construction Agent and Escrow Agent governing the terms of the Escrow Account.
“Escrowed Entergy Prepaid Rent” is defined in Section 5.6(c) of the Construction Agency Agreement.
“EU Bail-In- Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
Appendix 1
(to Participation Agreement)

“Event of Default” means a Construction Agency Agreement Event of Default or a Lease Event of Default.
“Event of Loss” means any Significant Casualty or Significant Condemnation.
“Excepted Payments” means: (a) all indemnity payments or payments under any guaranty (including indemnity payments made pursuant to Article XIII of the Participation Agreement) to which any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled pursuant to the Operative Documents; (b) any amounts (other than Basic Rent or amounts payable by Construction Agent or Lessee pursuant to Section 15.2, Articles XVI or XVIII of the Lease or Sections 3.1, 3.4 or 5.1 of the Construction Agency Agreement) payable under any Operative Document to reimburse Lessor or any of its Affiliates (including the reasonable expenses of Lessor or such Affiliates incurred in connection with obtaining any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document; (c) any amount payable to any Participant by any transferee permitted under the Operative Documents of the interest of any Participant as the purchase price of the Participant’s interest (or a portion thereof); (d) any insurance proceeds (or payments with respect to self-insured risks or policy deductibles) under liability policies; (e) any insurance proceeds under policies maintained by the Administrative Agent or any Participant in accordance with Section 13.4 of the Lease; (f) Transaction Expenses, Contingent Rent or Fees paid or payable to or for the benefit of the Administrative Agent, the Arranger or any Participant; (g) all right, title and interest of Lessor to the Leased Property or any portion thereof or any other property to the extent any of the foregoing has been released from the Liens of the Security Instruments following the payment of the Rent Assignment Contribution Balance; (h) any IDC Amount paid to Lessor pursuant to the IDC Side Letter; (i) any Interim Lease Rent paid to Lessor; and (j) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (i) above.
“Excepted Rights” shall mean Lessor’s right (a) to receive from Lessee or the Administrative Agent all notices, certificates, reports, filings, opinions of counsel, copies of all documents and all information which Construction Agent or Lessee is permitted or required to give or furnish to the “Lessor” pursuant to the Construction Agency Agreement, the Lease or any other Operative Document, (b) to exercise the inspection rights provided for in Section 4.2 of the Lease, (c) to give any demand notice of default under Section 5.1 of the Construction Agency Agreement or Section 16.1 of the Lease, declare an Event of Default under the Construction Agency Agreement or the Lease in respect thereof and to retain the right to cause Construction Agent or Lessee to take any action and execute and deliver such documents and assurances as the “Lessor” may from time to time reasonably request pursuant to Article V of the Construction Agency Agreement or Article XVI of the Lease, as applicable, and (d) Lessor’s rights under Section 15.5 of the Participation Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder.
Appendix 1
(to Participation Agreement)

“Expiration Date” means the seventh (7th) anniversary of the Document Closing Date, which for the avoidance of doubt, will be the last day of the Base Term, as such date may be extended pursuant to Section 4.7 of the Participation Agreement.
“Extended Remarketing Period” is defined in Section 20.3(a) of the Lease.
“Facility” means the utility-scale electric generation facility located on the Site and improvements as described in the Plans and Specifications, including all buildings, structures, fixtures, Equipment and other improvements of every kind related thereto existing at any time and from time to time (including those purchased with amounts advanced by the Participants pursuant to the Participation Agreement) on or under the Site to be constructed pursuant to the Construction Agency Agreement and the Project Agreements, together with any and all easements, rights of way or use, rights of ingress or egress, privileges, benefits and Appurtenant Rights, including streets, sidewalks, ways, alleys, vaults and strips of land adjoining, abutting, adjacent, appurtenant or contiguous to the Site, all paving, grading, utility pipes, fencing, conduits and lines, signs, retaining walls, lighting, electrical and drainage structures, parking areas and roadways, all Modifications and other additions to or changes in the Facility at any time, but expressly excluding all Lessee Equipment.
“Facility Completion Date” means the date Readiness for First Synchronization is achieved.
“Fair Market Value” means with respect to the Leased Property or any portion thereof, as of the date of the determination, the fair market value (which in any event shall not be less than zero) as determined by the Appraiser (or any other independent appraiser chosen by Lessor at the direction of the Administrative Agent and reasonably acceptable to Lessee) that would be obtained in an arm’s-length transaction between an informed and willing buyer (other than a buyer currently in possession) and an informed and willing seller, under no compulsion to buy or sell, and neither of which is related to Lessor, Administrative Agent or Lessee or any Affiliate thereof, for the purchase of the Leased Property or such portion thereof, as applicable. Such fair market value shall be calculated assuming that the Leased Property is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market value is being determined for purposes evaluating the items described in Section 13.2 of the Participation Agreement and Section 20.3 of the Lease, in which case this assumption shall not be made).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Participation Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
Appendix 1
(to Participation Agreement)

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.
“Federal Funds Effective Rate”   means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Participation Agreement and the other Operative Documents.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letters” means, collectively, the Arranger Fee Letter, the Administrative Agent Fee Letter and the IDC Side Letter, and each a “Fee Letter”.
“Fees” is defined in Section 4.4 of the Participation Agreement.
“FERC Authorization” means the authorization of the Federal Energy Regulatory Commission granted to the Lessee in docket number ES25-6-000 issued as of January 31, 2025, and effective as of February 1, 2025.
“Federal Flood Insurance Rate Maps” means the maps designated by the Department of Homeland Security’s Federal Emergency Management Agency as Special Flood Hazard Areas (SFHAs), the Base Flood Elevations (BFEs) and the risk premium zones applicable to the various areas throughout the United States.
“Final Completion Date” means the date upon which all performance (other than performance relating to warranty obligations) required under the General Construction Agreement and all other Material Project Agreements has been fully performed including the completion of all punchlist items, and all payments required thereunder have been made with respect to the Facility.
“Final Completion Work” means any work that, subsequent to Readiness for First Synchronization, needs to be performed to achieve the Final Completion Date.
“Firm Transportation Agreement” means, collectively, that certain Intrastate Firm Transportation Agreement and that certain Section 311 Firm Gas Transportation Agreement, each to be entered into by and between Entergy Texas, Inc. and Trident Intrastate Pipeline LLC providing for the delivery of gas fuel to the Facility and certain other facilities.
“FIRPTA” means a certification as to the nonforeign status for federal tax withholding purposes.
Appendix 1
(to Participation Agreement)

“FIRREA” means the Financial Institution Reform, Recovery and Enforcement Act of 1989, and all regulations promulgated pursuant thereto.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.
“Fund,” “Funded” or “Funding” means each funding by a Participant of a portion of the principal of its Rent Assignment Contributions or a portion of its Lessor Amount (as the case may be) constituting a portion of any Advance as described in Article III of the Participation Agreement.
“Funding Indemnity Agreement” means the Funding Indemnity Agreement, between Lessee and Administrative Agent, delivered in connection with the Initial Advance.
“GAAP” means generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in Section 8.2(e) of the Participation Agreement.
“General Construction Agreement” means that certain Agreement for Legend Power Station Project Engineering, Procurement and Construction dated as of February 14, 2025, by and between Construction Agent and the General Contractor and assigned to Lessor.
“General Contractor” means Mitsubishi Power Americas Inc. and TSL Power Partners Joint Venture (an unincorporated joint venture between TIC – The Industrial Company and Sargent & Lundy, L.L.C..
“General Indemnitee” or “Tax Indemnitee” means each of the Participants, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate co-agent appointed in accordance with the terms of the Participation Agreement, and the respective Affiliates, successors, permitted assigns, permitted transferees, contractors, employees, officers, directors, shareholders, partners, participants (including any participant, assignee or transferee described in Article XII of the Participation Agreement), representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any of its Affiliates be a General Indemnitee or Tax Indemnitee.
“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, comfort letters, no further action letters, environmental deed restrictions, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include all environmental and operating permits and licenses that are required for the ownership, occupancy, full use and operation of the Leased Property.
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing,
Appendix 1
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regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Proceeds” means the gross proceeds of the sale of the Leased Property.
“Grossed Up Basis” is defined in Section 13.4(c)(ii) of the Participation Agreement.
“Ground Lease” means the Ground Lease dated as of December 9, 2025, by and between Ground Lessor and Ground Lessee.
“Ground Lease Rent” shall have the meaning set forth in the Ground Lease.
“Ground Lessee” means BA Leasing BSC, LLC, as tenant under the Ground Lease.
“Ground Lessor” means Entergy Texas, Inc., as landlord under the Ground Lease.
“Guaranty Obligations” means direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person, including, without limitation, Support Obligations.
“Hazardous Substance” means any substance, waste or material which (i) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous by listing characteristic or definition under any Environmental Law, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by-products and other hydrocarbons or (ii) is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States or the state in which the Site is located or any political subdivision of either of the foregoing and also including radioactive materials (other than naturally occurring radioactive materials below threshold regulated levels), asbestos in any form that is or could be friable, urea formaldehyde foam insulation, polychlorinated biphenyls, radon, radon gas, mercury and lead based paint.
“Highest Lawful Rate” is defined in Section 4.6(b) of the Participation Agreement.
“Hybrid Securities” means (i) debt or preferred or preference equity securities (however designated or denominated) of the Lessee or any of its Subsidiaries that are mandatorily convertible into Common Equity or Preferred Equity of the Lessee or any of its Subsidiaries, provided that such securities do not constitute Mandatorily Redeemable Stock, (ii) securities of the Lessee or any of its Subsidiaries that (A) are afforded equity treatment (whether full or partial) by S&P or Moody’s at the time of issuance, and (B) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Termination Date, (iii) any other securities (however designated or denominated), that are (A) issued by the Lessee or any of its Subsidiaries, (B) not subject to mandatory redemption or mandatory prepayment, and (C) together with any guaranty thereof, subordinate in right of payment to the unsecured and unsubordinated indebtedness (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary terms) of the issuer of such securities or guaranty and (iv) QUIPS.
Appendix 1
(to Participation Agreement)

“IDC Amount” is defined in the IDC Side Letter.
“IDC Side Letter” means that certain IDC Side Letter, dated as of December 9, 2025, by and between Lessee and Lessor.
“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever (“Taxes”) (including (i) real and personal property taxes, including personal property taxes on any Leased Property that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Site or Facility, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by any Federal, state or local authority upon or with respect to (a) any Tax Indemnitee, the Leased Property or any part thereof or interest therein, or Lessee or any sublessee or user of the Leased Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Leased Property or any part thereof or interest therein; (c) the Rent Assignment Contribution Amount, Lessor Amount or other indebtedness with respect to the Leased Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Leased Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Leased Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Facility or any part thereof or interest therein; (h) any transaction contemplated by Section 10.1(f) of the Participation Agreement; or (i) otherwise in connection with the Overall Transaction.
Notwithstanding anything in the first paragraph of this definition, the term “Imposition” shall not mean or include:
    (i)    Taxes and impositions imposed upon a Tax Indemnitee (other than Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Leased Property or any transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the overall gross or net income or overall gross or net receipts (including any minimum taxes or taxes on, measured by or in the nature of capital, net worth, excess profits, items of tax preference, capital stock, franchise, business privilege or doing business taxes or any taxes in the nature of an intangibles tax, an ad valorem tax or property tax imposed on a Participant or Sub-Participant by reason of it providing the financing or owning or holding any Lessor Amount or Rent Assignment Contribution Amount); provided that
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this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;
    (ii)    any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition that relates to any period prior to the termination of the Lease with respect to the Leased Property to which such Tax or Imposition relates);
    (iii)    any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.4(b) of the Participation Agreement; provided that the foregoing shall not limit Lessee’s obligation under Section 13.4(b) of the Participation Agreement to advance to such Tax Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 13.4(b) of the Participation Agreement or any expenses incurred by such Tax Indemnitee in connection with such contest;
    (iv)    any Taxes or impositions imposed upon a Tax Indemnitee with respect to any transfer, sale, financing or other disposition by such Tax Indemnitee of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or any Rent Assignment Contribution Amount or Lessor Amount, or from any sale, assignment, transfer or other disposition of any interest in a Tax Indemnitee or any Affiliate thereof, (other than any transfer in connection with (1) the exercise by Lessee of its Early Termination Option or any termination option or other purchase of the Leased Property by Lessee (including the Purchase Option) or the exercise by Lessee of the Sale Option, (2) the occurrence of an Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by Lessee);
    (v)    any Taxes or impositions imposed on a Tax Indemnitee to the extent such Tax Indemnitee actually receives the benefit of a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);
    (vi)    any Taxes or impositions imposed against or payable by a Tax Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Tax Indemnitee;
    (vii)    Taxes or impositions imposed on or payable by a Tax Indemnitee to the extent such Taxes or impositions would not have been imposed but for a breach by the Tax Indemnitee or any Affiliate thereof of any representations, warranties or covenants set forth in the Operative Documents (unless such breach is caused by Lessee’s breach of its representations, warranties or covenants set forth in the Operative Documents);
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    (viii)    Taxes or impositions to the extent resulting from such Tax Indemnitee’s failure to comply with the provisions of Section 13.4(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 13.4(b) of the Participation Agreement (unless such failure is caused by Lessee’s breach of its obligations under the Operative Documents);
    (ix)    Taxes or impositions which are included in Project Costs if and to the extent actually paid and such Taxes or impositions are provided for in the Project Budget;
    (x)    Taxes or impositions imposed on or with respect to or payable as a result of activities of a Tax Indemnitee unrelated to the Overall Transaction; and
    (xi)    Taxes and impositions described in paragraphs (A) – (H) of Section 13.4(e)(i) of the Participation Agreement.
“Improvement” is defined in Section 10.2(b) of the Lease.
“In Balance” means that the undisbursed portion of the Project Budget, together with Entergy Prepaid Rent, is sufficient to achieve Readiness for First Synchronization pursuant to the Project Agreements and the Project Materials on or prior to the Outside Completion Date and to pay all Project Costs.
“In Balance Calculation” is defined in Section 5.6(a) of the Construction Agency Agreement.
“Indemnitee” means any of Lessor, a Participant Indemnitee, a General Indemnitee or a Tax Indemnitee, as applicable.
“Independent Engineer” means the independent engineer named by Lessor or any successor named by Lessor.
“Industry Standards” means the latest applicable edition or revision of all recognized industry codes, standards or regulations (hereinafter referred to collectively in this definition as “codes”) applicable to the operation, use, maintenance, repair or modification of the Leased Property or any portion thereof that are issued by relevant industry organizations such as, without limitation, the Institute of Electrical and Electronics Engineers (IEEE), the American Society of Mechanical Engineers (ASME) and the National Fire Protection Association (NFPA), as any such codes may be changed from time to time.
“Initial Advance” means the Advance for Project Costs made on the Initial Advance Date.
“Initial Advance Date” is defined in Section 3.1(d)(ii) of the Participation Agreement.
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“Insolvency Event” means any event described in Section 5.1(k) of the Construction Agency Agreement or Section 16.1(g) of the Lease (without giving effect to any cure or time periods contained therein).
“Inspecting Parties” is defined in Section 4.2(a) of the Lease.
“Insurance Consultant” means A.J. Gallagher & Co. or any successor named by Lessor.
“Insurance Requirements” means all terms and conditions of any insurance policy required by the Lease or Construction Agency Agreement to be maintained by Lessee or Construction Agent.
“Interest Period” means (i) during the Commitment Period, with respect to any amounts outstanding under the Rent Assignment Contribution Balance or Lessor Balance that are Funded on any Advance Date, initially the period commencing on (and including) such Advance Date and ending on (but excluding) the Payment Date occurring in December, 2025, and thereafter each period commencing on (and including) a Payment Date and ending on (but excluding) the Payment Date one month thereafter, and (ii) commencing with the Payment Date first following the Base Term Commencement Date, the period commencing on (and including) such Payment Date and ending on (but excluding) the Payment Date one month thereafter, and thereafter each period commencing on (and including) such previous Payment Date and ending on (but excluding) the Payment Date one month thereafter.
“Interim Lease” means that certain Master Equipment Lease and Security Agreement, dated as of December 9, 2025, between Entergy Texas, Inc., as lessee, and BA Leasing BSC, LLC, as lessor, as amended, supplemented and/or otherwise modified from time to time.
“Interim Lease Equipment” means the Leased Equipment as defined in the Interim Lease.
“Interim Lease Equipment Acquisition Costs” the costs to acquire the Interim Lease Equipment as set forth on each Lease Schedule to the Interim Lease.
“Interim Lease Rent” means the Equipment Rent as defined in the Interim Lease.
“Investment Company Act” means the Investment Company Act of 1940, together with the rules and regulations promulgated thereunder.
“Investment Grade Rating” shall mean ratings of at least BBB- by S&P (with not less than a stable outlook) and Baa3 by Moody’s.
“Laws” means, collectively, all foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
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“Lease” means the Lease, Leasehold Deed of Trust and Security Agreement, dated as of December 9, 2025, among Lessor and Lessee, with Kelly Dean Bierig, Esq. as Deed of Trust Trustee.
“Leasehold Estate under Lease” means the leasehold estate under the Lease, Leasehold Deed of Trust and Security Agreement, between Entergy Texas, Inc. as Lessee and BA Leasing BSC, LLC as Lessor (as further defined in the Ground Lease).
“Lease Balance” means, as of any date of determination, an amount equal to the sum of the Rent Assignment Contribution Balance and the Lessor Balance and all other amounts owing by Lessee to the Administrative Agent, if any, and/or the Participants and/or any other Indemnitee under the Operative Documents (including but without duplication, accrued and unpaid Rent).
“Lease Event of Default” is defined at Section 16.1 of the Lease.
“Lease Renewal” is defined at Section 4.7 of the Participation Agreement.
“Lease Renewal Term” is defined at Section 4.7 of the Participation Agreement.
“Leased Property” means, collectively, the Facility and all of Lessor’s right, title and interest in and to the Site under the Ground Lease.
“Leased Property Records” means those maintenance and other records relating to the maintenance and operation of the Leased Property in the possession of Lessee.
“Lessee” means Entergy Texas, Inc., a Texas corporation, in its capacities as Lessee under the Lease and, as applicable, as Construction Agent under the Construction Agency Agreement.
“Lessee Equipment” means trade fixtures, machinery, equipment or other property belonging to Lessee or third parties that are not financed with Advances or that are not replacements of a component of the Leased Property pursuant to Section 9.1 of the Lease or Required Modifications pursuant to Section 10.1(a) of the Lease that, in each case, are required to be part of the Leased Property pursuant to such sections of the Lease.
“Lessor” means BA Leasing BSC, LLC, a Delaware limited liability company, as Lessor under the Lease.
“Lessor Amount” means, as of any date of determination, the portion of the Advances funded by Lessor pursuant to Section 3.1(c) of the Participation Agreement, net of any distributions (other than distributions of Yield) with respect thereto.
“Lessor Balance” means as of any date of determination an amount equal to the sum of the outstanding Lessor Amount net of any distributions (other than distributions of Yield) with respect thereto, together with all accrued and unpaid Yield thereon.
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“Lessor Commitment” means the commitment of Lessor to make available the Lessor Commitment Amount.
“Lessor Commitment Amount” means the aggregate principal amount set forth on Schedule I of the Participation Agreement.
“Lessor Confirmation Letter” means that certain letter, delivered on or before the Document Closing Date, from Lessor to Lessee pursuant to which Lessor provided to Lessee information to assist in Lessee’s evaluation of Lessor.
“Lessor Documents” shall mean the Operative Documents to which Lessor is a party or is otherwise bound.
“Lessor Lien” means any Lien, true lease or sublease or disposition of title with respect to the Leased Property, any of the other Collateral, the Site or the Appurtenant Rights arising as a result of (a) any claim against Lessor, Administrative Agent or any Participant not resulting from the Overall Transaction or otherwise contemplated by the Operative Documents, (b) any act or omission of Lessor, Administrative Agent or any Participant which is not required or permitted by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against Lessor, Administrative Agent or any Participant with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify Lessor, Administrative Agent or any Participant, in its individual capacity, pursuant to Article XIII of the Participation Agreement, (d) any claim against Lessor, Administrative Agent or any Participant arising out of any transfer by Lessor of all or any portion of the interest of Lessor in the Leased Property or the Operative Documents other than the transfer of title to or possession of the Leased Property by Lessor pursuant to and in accordance with the Operative Documents, including pursuant to the exercise of remedies, or (e) any claim against any Participant arising out of any transfer by such Participant of any Rent Assignment Interest or Lessor Amount, or any interest therein, other than in accordance with the Participation Agreement and, in the case of a transfer of any Rent Assignment Contribution, in accordance with the Rent Assignment Agreement.
“Lessor’s Policy” is defined in Section 6.1(x) of the Participation Agreement.
“Letter of Credit” means an irrevocable letter of credit with a stated drawing amount equal to the Entergy Prepaid Rent issued by a Letter of Credit Bank.
“Letter of Credit Bank” means a U.S. bank or a U.S. branch of a foreign bank domiciled in an Organization of Economic Cooperation and Development county and otherwise acceptable to the Lessor.
“Lien” means, with respect to any asset, any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in such asset to secure payment of a debt or performance of an obligation or other priority or preferential arrangement in the nature of security interest of any kind whatsoever. For the purposes of this Participation Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds
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subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Liquidated Damages” means the payment by the General Contractor of any liquidated damages pursuant to the General Construction Agreement or any other similar payments made to Lessor, Rent Assignees, Administrative Agent, Lessee, Construction Agent or their respective Affiliates under any other Project Agreement.
“Major Project Agreement” or “Major Project Agreements” is defined in Section 2.4(b) of the Construction Agency Agreement.
“Major Project Agreement Default” means any breach or default under any Major Project Agreement that has occurred and is continuing beyond the cure period provided in such Major Project Agreement and that (a) is reasonably likely to (i) cause Readiness for First Synchronization to be completed outside of the Outside Completion Date, (ii) prevent Construction to be completed at a cost less than, or equal to, the Aggregate Commitment Amount plus all Entergy Prepaid Rent, (iii) cause the Project Budget, taking into account all Entergy Prepaid Rent, not to be In Balance or (iv) result in a termination of such Major Project Agreement and (b) with respect to which the related Major Project Agreement could not be replaced on substantially similar terms by the Construction Agent within ninety (90) days (which replacement period shall be extended by an additional thirty (30)-day period if Construction Agent is diligently pursuing such replacement) and (i) such replacement Project Contract would not permit Readiness for First Synchronization to be achieved on or prior to the Outside Completion Date and at a cost less than, or equal to, the Aggregate Commitment Amount plus all Entergy Prepaid Rent or (ii) the Lessor has not approved the counterparty thereto (such approval not to be unreasonably withheld, conditioned or delayed).
“Major Service Agreement” is defined in Section 3.6(b) of this Participation Agreement.
“Mandatorily Redeemable Stock” means, with respect to any Person, such Person’s Common Equity or Preferred Equity to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Debt or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.
“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Federal Reserve Board, and as amended and in effect from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or properties of the Lessee and its Subsidiaries considered on a consolidated basis, (b) the legality, validity or enforceability of the Participation Agreement or any of the other Operative Documents against Lessee, or the rights and remedies of the Administrative Agent or Lessor against Lessee under or pursuant to any of the Operative Documents, (c) the rights and remedies of the Administrative Agent and the Participants under
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this Participation Agreement, taken as a whole, (d) the occurrence of the Facility Completion Date on or prior to the Outside Completion Date for the amounts set forth in the Project Budget, (e) the rights or interests of Administrative Agent, Lessor or any other Participant in the Leased Property, (f) the validity or priority of the Liens on the Collateral, taken as a whole, or (g) the Fair Market Value, use, utility or useful life of the Leased Property.
“Material Environmental Violation” is defined in Section 14.3 of the Lease.
“Maturity Date” means the Expiration Date, as extended from time to time.“Memorandum of Ground Lease” means the Memorandum of Ground Lease to be entered into between Ground Lessor and Ground Lessee.
“Memorandum of Lease” means the Memorandum of Lease, Leasehold Deed of Trust and Security Agreement in substantially the form of Exhibit B to the Lease to be executed, acknowledged and delivered to Administrative Agent pursuant to the Participation Agreement.
“Modifications” is defined in Section 10.1(a) of the Lease.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgage Indenture” means the Indenture, Deed of Trust and Security Agreement dated as of October 1, 2008, between the Lessee and The Bank of New York Mellon, as trustee, as amended, restated, supplemented or otherwise modified from time to time (except as expressly provided otherwise herein), together with any supplemental indentures issued pursuant thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Lessee or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.
“Nonconformance Amount” is defined in Section 13.2 of the Participation Agreement.
“Non-Defaulting Participant” is defined in Section 3.5(b) of the Participation Agreement.
“Non-nuclear Insurance Program” is defined in Section 13.5 of the Lease.
“Non-Recourse Debt” means any Debt of any Subsidiary of the Lessee that does not constitute Debt of the Lessee or any Significant Subsidiary.
“Nonseverable” means a Modification or part of a Modification which cannot be readily removed from the Leased Property without causing material damage to or materially impairing the Fair Market Value, utility or useful life thereof as set forth in the Appraisal delivered on or prior to the Initial Advance Date, as reduced for any Liquidated Damages paid by the General
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Contractor or under the General Construction Agreement as compensation for diminution in Fair Market Value of the Modification.
“Obligations” means all obligations (monetary or otherwise, including all payment and performance obligations) of Lessee arising under or in connection with any of the Operative Documents.
“OECD” means the Organization for Economic Cooperation and Development.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Operative Documents” means the following:
(a)    the Participation Agreement;
(b)    the Lease;
(c)    the Rent Assignment Agreement;
(d)    the Security Instruments;
(e)    the Interim Lease;
(f)    the Fee Letters;
(g)    the Construction Agency Agreement;
(h)    the Consents and Acknowledgements;
(i)    the General Construction Agreement and each of the other Major Project Agreements, in each case, until the Base Term Commencement Date;
(j)    the Memorandum of Lease;
(k)    the Ground Lease and Memorandum of Ground Lease;
(l)    the Third Party Service Agreement Consents;
(m)    the Funding Indemnity Agreement;
(n)    the Letter of Credit, if applicable; and
(o)    the Escrow Agreement, if applicable.
“Original Executed Counterpart” is defined in Section 25.9 of the Lease.
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“Original Payment” is defined in Section 13.5 of the Participation Agreement.
“Other Available Amounts” means any insurance proceeds available under related insurance policies maintained by or on behalf of Lessee, Lessor or Construction Agent, Liquidated Damages, letter of credit proceeds (so long as neither Lessee or any Subsidiary has the reimbursement obligations thereunder), proceeds under surety bonds, proceeds from condemnation or eminent domain proceedings or other similar proceedings and similar proceeds consisting of available cash which are payable to Lessee, Lessor or Construction Agent in settlement of a Claim or other loss or for use in the Construction of the Facility.
“Outside Completion Date” means August 30, 2028, as such date may be extended pursuant to Section 3.2(b) of the Construction Agency Agreement.
“Overall Transaction” means all the transactions and activities referred to in or contemplated by the Operative Documents.
“Overdue Rate” means with respect to any Rent Assignment Contribution Amount or Lessor Amount, 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for any Rent Assignment Contribution Amount or Lessor Amount bearing Yield by reference to the Alternate Base Rate plus 2% per annum).
“Owner’s Policy” is defined in Section 6.1(x) of the Participation Agreement.
“Parent” means Entergy Corporation, a Delaware corporation, or its successors and permitted assigns.
“Participant Balance” means as of any date of determination: (i) with respect to any Rent Assignee, the Rent Assignment Contribution Balance held by such Rent Assignee or (ii) with respect to Lessor, the Lessor Balance.
“Participant Indemnitee” means each Participant, the Administrative Agent (in its individual capacity and as agent), the Arranger, any additional, separate or co-agent appointed in accordance with the terms of the Participation Agreement, and their respective Affiliates, successors, permitted assigns, permitted transferees, permitted participants under Article XII of the Participation Agreement, contractors, employees, officers, directors, shareholders, partners, participants, representatives and agents of each of the foregoing Persons; provided, however, that in no event shall Lessee or any of its Affiliates be a Participant Indemnitee.
“Participants” means, collectively, Lessor and the Rent Assignees.
“Participant Register” is defined in Section 12.2(d) of the Participation Agreement.
“Participation Agreement” means the Participation Agreement dated as of December 9, 2025, by and among Lessee, as Lessee and Construction Agent, Lessor, the Persons listed on Schedule II thereto, as Rent Assignees, and the Administrative Agent.
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“Payment Date” means (a) during the Commitment Period, the 27th day of each month and (b) upon the occurrence of the Base Term Commencement Date, the 27th day of the month in which the Base Term Commencement Date occurs and the 27th day of each month thereafter. If the 27th day of any month is not a Business Day, then the applicable Payment Date shall be the next following Business Day, unless the result of such extension would carry such Payment Date into the next succeeding month, in which case such payment shall be made on the immediately preceding Business Day.
“Payment Default” means the failure (i) of Lessee to make any payment of (A) Basic Rent when due or (B) any amounts due pursuant to Sections 15.1, 18.1, 19.1(b) or 20.1 of the Lease when due, or (ii) of any Participant, Lessor or Administrative Agent to receive payment of any Yield, principal, Lessor Amount, Rent Assignment Contribution Amount, Fees or amounts which constitute Contingent Rent on the date any such amount is due and payable (for any reason, including as a result of the failure of any condition or the unavailability of funds for the purpose of Funding any Capitalized Yield, Capitalized Fees or Capitalized Contingent Rent) and, in the case of a failure of the type described in this clause (ii), such failure shall continue for five (5) Business Days after such amount is due and payable.
“Payment Office” means the office of Lessor or the Administrative Agent identified on Schedule III to the Participation Agreement as its Payment Office.
“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as in effect from time to time.
“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Permitted Lien” means (a) the respective rights and interests of Lessee, Lessor, the Rent Assignees and Administrative Agent, as provided in the Operative Documents, (b) Lessor Liens, (c) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings, so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title thereto or any interest therein and shall not interfere with the use or disposition of the Leased Property, the other Collateral, the Operative Documents or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Lien created by the Lease or the Security Instruments and (iv) any reserve or other appropriate provision required by GAAP shall have been made in respect of the Lien, (d) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as (i) no Event of Default shall have occurred and be continuing, (ii) such proceedings shall not involve any meaningful risk of the sale, forfeiture or loss of any of the Leased Property, the other Collateral, the Operative Documents, title to the Leased Property or any interest therein and shall not interfere with the use or disposition of any Leased Property, the other Collateral or the Operative Documents or the payment of Rent, (iii) such proceedings do not impair the perfection or priority of the Liens created by the Lease or the Security Instruments and (iv) any reserve or other appropriate
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provision required by GAAP shall have been made in respect of the Lien, (e) Liens arising after an Advance Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either have been bonded to the satisfaction of the Participants and Administrative Agent or the enforcement of such Lien has been stayed pending such appeal or review, (f) the rights of any sublessee under a sublease expressly permitted pursuant to and subject to the terms of the Lease, and (g) easements, rights of way and other encumbrances on title to real property permitted pursuant to Section 11.2 of the Lease, the Ground Lease or that are included as exceptions to title in the Title Policies.
“Permitted Modification” is defined in Section 10.1(a) of the Lease.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Personalty” is defined in Section 24.2(c) of the Lease.
“Plans and Specifications” means the plans and specifications for the Construction of the improvements to the Facility in the form delivered pursuant to Section 6.1 of the Participation Agreement as they may be supplemented, amended or modified from time to time in accordance with the Project Agreements and the Construction Agency Agreement.
“Preferred Equity” means any stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to Common Equity.
“Project Agreements” means the General Construction Agreement and each of the other agreements and documents entered into by Construction Agent, in its role as Lessor’s Construction Agent, or Lessor to undertake or provide for Site Obligations, including the Construction (provided, for the avoidance of doubt, that the Firm Transportation Agreement shall not constitute a Project Agreement).
“Project Budget” means the estimated budget of Project Costs attached to the Participation Agreement as Schedule 3.1(d), as it may be amended, supplemented or modified in accordance with the provisions of the Participation Agreement.
“Project Change” means a revision, amendment or modification to the Plans and Specifications, the Project Schedule or any of the Project Agreements (including a Change Order).
“Project Collateral Agreements” means each Assignment of Project Documents, the General Construction Agreement, the Project Agreements and the Third Party Service Agreements.
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“Project Costs” means the costs accrued to lease the Site and to purchase and construct the Facility in accordance with Plans and Specifications and the Project Materials, to fund amounts accruing under the Lease prior to the Base Term Commencement Date including amounts payable under any Project Agreement, or Project Collateral Agreement and all Site Acquisition Costs, Soft Costs, costs for Equipment, Interim Lease Equipment Acquisition Costs, Ground Lease Rent, Capitalized Costs and Transaction Expenses. For avoidance of doubt, Project Costs shall include all costs incurred for employees or contractors of the Lessee directly involved in the completion of the project (including applicable “loaders” or allocations of indirect costs). In addition, Project Costs shall include an allowance for funds used during construction (AFUDC) for the period from the initiation of the project through the Document Closing Date, calculated in accordance with the instruction found in the FERC Uniform System of Accounts; provided that Project Costs shall not include any costs accrued or incurred from and after Readiness for First Synchronization except for amounts included in the Completion Date Advance.
“Project Documents” has the meaning set forth in the applicable Assignment of Project Documents.
“Project Materials” is defined in Recital B of the Construction Agency Agreement.
“Project Schedule” means a construction schedule, in critical path form, which details and schedules all events necessary to control the Site Obligations, including the Construction, in the form delivered to and approved by Lessor prior to the Initial Advance, as it may be amended, supplemented or modified in accordance with the terms of the Project Agreements and the Construction Agency Agreement.
“Prudent Utility Practice” means, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result in a manner consistent with applicable laws, regulations, codes and standards, at a reasonable cost and consistent with good business practices, reliability, safety and environmental protection. “Prudent Utility Practice” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of acceptable practices, methods or acts that could reasonably have been expected to produce the desired outcome, having due regard for the circumstances, manufacturers’ recommendations and warranties and the requirements of any Governmental Authority of competent jurisdiction.
“PUCT” means the Public Utility Commission of Texas and its legal successors.
“Purchase Amount” means, as of any date of determination, the Lease Balance plus all other amounts required to be paid pursuant to Section 5.2 of the Participation Agreement.
Appendix 1
(to Participation Agreement)

“Purchase Notice” means an irrevocable written notice by Lessee delivered to Lessor pursuant to Section 18.1 of the Lease, notifying Lessor of Lessee’s intention to exercise its Early Termination Option, and the proposed purchase date therefor.
“Purchase Option” is defined in Section 19.1(b) of the Lease.
“QUIPS” means, on any date of determination, all outstanding preferred stock and other preferred securities of the Lessee and its Subsidiaries, including preferred securities issued by any subsidiary trust.
“Readiness for First Synchronization” means completion of the work associated with the achievement of the conditions required for payment milestone #180 as defined in the General Construction Agreement.
“Recipient” is defined in Section 12.3(a) of the Participation Agreement.
“Register” is defined in Section 12.1(a) of the Participation Agreement.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time.
“Regulatory Termination Event” means if the PUCT (a) rejects approval of the Facility or Overall Transaction or approves the Facility or Overall Transaction on terms inconsistent with the Construction Agent’s application to the PUCT, (b) otherwise fails to approve the Facility or issues an order or takes action making the transactions contemplated by the Participation Agreement infeasible or creates impediments to cost recovery prior to January 30, 2026, or (c) following the PUCT’s initial approval (i) any change that results in the PUCT rescinding or amending its approval or (ii) Construction Agent notifying the PUCT that there has been a change in circumstances outside of Construction Agent’s control that should result in termination of the project or require further approvals from the PUCT.
“Release” means any release, migrating, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance into the environment, including, without limitation, ambient air, surface water, ground water or land.
“Renewal Effective Date” is defined at Section 4.7(a) of the Participation Agreement.
“Renewal Option” is defined in Section 19.1(a) of the Lease.
“Renewal Option Request” is defined at Section 4.7(a) of the Participation Agreement.
“Renewal Option Response Date” is defined at Section 4.7(a) of the Participation Agreement.
“Renewal Rescission” is defined in Section 4.7(a) of the Participation Agreement.
Appendix 1
(to Participation Agreement)

“Renewal Rescission Period” is defined in Section 4.7(a) of the Participation Agreement.
“Rent” means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.
“Rent Assignees” means, collectively, the Persons named on Schedule II to the Participation Agreement and their permitted successors and assigns.
“Rent Assignment Agreement” means the Rent Assignment Agreement dated as of December 9, 2025, among Lessor, the Administrative Agent and the Rent Assignees.
“Rent Assignment Contribution Amount” means, as of any date of determination, the aggregate amount of Advances made by the Rent Assignees pursuant to Section 3.1(c) of the Participation Agreement and the Rent Assignment Agreement, net of any distributions (other than distributions of Yield) with respect thereto.
“Rent Assignment Contribution Balance” means, as of any date of determination, the aggregate principal amount of the outstanding Rent Assignment Contribution Amount, together with all accrued and unpaid Yield thereon.
“Rent Assignment Contribution Commitment” means the commitments of the Rent Assignees to make Rent Assignment Contributions on an Advance Date in an aggregate principal amount set forth on Schedule II to the Participation Agreement.
“Rent Assignment Contribution Commitment Amount” means the principal amount for each Rent Assignee set forth on Schedule II of the Participation Agreement.
“Rent Assignment Contributions” is defined in Section 2.1 of the Rent Assignment Agreement.
“Rent Assignment Interest” is defined in Section 2.3 of the Rent Assignment Agreement.
“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.
“Required Modification” means any of the Modifications described in clause (i) of Section 10.1(a) of the Lease.
“Required Participants” means the Participants whose aggregate Credit Exposures (as hereinafter defined) constitute more than 50% of the aggregate Credit Exposure of all Participants at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each such Participant shall mean (a) at any time prior to the termination of the Commitments, the Commitment Percentage of such Participant multiplied by the Aggregate Commitment Amount and (b) at any time after the termination of the Commitments, the Commitment Percentage of such Participant multiplied by the sum of the Rent Assignment Contribution Amount and the Lessor Amount.
Appendix 1
(to Participation Agreement)

“Rescindable Amount” is defined in Section 16.10 of the Participation Agreement.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, relative to Lessee, those of its officers or employees responsible for the Leased Property whose signature and incumbency or position shall have been certified to Lessor, and relative to any other Person, the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, Managing Director, Principal, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer or comptroller of such Person.
“Responsible Officer’s Certificate” means a certificate signed by any Responsible Officer, which certificate shall certify as true and correct the subject matter being certified to in such certificate.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, or any successor thereto.
“Sale Expenses” is defined in Section 20.1(i) of the Lease.
“Sale Option” is defined in Section 19.1(c) of the Lease.
“Sale Option Recourse Amount” means, as of any date of determination, an amount equal to the product of (a) 100% multiplied by (b) the Lease Balance.
“Sanctioned Country” means, at any time of determination, a country, region or territory which is the subject or target of any Sanctions (at the time of this Participation Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time of determination, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by or acting on behalf of any such Person described in the preceding clause (a) or (b), or (d) any Person, to the Lessee’s knowledge, with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.
Appendix 1
(to Participation Agreement)

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, or His Majesty’s Treasury of the United Kingdom.
“Savings” means the difference between the amount set forth for any line item in the Project Budget for the purchase, design, construction or other completion of the portion of the Leased Property described in such line item and, if less, the actual cost to complete such portion of the Leased Property described in such line item.
“Scheduled Unavailability Date” is defined in Section 14.10(b)(ii) of the Participation Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.
“Security Instruments” means the Lease, the Memorandum of Lease, the Assignment of Leases, the Third Party Service Agreement Consents, the UCC Financing Statements and the Project Collateral Agreements.
“Security Property” is defined in Section 24.2(b) of the Lease.
“Senior Debt Rating Level” at any time shall be determined as follows in accordance with the ratings assigned by S&P and Moody’s to the Lessee’s senior unsecured long-term debt (or, in the event that S&P or Moody’s has not issued a rating for the Lessee’s senior unsecured long-term debt, the issuer or corporate rating (as such rating is designated by S&P or Moody’s) assigned by such rating agency to the Lessee):

S&P Rating/Moody’s Rating	Senior Debt Rating Level
A or higher or A2 or higher	I
Below Level I but at least A- or A3	II
Below Level II but at least BBB+ or Baa1	III
Below Level III but at least BBB or Baa2	IV
Below BBB and Baa2 or unrated	V
Notwithstanding the foregoing, (i) if the ratings described above differ by one level or “notch,” the Senior Debt Rating Level will be deemed to be the Senior Debt Rating Level that corresponds to the rating level that is the higher of the two ratings described above, and (ii) if the ratings described above differ by more than one level or “notch,” the Senior Debt Rating Level will be deemed to be the Senior Debt Rating Level that corresponds to the rating level that is one level or “notch” below the higher of the two ratings described above.
Appendix 1
(to Participation Agreement)

“Series A Yield Rate” means, with respect to any Interest Period (A) the sum of the Term SOFR Rate for such Interest Period, plus the Applicable Margin for the Rent Assignment Contribution Commitment, and (B) if the provisions of Section 14.1 or Section 14.10 of the Participation Agreement for such Interest Period shall apply, the Alternate Base Rate or the Successor Rate, as applicable, plus the Applicable Margin for the Rent Assignment Contribution Commitment.
“Series B Yield Rate” means, with respect to any Interest Period (A) the sum of the Term SOFR Rate for such Interest Period, plus the Applicable Margin for the Lessor Commitment, and (B) if the provisions of Section 14.1 or Section 14.10 of the Participation Agreement for such Interest Period shall apply, the Alternate Base Rate or the Successor Rate, as applicable, plus the Applicable Margin for the Lessor Commitment.
“Significant Casualty” means that the Leased Property shall suffer (i) damage or destruction resulting in an insurance settlement on the basis of an actual, constructive or compromised total loss, (ii) destruction or damage, which Lessee’s good faith judgment, is beyond repair, (iii) damage which, in Lessee’s good faith judgment, makes repair uneconomic or renders the Leased Property unfit for Lessee’s commercial use, (iv) theft, loss or disappearance of a material part of the Leased Property for a period in excess of one hundred eighty (180) days or (v) damage or destruction for which the cost to repair or restore the Leased Property is in excess of $100,000,000.
“Significant Condemnation” means that (i) (x) title to all or any material portion of the Leased Property shall be taken or appropriated by a Governmental Authority under the power of eminent domain or otherwise, or (y) all or any material portion of the Leased Property shall be taken, confiscated, seized or requisitioned for use by any Governmental Authority under the power of eminent domain or otherwise, and such taking, confiscation, seizure or requisition for use pursuant to this clause (y) is for a period that exceeds one hundred eighty (180) days or, if less, the remaining portion of the Term, or (ii) as a result of any rule, regulation, order or other action by any Governmental Authority, the use of the Leased Property in commercial operation shall have been prohibited, directly or indirectly, for a consecutive period of one hundred eighty (180) days.
“Significant Environmental Event” means an Environmental Violation (a) (i) for so long as Lessee has an Investment Grade Rating, the cost of remediation of which, in the reasonable judgment of an independent environmental consultant would exceed $20,000,000, or (ii) if the Lessee’s credit rating is less than an Investment Grade Rating, the cost of remediation of which, in the reasonable judgment of an independent environmental consultant would exceed $5,000,000 or (b) which is reasonably expected to result in the imposition of material civil liability or criminal penalties upon Lessor, the Administrative Agent or any Participant.
“Significant Subsidiary” means any Subsidiary of the Lessee: (i) the total assets (after intercompany eliminations) of which exceed 10% of the total assets of the Lessee and its Subsidiaries or (ii) the net worth of which exceeds 10% of the Consolidated Net Worth of the Lessee and its Subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of the Lessee and its Subsidiaries.
Appendix 1
(to Participation Agreement)

“Site” means the real property and the improvements thereon on which the Facility is to be constructed and which is located in Jefferson County, Texas, as more fully described in the Ground Lease, including any Appurtenant Rights.
“Site Acquisition Costs” means the sum of all costs required to be paid for the acquisition of the Site, including all Transaction Expenses related to the acquisition of the Site, which costs and expenses shall not in any event exceed the aggregate amounts provided therefor in the Project Budget, including all Capitalized Costs allocated thereto.
“Site Obligations” is defined in Section 2.1(a) of the Construction Agency Agreement.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Soft Costs” means Project Costs incurred for the production of the Plans and Specifications, architectural and engineering fees, legal and accounting fees, permit and license fees and other such costs that are similar to the foregoing with respect to design of the Facility and obtaining all required Governmental Actions for the use thereof as contemplated in the Operative Documents.
“Specified Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
“Subject Contract” is defined in Section 24.2(b) of the Lease.
“Subject Leases” is defined in Section 24.2(b) of the Lease.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.
“SubParticipant” is defined in Section 12.2 of the Participation Agreement.
“Successor Rate” is defined in Section 14.10(b) of the Participation Agreement.
“Supplemental Rent” means all amounts, liabilities and obligations (other than Basic Rent) which Lessee assumes or agrees to pay or is otherwise obligated to pay under the Lease or
Appendix 1
(to Participation Agreement)

any other Operative Document (whether or not designated as Supplemental Rent) to Lessor, Administrative Agent or any other Person, including Break Costs, any Sale Option Recourse Amount, any Lease Balance, any Ground Lease Rent, any Contingent Rent and all rent and other amounts payable by Lessee under the Lease, the Ground Lease or any other Operative Document.
“Support Obligations” means any financial obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements so as to assure any Person with respect to the payment of such Debt, or (v) to provide financial support for the performance of, or to arrange for the performance of, any non-funded debt payment obligations of the primary obligor of such Debt.
“Tax Indemnitee” is defined in the definition of General Indemnitee.
“Taxes” is defined in the definition of Impositions.
“Term” is defined in Section 2.3(a) of the Lease.
“Term SOFR Rate” means for any Interest Period with respect to any Advance bearing Yield by reference to the Term SOFR Rate, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then the Term SOFR Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided further that if the Term SOFR Rate determined in accordance with the foregoing would otherwise be less than zero, the Term SOFR Rate shall be deemed zero for purposes of the Participation Agreement.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).
“Termination Date” is defined in Section 15.2 of the Lease.
“Termination Notice” is defined in Section 15.1(a) of the Lease and Section 3.4(a) of the Construction Agency Agreement.
Appendix 1
(to Participation Agreement)

“Third Party Service Agreement Consents” means any consent and acknowledgment delivered in connection with the Third Party Service Agreements providing for Lessor (i) to assume the Lessee’s obligations under the Third Party Service Agreements and (ii) be provided with the rights under such Third Party Service Agreements, in each case, after an Event of Default has occurred.
“Third Party Service Agreements” means any agreement entered into by Lessee with any Third Party Service Provider providing for the procurement of supplies (including natural gas), goods or services, necessary to operate the Facility (provided, for the avoidance of doubt, that the Firm Transportation Agreement shall not constitute a Third Party Service Agreement).
“Third Party Service Provider” means any Person which is party to a Third Party Service Agreement who provides supplies (including natural gas), goods or services, necessary to operate the Facility.
“Title Insurance Company” means Chicago Title Insurance Company.
“Title Policies” is defined in Section 6.1(x) of the Participation Agreement.
“TLTA” means the Texas Land Title Association or any successor thereto.
“Transaction Expenses” means all reasonable costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including:
(a)    the Arranger Fee;
(b)    BALC’s reasonable costs and expenses, including the costs and expenses incurred by BALC with respect to any syndication and any other reasonable out-of-pocket expenses of BALC in connection with the consummation of the Overall Transaction;
(c)    the reasonable fees and expenses of Chapman and Cutler LLP, as special counsel to Lessor;
(d)    the reasonable fees and expenses of Haynes Boone LLP, as counsel to Lessor;
(e)    the initial and ongoing fees and reasonable expenses of each of Lessor and Administrative Agent and their respective special counsel, if any, and any other reasonable out-of-pocket expenses of the Administrative Agent incurred in connection with the consummation of the Overall Transaction;
(f)    all applicable appraisal fees and reasonable expenses of the Appraiser relating thereto;
Appendix 1
(to Participation Agreement)

(g)    search fees, recording fees, filing fees and Taxes incurred in connection with Lien searches and the filing of UCC Financing Statements, Memorandum of Ground Lease, Memorandum of Lease, Assignment of Leases, the Deed and any and all mortgages, deeds of trust or other Operative Documents to be recorded or filed;
(h)    any title fees, premiums and escrow costs and other expenses relating to title insurance incurred in connection with the Advances as contemplated by the Operative Documents, and any expenses incurred for analysis of the Project Costs and inspection of the site;
(i)    the initial and ongoing fees and costs of the Independent Engineer;
(j)    insurance premiums accruing prior to the Base Term Commencement Date with respect to the insurance required by the Construction Agency Agreement;
(k)    costs and expenses for the survey of the Site;
(l)    costs and expenses for the review of the environmental reports of the Site by Lessor;
(m)    the Fees payable to Administrative Agent; and
(n)    the fees and expenses of the Insurance Consultant.
“UCC Financing Statements” means UCC financing statements appropriately completed for filing in the applicable jurisdiction in order to protect Lessor’s interest under the Lease to the extent the Lease is a security agreement.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the Financial Conduct Authority Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Uniform Commercial Code” and “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“United States” shall mean the United States of America.
“Upfront Fee” means an amount payable to the Administrative Agent, for the account of each Participant, on the Document Closing Date, equal to (A) (i) 25 basis points (0.25%) if the commitment provided by such Participant (on a combined basis with all affiliates of such
Appendix 1
(to Participation Agreement)

Participant) during syndication prior to the Document Closing Date is equal to or greater than $75,000,000 but less than $100,000,000, (ii) 30 basis points (0.30%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $100,000,000 but less than $150,000,000, (iii) 35 basis points (0.35%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $150,000,000 but less than $200,000,000, (iv) 40 basis points (0.40%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $200,000,000 but less than $250,000,000, or (v) 45 basis points (0.45%) if the commitment provided by such Participant (on a combined basis with all affiliates of such Participant) during syndication prior to the Document Closing Date is equal to or greater than $250,000,000, multiplied by, in each such case, (B) the final allocated Commitment of such Participant.
“USA Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local law.
“Withholding Taxes” means Taxes arising under the laws of any national, municipal or local government, political subdivision or taxing authority of the United States or any other jurisdiction imposed or collected by way of withholding (regardless of whether such taxes may also be imposed upon or collected from the recipient of a payment), and fines, interest, penalties or other additions thereto, thereon, in lieu thereof or for non-collection or in respect thereof.
“Worker’s Compensation” is defined in Section 13.1(d) of the Lease.
“Write-Down- and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Appendix 1
(to Participation Agreement)

“Yield” means (A) as to the Rent Assignment Contribution Amount, the product of (i) the Series A Yield Rate and (ii) the Rent Assignment Contribution Amount outstanding, as determined in accordance with Sections 2.5 and 2.6 of the Rent Assignment Agreement, and (B) as to the Lessor Amount, the product of (i) the Series B Yield Rate and (ii) the aggregate Lessor Amount outstanding, as determined in accordance with Section 4.1 of the Participation Agreement.
“Yield Rate” means the Series A Yield Rate or the Series B Yield Rate, as applicable.

Appendix 1
(to Participation Agreement)

Lessor Commitment

SCHEDULE I
(to Participation Agreement)

Rent Assignees’ Commitments

SCHEDULE II
(to Participation Agreement)

Notice Information, Payment Offices
and Applicable Lending Offices
SCHEDULE III
(to Participation Agreement)

Project Budget

Schedule 3.1(d)
(to Participation Agreement)

Governmental Actions; Filings and Recordings as of Document Closing Date
Schedule 6.1(xi)
(to Participation Agreement)

Form of Advance Request

Exhibit A
(to Participation Agreement)

Opinion Matters To Be Covered By Counsel to Lessee
Exhibit B-1
(to Participation Agreement)

OPINION MATTERS TO BE COVERED BY REAL ESTATE COUNSEL TO LESSEE

Exhibit B-2
(to Participation Agreement)

Form of Construction Agent’s Initial Advance Date Certificate

Exhibit C
(to Participation Agreement)

Form of Responsible Officer’s Certificate of Lessee

Exhibit D-1
(to Participation Agreement)

Form of Responsible Officer’s Certificate
of Construction Agent due on
Facility Completion Date

Exhibit D-2
(to Participation Agreement)

Form of Assignment Agreement

Exhibit E
(to Participation Agreement)

Form of General Contractor Completion Certificate

Exhibit F
(to Participation Agreement)

Form of Officer’s Certificate of Lessee

Exhibit G
(to Participation Agreement)

Form of Third Party Service Agreement Consent

Exhibit H
(to Participation Agreement)